CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Financial Statements
TABLE OF CONTENTS

108	Management’s Responsibility for Financial Information

109	Shareholders’ Auditors’ Report

110	Consolidated Balance Sheet

111	Consolidated Statement of Income

112	Consolidated Statement of Changes in Shareholders’ Equity

112	Consolidated Statement of Comprehensive Income

113	Consolidated Statement of Cash Flows

114	Notes to the Consolidated Financial Statements
Scotiabank Annual Report 2010     107

CONSOLIDATED FINANCIAL STATEMENTS
MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL INFORMATION
The management of The Bank of Nova Scotia (the Bank) is responsible for the integrity and fair presentation of the financial information contained in this Annual Report. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. The consolidated financial statements also comply with the accounting requirements of the Bank Act.
     The consolidated financial statements, where necessary, include amounts which are based on the best estimates and judgement of management. Financial information presented elsewhere in this Annual Report is consistent with that shown in the consolidated financial statements.
     Management has always recognized the importance of the Bank maintaining and reinforcing the highest possible standards of conduct in all of its actions, including the preparation and dissemination of statements fairly presenting the financial condition of the Bank. In this regard, management has developed and maintains a system of accounting and reporting which provides for the necessary internal controls to ensure that transactions are properly authorized and recorded, assets are safeguarded against unauthorized use or disposition, and liabilities are recognized. The system is augmented by written policies and procedures, the careful selection and training of qualified staff, the establishment of organizational structures providing an appropriate and well-defined division of responsibilities, and the communication of policies and guidelines of business conduct throughout the Bank.
     Management, under the supervision of and the participation of the Chief Executive Officer and the Chief Financial Officer, have a process in place to evaluate disclosure controls and procedures and internal control over financial reporting in line with Canadian and U.S. securities regulations.
     The system of internal controls is further supported by a professional staff of internal auditors who conduct periodic audits of all aspects of the Bank’s operations. As well, the Bank’s Chief Auditor has full and free access to, and meets periodically with the Audit and Conduct Review Committee of the Board of Directors. In addition, the Bank’s compliance function maintains policies, procedures and programs directed at ensuring compliance with regulatory requirements, including conflict of interest rules.
     The Office of the Superintendent of Financial Institutions Canada, which is mandated to protect the rights and interests of the depositors and creditors of the Bank, examines and enquires into the business and affairs of the Bank, as deemed necessary, to determine whether the provisions of the Bank Act are being complied with, and that the Bank is in a sound financial condition.
     The Audit and Conduct Review Committee, composed entirely of outside directors, reviews the consolidated financial statements with both management and the independent auditors before such statements are approved by the Board of Directors and submitted to the shareholders of the Bank.
     The Audit and Conduct Review Committee reviews and reports their findings to the Board of Directors on all related party transactions that may have a material impact on the Bank.
     KPMG LLP, the independent auditors appointed by the shareholders of the Bank, have audited the consolidated financial statements of the Bank for each of the years in the three-year period ended October 31, 2010 in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) and have expressed their opinions upon completion of such audits in the following report to the shareholders. The Shareholders’ Auditors have full and free access to, and meet periodically with, the Audit and Conduct Review Committee to discuss their audit, including any findings as to the integrity of the Bank’s accounting, financial reporting and related matters.

Rick Waugh	Luc Vanneste
President and Chief Executive Officer	Executive Vice-President and Chief Financial Officer

Toronto, Canada

December 3, 2010
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CONSOLIDATED FINANCIAL STATEMENTS
SHAREHOLDERS’ AUDITORS’ REPORT
To the Shareholders of The Bank of Nova Scotia
We have audited the Consolidated Balance Sheets of The Bank of Nova Scotia (the Bank) as at October 31, 2010 and 2009 and the Consolidated Statements of Income, Changes in Shareholders’ Equity, Comprehensive Income, and Cash Flows for each of the years in the three-year period ended October 31, 2010. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Bank as at October 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2010 in accordance with Canadian generally accepted accounting principles.
KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
December 3, 2010
Scotiabank Annual Report 2010     109

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheet

As at October 31 ($ millions)	2010	2009

Assets
Cash resources
Cash and non-interest-bearing deposits with banks	$3,730	$3,355
Interest-bearing deposits with banks	35,800	34,343
Precious metals	6,497	5,580

	46,027	43,278

Securities (Note 3)
Trading	64,684	58,067
Available-for-sale	47,228	55,699
Equity accounted investments	4,651	3,528

	116,563	117,294

Securities purchased under resale agreements	27,920	17,773

Loans (Note 4)
Residential mortgages	120,482	101,604
Personal and credit cards	62,548	61,048
Business and government	103,981	106,520

	287,011	269,172
Allowance for credit losses (Note 5 (b))	2,787	2,870

	284,224	266,302

Other
Customers’ liability under acceptances	7,616	9,583
Derivative instruments (Note 28 (d))	26,852	25,992
Land, buildings and equipment (Note 7)	2,450	2,372
Goodwill (Note 8)	3,050	2,908
Other intangible assets (Note 8)	589	561
Other assets (Note 9)	11,366	10,453

	51,923	51,869

	$526,657	$496,516

Liabilities and shareholders’ equity
Deposits (Note 10)
Personal	$128,850	$123,762
Business and government	210,687	203,594
Banks	22,113	23,063

	361,650	350,419

Other
Acceptances	7,616	9,583
Obligations related to securities sold under repurchase agreements	40,286	36,568
Obligations related to securities sold short	21,519	14,688
Derivative instruments (Note 28 (d))	31,990	28,806
Other liabilities (Note 11)	28,947	24,682
Non-controlling interest in subsidiaries	579	554

	130,937	114,881

Subordinated debentures (Note 12)	5,939	5,944

Capital instrument liabilities (Note 13)	500	500

Shareholders’ equity
Preferred shares (Note 14)	3,975	3,710
Common shareholders’ equity
Common shares and contributed surplus (Note 15)	5,775	4,946
Retained earnings	21,932	19,916
Accumulated other comprehensive income (loss) (Note 17)	(4,051)	(3,800)

Total common shareholders’ equity	23,656	21,062

	27,631	24,772

	$526,657	$496,516

John T. Mayberry	Rick Waugh
Chairman of the Board	President and Chief Executive Officer
The accompanying notes are an integral part of these consolidated financial statements.
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CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Income

For the year ended October 31 ($ millions)	2010	2009	2008

Interest income
Loans	$12,171	$13,973	$15,832
Securities	4,227	4,090	4,615
Securities purchased under resale agreements	201	390	786
Deposits with banks	292	482	1,083

	16,891	18,935	22,316

Interest expenses
Deposits	6,768	8,339	12,131
Subordinated debentures	289	285	166
Capital instrument liabilities	37	37	37
Other	1,176	1,946	2,408

	8,270	10,607	14,742

Net interest income	8,621	8,328	7,574
Provision for credit losses (Note 5 (b))	1,239	1,744	630

Net interest income after provision for credit losses	7,382	6,584	6,944

Other income
Card revenues	426	424	397
Deposit and payment services	883	905	862
Mutual funds	582	371	317
Investment management, brokerage and trust services	781	728	760
Credit fees	831	866	579
Trading revenues	1,016	1,057	188
Underwriting fees and other commissions	561	620	402
Foreign exchange other than trading	337	373	314
Net gain (loss) on securities, other than trading (Note 3 (d))	355	(412)	(374)
Securitization revenues	124	409	130
Other	988	788	727

	6,884	6,129	4,302

Net interest and other income	14,266	12,713	11,246

Non-interest expenses
Salaries and employee benefits	4,647	4,344	4,109
Premises and technology	1,526	1,543	1,417
Communications	340	346	326
Advertising and business development	364	307	320
Professional	224	216	227
Business and capital taxes	171	177	116
Other	910	986	781

	8,182	7,919	7,296

Income before the undernoted	6,084	4,794	3,950
Provision for income taxes (Note 19)	1,745	1,133	691
Non-controlling interest in net income of subsidiaries	100	114	119

Net income	$4,239	$3,547	$3,140

Preferred dividends paid	201	186	107

Net income available to common shareholders	$4,038	$3,361	$3,033

Average number of common shares outstanding (millions) (Note 21):
Basic	1,032	1,013	987
Diluted	1,034	1,016	993

Earnings per common share (in dollars)(1) (Note 21):
Basic	$3.91	$3.32	$3.07
Diluted	$3.91	$3.31	$3.05
Dividends per common share (in dollars)	$1.96	$1.96	$1.92

(1)	The calculation of earnings per share is based on full dollar and share amounts.
The accompanying notes are an integral part of these consolidated financial statements.
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CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Changes in Shareholders’ Equity

For the year ended October 31 ($ millions)	2010	2009	2008

Preferred shares (Note 14)
Balance at beginning of year	$3,710	$2,860	$1,635
Issued	265	850	1,225

Balance at end of year	3,975	3,710	2,860

Common shares and contributed surplus (Note 15)
Common shares:
Balance at beginning of year	4,946	3,829	3,566
Issued	804	1,117	266
Purchased for cancellation	—	—	(3)

Balance at end of year	5,750	4,946	3,829

Contributed surplus:
Balance at beginning of year	—	—	—
Stock option expense (Note 18)	25	—	—

Balance at end of year	25	—	—

Total	5,775	4,946	3,829

Retained earnings
Balance at beginning of year	19,916	18,549	17,460
Net income	4,239	3,547	3,140
Dividends: Preferred	(201)	(186)	(107)
Common	(2,023)	(1,990)	(1,896)
Purchase of shares	—	—	(37)
Other	1	(4)	(11)

Balance at end of year(1)	21,932	19,916	18,549

Accumulated other comprehensive income (loss)
Balance at beginning of year as previously reported	(3,800)	(3,596)	(3,857)
Cumulative effect of adopting new accounting policies	—	595 (2)	—

Balance at beginning of year as restated	(3,800)	(3,001)	(3,857)
Other comprehensive income (loss) (Note 17)	(251)	(799)	261

Balance at end of year	(4,051)	(3,800)	(3,596)

Total shareholders’ equity at end of year	$27,631	$24,772	$21,642

Consolidated Statement of Comprehensive Income

For the year ended October 31 ($ millions)	2010	2009	2008

Net income	$4,239	$3,547	$3,140

Other comprehensive income (loss), net of income taxes (Note 17):
Net change in unrealized foreign currency translation gains (losses)	(591)	(1,736)	2,368
Net change in unrealized gains (losses) on available-for-sale securities	278	894	(1,588)
Net change in gains (losses) on derivative instruments designated as cash flow hedges	62	43	(519)

Other comprehensive income (loss)	(251)	(799)	261

Comprehensive income	$3,988	$2,748	$3,401

(1)	Includes undistributable retained earnings of $28 (2009 – $26; 2008 – $25) of a foreign associated corporation which are subject to local regulatory restriction.

(2)	Refer to Note 1 for impact of new accounting policies adopted in 2009 related to classification and impairment of financial instruments.
The accompanying notes are an integral part of these consolidated financial statements.
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CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Cash Flows

Sources (uses) of cash flows
For the year ended October 31 ($ millions)	2010	2009	2008

Cash flows from operating activities
Net income	$4,239	$3,547	$3,140
Adjustments to determine net cash flows from (used in) operating activities:
Depreciation and amortization	334	330	291
Provision for credit losses	1,239	1,744	630
Future income taxes	557	162	(367)
Net gain (loss) on securities, other than trading	(355)	412	374
Changes in operating assets and liabilities:
Net accrued interest receivable and payable	186	(229)	60
Trading securities	(7,052)	(10,898)	13,721
Derivative assets	(2,642)	17,320	(15,292)
Derivative liabilities	4,353	(12,009)	11,202
Other, net	(3,804)	(11,426)	6,290

	(2,945)	(11,047)	20,049

Cash flows from financing activities
Deposits	14,248	17,031	28,106
Obligations related to securities sold under repurchase agreements	4,104	1,109	6,913
Obligations related to securities sold short	6,872	3,165	(5,020)
Subordinated debentures issued	—	2,000	3,144
Subordinated debentures redemptions/repayments	(11)	(359)	(691)
Preferred shares issued	265	600	1,225
Common shares issued	753	585	234
Common shares redeemed/purchased for cancellation	—	—	(40)
Cash dividends paid	(2,224)	(2,176)	(2,003)
Other, net	5,182	(1,789)	(101)

	29,189	20,166	31,767

Cash flows from investing activities
Interest-bearing deposits with banks	(3,383)	(5,781)	(5,052)
Securities purchased under resale agreements	(9,789)	980	3,793
Loans, excluding securitizations	(26,725)	(12,583)	(47,483)
Loan securitizations	3,762	11,879	5,121
Securities, other than trading
Purchases	(28,125)	(40,197)	(41,444)
Maturities	11,307	7,422	16,842
Sales	28,214	31,985	19,346
Land, buildings and equipment, net of disposals	(304)	(199)	(401)
Other, net(1)	(690)	(1,635)	(2,399)

	(25,733)	(8,129)	(51,677)

Effect of exchange rate changes on cash and cash equivalents	(136)	(209)	297

Net change in cash and cash equivalents	375	781	436
Cash and cash equivalents at beginning of year	3,355	2,574	2,138

Cash and cash equivalents at end of year(2)	$3,730	$3,355	$2,574

Cash disbursements made for:
Interest	$8,415	$11,138	$14,544
Income taxes	$1,795	$1,234	$1,212

(1)	Comprises investments in subsidiaries, associated corporations and business units, and the purchase of assets related to these investments, which are net of non-cash consideration consisting of common shares issued from treasury of nil (2009 – $523; 2008 – nil), net of cash and cash equivalents at the date of acquisition of $203 (2009 – $4; 2008 – $37), and net of non-cumulative preferred shares issued of nil (2009 – $250; 2008 – nil).

(2)	Represents cash and non-interest-bearing deposits with banks.
The accompanying notes are an integral part of these consolidated financial statements.
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CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO THE 2010

Consolidated Financial Statements
TABLE OF CONTENTS

Page	Note
115	1.	Significant accounting policies

120	2.	Future accounting changes

121	3.	Securities

123	4.	Loans

125	5.	Impaired loans and allowance for credit losses

125	6.	Variable interest entities

126	7.	Land, buildings and equipment

127	8.	Goodwill and other intangible assets

127	9.	Other assets

127	10.	Deposits

127	11.	Other liabilities

128	12.	Subordinated debentures

128	13.	Capital instrument liabilities, trust securities and trust subordinated notes

130	14.	Preferred shares

132	15.	Common shares

133	16.	Capital management

134	17.	Accumulated other comprehensive income (loss)

135	18.	Stock-based compensation

137	19.	Corporate income taxes

138	20.	Employee future benefits

140	21.	Earnings per common share

140	22.	Related party transactions

140	23.	Segmented results of operations

143	24.	Guarantees, commitments and contingent liabilities

145	25.	Financial instruments – risk management

154	26.	Financial instruments – fair value

156	27.	Financial instruments designated as trading

156	28.	Derivative instruments

160	29.	Acquisitions

160	30.	Subsequent events

161	31.	Reconciliation of Canadian and United States generally accepted accounting principles (GAAP)
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CONSOLIDATED FINANCIAL STATEMENTS

1	Significant accounting policies
The consolidated financial statements of The Bank of Nova Scotia (the Bank) have been prepared in accordance with Section 308 of the Bank Act which states that, except as otherwise specified by the Superintendent of Financial Institutions Canada (the Superintendent), the financial statements are to be prepared in accordance with Canadian generally accepted accounting principles (GAAP). The significant accounting policies used in the preparation of these consolidated financial statements, including the accounting requirements of the Superintendent, are summarized on the following pages. These accounting policies conform, in all material respects, to Canadian GAAP. In addition, Note 31 describes and reconciles the significant measurement differences between Canadian and U.S. GAAP affecting the accompanying consolidated financial statements.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, and income and expenses during the reporting period. Key areas where management has made difficult, complex or subjective judgements, often as a result of matters that are inherently uncertain, include those relating to the allowance for credit losses, the fair value of financial instruments, corporate income taxes, pensions and other employee future benefits, other-than-temporary impairment of available-for-sale securities, the determination of the primary beneficiary of a variable interest entity (VIE), goodwill impairment and contingent liabilities. Actual results could differ from these and other estimates.
Certain comparative amounts have been reclassified to conform with current year presentation.
Changes in accounting standards and policies
There were no changes to accounting policies in the current fiscal year.
Prior year changes in accounting standards
Classification and impairment of financial assets
In August 2009, the Canadian Institute of Chartered Accountants (CICA) issued amendments to its Financial Instruments – Recognition and Measurement standard to achieve substantial consistency with International Financial Reporting Standards (IFRS). The amendments were effective for the Bank commencing November 1, 2008 and adopted the definition of loans and receivables from IFRS. The definition of loans and receivables allows debt securities that are not quoted in an active market to be classified as loans and carried at amortized cost. The amendments require that only credit-related impairment charges be recognized in the Consolidated Statement of Income for debt securities carried at amortized cost. Impairment charges for debt securities classified as loans are recorded through the provision for credit losses. The reversal of impairment charges through the Consolidated Statement of Income for debt instruments classified as available-for-sale is allowed.
The Bank reclassified certain securities not quoted in an active market and not managed on a fair value basis to loans measured at amortized cost. Impairment of debt securities classified as loans are assessed and recorded in accordance with the Bank’s accounting policies for Loans and Allowance for Credit Losses.
In accordance with these amendments, changes were made effective November 1, 2008. Periods prior to November 1, 2008 were not restated as a result of implementing these amendments. Refer to Note 4(a) for more details.
The following table summarizes the impact of the reclassifications as at November 1, 2008:

$ millions	Increase/
Balance sheet category	(Decrease)
Securities	$(8,529)
Loans	9,447
Future income tax assets (Other assets)	(323)
Accumulated other comprehensive income (after-tax)	595
Financial instrument disclosures
In June 2009, the CICA issued amendments to its Financial Instruments – Disclosure standard to expand disclosures of financial instruments consistent with new disclosure requirements made under IFRS. These amendments were effective for the Bank commencing November 1, 2008 and introduced a three-level fair value hierarchy that prioritizes the quality and reliability of information used in estimating the fair value of instruments (refer to Note 26). The fair values for the three levels are based on:
•	Level 1 – quoted prices in active markets

•	Level 2 – models using observable inputs other than quoted market prices

•	Level 3 – models using inputs that are not based on observable market data
Goodwill and intangible assets
Effective November 1, 2008, the Bank adopted a new CICA accounting standard for Goodwill and Intangible Assets. As a result of adopting the new standard, certain software costs previously recorded as Land, buildings and equipment are now recorded as Other intangible assets in the Consolidated Balance Sheet.
Changes in accounting standards prior to November 1, 2008
Reclassification of financial assets
In October 2008, the CICA issued amendments to the accounting standard on Financial Instruments – Recognition and Measurement. The amendments permit the reclassification of non-derivative financial assets, not designated under the fair value option, to be reclassified out of the held-for-trading category under rare circumstances. For the period ended October 31, 2008, the Bank was permitted to retrospectively reclassify items from August 1, 2008. Any future reclassifications would need to be applied prospectively. In accordance with these amendments, the Bank reclassified specified assets out of trading securities to available-for-sale securities effective August 1, 2008. Details of the securities reclassified are provided in Note 3.
Basis of consolidation
The consolidated financial statements include the assets, liabilities, results of operations and cash flows of the Bank and all of its subsidiaries after the elimination of intercompany transactions and balances. Subsidiaries are defined as corporations controlled by the Bank, which are normally corporations in which the Bank owns more than 50% of the voting shares.
Investments where the Bank has significant influence, which is normally, but not always evidenced by direct or indirect ownership of between 20% and 50% of the voting shares, are accounted for using the equity method and are recorded as equity accounted investments in the Consolidated Balance Sheet. The Bank’s share of earnings of such corporations is included in interest income – securities or other income, as appropriate, in the Consolidated Statement of Income.
The Bank consolidates variable interest entities (VIEs) when it is the primary beneficiary of the VIEs. An entity is a VIE when, by design, one or both of the following conditions exist: (a) total equity investment at risk is
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CONSOLIDATED FINANCIAL STATEMENTS
insufficient to permit the entity to finance its activities without additional subordinated support from others; (b) as a group, the holders of the equity investment at risk lack certain essential characteristics of a controlling financial interest. The primary beneficiary is the enterprise that absorbs or receives the majority of the VIE’s expected losses, expected residual returns, or both.
Investments in VIEs where the Bank has significant influence, but where the Bank is not the primary beneficiary, are accounted for using the equity method.
Translation of foreign currencies
Foreign currency monetary assets and liabilities of the Bank’s integrated foreign operations and all foreign currency denominated assets and liabilities of its self-sustaining foreign operations are translated into Canadian dollars at rates prevailing at the end of the financial period. Foreign currency non-monetary assets and liabilities of the Bank’s integrated foreign operations are translated into Canadian dollars at historical rates.
Unrealized gains and losses arising upon translation of net foreign currency investment positions in self-sustaining operations, together with any gains or losses arising from hedges of those net investment positions to the extent effective, are credited or charged to net change in unrealized foreign currency translation gains/losses in the Consolidated Statement of Comprehensive Income. Upon sale, reduction or substantial liquidation of an investment position, the previously recorded net unrealized gains or losses thereon in accumulated other comprehensive income are reclassified to the Consolidated Statement of Income.
Translation gains and losses arising in the Bank’s integrated foreign operations, as well as those arising from self-sustaining foreign operations in highly inflationary environments, if any, are included in other income – trading revenues in the Consolidated Statement of Income.
Revenues and expenses denominated in foreign currencies are translated using average exchange rates, except for depreciation and amortization of foreign currency denominated buildings, equipment and leasehold improvements of the Bank’s integrated foreign operations, which are translated using historical rates.
Unrealized foreign currency translation gains and losses arising from available-for-sale financial assets are included in other comprehensive income as unrealized gains/losses on available-for-sale securities until realized, at which time they are reclassified from accumulated other comprehensive income to the Consolidated Statement of Income.
Precious metals
Precious metals are carried at fair value and are included in cash resources in the Consolidated Balance Sheet. The liability arising from outstanding certificates is also carried at fair value and included in other liabilities in the Consolidated Balance Sheet.
Securities
Securities are categorized as available-for-sale, trading, held-to-maturity or equity accounted investments. Securities designated as available-for-sale are recorded at fair value with unrealized gains and losses recorded in other comprehensive income until realized, at which time they are recorded in the Consolidated Statement of Income. Available-for-sale equity securities that do not have a quoted price in an active market are recorded at cost.
Premiums, discounts and related transaction costs on available-for-sale debt securities are amortized over the expected life of the instrument to interest income – securities in the Consolidated Statement of Income using the effective interest method. When there has been a decline in value of available-for-sale debt or equity instrument that is other than temporary, the carrying value of the securities is reduced to fair value. Such reductions, if any, together with realized gains and losses on disposals, which are determined on an average cost basis, are reclassified from other comprehensive income and included in other income – net gain (loss) on securities, other than trading in the Consolidated Statement of Income.
Interest income on these securities are recognized thereafter using the revised effective interest rate applicable. Commencing November 1, 2008, recoveries in fair value due to events occurring after the date of impairment are included in net income to a maximum of the original impairment charge. Prior to fiscal 2009, these recoveries in fair value were included in other comprehensive income.
Trading securities are those securities intended to be held for a short period of time and are carried at fair value. Gains and losses realized on disposal and unrealized gains and losses due to market fluctuations are included in other income – trading revenues in the Consolidated Statement of Income.
Commencing November 1, 2008, debt securities which are not trading securities or have not been designated as available-for-sale, and that are not quoted in an active market are classified as loans. Debt securities classified as loans are carried at amortized cost.
The Bank accounts for the purchase and sale of securities using settlement date accounting for purposes of the Consolidated Balance Sheet and the Consolidated Statement of Income.
Securities purchased under resale agreements and obligations related to securities sold under repurchase agreements
The purchase and sale of securities under resale and repurchase agreements are accounted for as collateralized lending and borrowing transactions and are recorded at cost. The related interest income and interest expense are recorded on an accrual basis in the Consolidated Statement of Income.
Obligations related to securities sold short
The Bank’s obligation to deliver securities sold that were not owned at the time of sale is recorded at fair value. Realized and unrealized gains and losses are recorded in other income – trading revenues in the Consolidated Statement of Income. Interest expense accruing on debt securities sold short is recorded in interest expense in the Consolidated Statement of Income.
Transactions costs
The transaction costs relating to non-trading financial assets and non-trading financial liabilities are capitalized and, where applicable, these amounts are recognized in net interest income over the expected life of the instrument using the effective interest method. Transaction costs relating to trading financial assets and trading financial liabilities are immediately recognized in other income – trading revenue in the Consolidated Statement of Income.
Loans
The definition of loans includes debt instruments that are not quoted in an active market and have fixed or determinable cash flows. As a result, certain debt securities which are not classified as trading securities or have not been designated as available-for-sale, and are not quoted in an active market are classified as loans on the Consolidated Balance Sheet. Prior to November 1, 2008, debt securities were not permitted to be classified as loans and were treated as either trading or available-for-sale securities.
Loans are accounted for at amortized cost, except those designated or classified as trading, which are carried at fair value.
Loans transacted after October 31, 2009 that are managed on a fair value basis or are purchased to economically hedge credit derivatives transacted for customers are classified as trading loans, and those outstanding as at October 31, 2009 are designated as trading (see Notes 4 and 27, respectively).
Loans are stated net of any unearned income and of an allowance for credit losses. Interest income is accounted for on the accrual basis for all loans other than impaired loans. Accrued interest is included in other assets in the Consolidated Balance Sheet. Loan origination costs are deferred and amortized into income using the effective interest method over the expected term of the loan. Loan fees are recognized in interest income over the appropriate lending or commitment period. Mortgage prepayment fees
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CONSOLIDATED FINANCIAL STATEMENTS
are recognized in interest income when received, unless they relate to a minor modification to the terms of the mortgage, in which case the fees are deferred and amortized using the effective interest method over the remaining period of the original mortgage. Loan syndication fees are included in credit fees in other income.
A loan is classified as impaired when, in management’s opinion, there has been a deterioration in credit quality to the extent that there no longer is reasonable assurance of timely collection of the full amount of principal and interest. If a payment on a loan is contractually 90 days in arrears, the loan will be classified as impaired, if not already classified as such, unless the loan is fully secured, the collection of the debt is in process, and the collection efforts are reasonably expected to result in repayment of the loan or in restoring it to a current status within 180 days from the date a payment has become contractually in arrears. Finally, a loan that is contractually 180 days in arrears is classified as impaired in all situations, except when it is guaranteed or insured by the Canadian government, the provinces or a Canadian government agency; such loans are classified as impaired if the loan is contractually in arrears for 365 days. Any credit card loan that has a payment that is contractually 180 days in arrears is written off.
When a loan is classified as impaired, recognition of interest ceases. Interest received on impaired loans is credited to the carrying value of the loan. Loans are generally returned to accrual status when the timely collection of both principal and interest is reasonably assured and all delinquent principal and interest payments are brought current.
Foreclosed assets meeting specified criteria are considered to be held for sale and are recorded at fair value less costs to sell. If the specified criteria are not met, the asset is considered to be held for use, measured initially at fair value and accounted for in the same manner as a similar asset acquired in the normal course of business.
Allowance for credit losses
The Bank maintains an allowance for credit losses which, in management’s opinion, is adequate to absorb all incurred credit-related losses in its portfolio of the following on-and off-balance sheet items: deposits with banks, securities purchased under resale agreements, loans, acceptances and other indirect credit commitments, such as letters of credit and guarantees. The allowance for credit losses consists of specific allowances, general allowance and a sectoral allowance which are reviewed on a regular basis. Full or partial write-offs of loans are generally recorded when management believes there is no realistic prospect of full recovery. Actual write-offs, net of recoveries, are deducted from the allowance for credit losses.
Specific allowances
Specific allowances, except those relating to credit card loans, residential mortgages and most personal loans, are determined on an item-by-item basis and reflect the associated estimated credit loss. In the case of loans, the specific allowance is the amount that is required to reduce the carrying value of an impaired loan to its estimated realizable amount. Generally, the estimated realizable amount is determined by discounting the expected future cash flows at the effective interest rate inherent in the loan at the date of impairment. When the amounts and timing of future cash flows cannot be measured with reasonable reliability, either the fair value of any security underlying the loan, net of expected costs of realization and any amounts legally required to be paid to the borrower, or the observable market price for the loan is used to measure the estimated realizable amount. The change in the present value attributable to the passage of time on the expected future cash flows is reported as a reduction of the provision for credit losses in the Consolidated Statement of Income. Specific allowances for credit card loans, residential mortgages and most personal loans are calculated using a formula method taking into account recent loss experience. The allowance for credit losses against on-balance sheet items is reflected as a reduction of the related asset category, and allowances relating to off-balance sheet items are included in other liabilities in the Consolidated Balance Sheet.
General allowance
The general allowance is established against the loan portfolio in respect of the Bank’s core business lines where prudent assessment by the Bank of past experience and existing economic and portfolio conditions indicate that it is probable that losses have occurred, but where such losses cannot be determined on an item-by-item basis.
The general allowance for business and government loans is underpinned by a risk rating process in which internal risk ratings are assigned at the time of loan origination, monitored on an ongoing basis, and adjusted to reflect changes in underlying credit risk. With the internal risk ratings as the foundation, the allowance is initially calculated through the application of migration and default statistics by risk rating, loss severity in the event of default, and exposure at default patterns within each of the business line portfolios. Based upon recent observable data, senior management forms a judgement whether adjustments are necessary to the initially calculated (quantitative) allowance and the amount of any such adjustments. In making this judgement, management considers observable factors such as economic trends and business conditions, portfolio concentrations, and trends in volumes and severity of delinquencies.
For mortgage portfolios, expected losses are estimated through analysis of historical loss migration and write-off trends.
The level of the general allowance is re-assessed quarterly and may fluctuate as a result of changes in portfolio volumes, concentrations and risk profile; analysis of evolving trends in probability of loss, severity of loss and exposure at default factors; and management’s current assessment of factors that may have affected the condition of the portfolio.
While the total general allowance is established through a step-by-step process that considers risk arising from specific segments of the portfolio, the resulting total general allowance is available to absorb all incurred losses in the loan portfolio for which there has been no specific provision.
The general allowance for credit losses is recorded as a reduction of loans in the Consolidated Balance Sheet.
Sectoral allowances
A sectoral allowance is established when an industry sector or geographic region experiences specific adverse events or changes in economic conditions and it is considered necessary to establish an additional allowance for loan losses for the group of loans as a whole, even though the individual loans comprising the group are still classified as performing. These allowances are considered sectoral and are established for losses which have not been specifically identified, and where the losses are not adequately covered by the general allowance.
The sectoral allowance for credit losses is recorded as a reduction of loans in the Consolidated Balance Sheet.
Sales of loans
Transfers of loans to unrelated parties are treated as sales provided that control over the transferred loans has been surrendered and consideration other than beneficial interests in the transferred loans has been received in exchange. If these criteria are not satisfied, then the transfers are treated as financing transactions. If treated as sales, the loans are removed from the Consolidated Balance Sheet and a gain or loss is recognized in income immediately based on the carrying value of the loans transferred, allocated between the assets sold and the retained interests in proportion to their fair values at the date of transfer. The fair values of loans sold, retained interests and recourse liabilities are determined using either quoted market prices, pricing models which take into account management’s best estimates of key assumptions such as expected losses, prepayments and discount rates commensurate with the risks involved, or sales of similar assets. Where the Bank continues to service the loans sold, a servicing liability or asset is recognized and amortized over the servicing period as servicing fees.
Retained interests in securitizations that can be contractually prepaid or otherwise settled in such a way that the Bank would not recover
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CONSOLIDATED FINANCIAL STATEMENTS
substantially all of its recorded investment are classified in available-for-sale securities in the Consolidated Balance Sheet. Such retained interests are tested regularly for other-than-temporary impairment and, if required, the retained interest’s carrying value is reduced to fair value by a charge to other income – net gain (loss) on securities, other than trading in the Consolidated Statement of Income. Other retained interests are classified and accounted for as loans.
For securitizations of loans, gains and losses on sale and servicing fee revenues are reported in other income – other in the Consolidated Statement of Income. Where a servicing liability or asset is recognized, the amount is recorded in other liabilities or other assets in the Consolidated Balance Sheet.
For the sale of performing loans (other than by way of securitization), which is one of the Bank’s credit risk management strategies, gains and losses are reported in other income – other. Gains and losses on sales of impaired loans are reported in the provision for credit losses in the Consolidated Statement of Income.
Acceptances
The Bank’s potential liability under acceptances is reported as a liability in the Consolidated Balance Sheet. The Bank has equivalent claims against its customers in the event of a call on these commitments, which are reported as an asset. Fees earned are reported in other income – credit fees in the Consolidated Statement of Income.
Land, buildings and equipment
Land is carried at cost. Buildings, equipment and computer software, and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful life of the related asset as follows: buildings – 40 years, equipment and computer software – 3 to 10 years, and leasehold improvements – term of lease.
The Bank performs impairment testing on its long-lived assets when events or changes in circumstance indicate that an asset’s carrying value may not be recoverable. The asset is written down to fair value when the carrying value of the asset exceeds the projected future undiscounted cash flows.
Net gains and losses on disposal are included in other income – other, in the Consolidated Statement of Income, in the year of disposal.
Goodwill and other intangible assets
Goodwill is the excess of the purchase price paid over the fair value of the net assets purchased in the acquisition of a subsidiary or a VIE that is a business where the Bank is the primary beneficiary.
Goodwill and other intangible assets with indefinite useful lives are not amortized, but are subject to impairment tests on at least an annual basis. Goodwill is allocated to six reporting units and any potential goodwill impairment is identified by comparing the carrying value of a reporting unit with its fair value. If any potential impairment is indicated, then it is quantified by comparing the carrying value of goodwill to its fair value, calculated as the fair value of the reporting unit less the fair value of its assets and liabilities. The fair value of the reporting units is determined using an internally developed valuation model using a market approach. The market approach considers various factors including normalized earnings, projected forward earnings and price earnings multiples.
Effective November 1, 2008, other intangible assets include certain software costs previously recorded as Land, buildings and equipment.
Intangible assets, other than goodwill, which do not have indefinite useful lives are amortized on a straight-line basis over their useful lives not exceeding 20 years. These intangible assets are subject to an impairment test when events and circumstances indicate the carrying amounts may not be recoverable. The amortization of intangible assets is recorded in other non-interest expenses in the Consolidated Statement of Income.
Capital instrument liabilities
Capital instruments that must or can be settled by issuing a variable number of the issuer’s own equity instruments are required to be presented as liabilities rather than as equity. These instruments are classified as either deposit liabilities or capital instrument liabilities in the Consolidated Balance Sheet, with the disbursements recorded in interest expense.
Corporate income taxes
The Bank follows the asset and liability method of accounting for corporate income taxes. Under this method, future tax assets and liabilities represent the cumulative amount of tax applicable to temporary differences between the carrying amount of the assets and liabilities, and their values for tax purposes. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in future income taxes related to a change in tax rates are recognized in income in the period in which the tax change was enacted or substantively enacted.
Future tax assets and liabilities are included in other assets and other liabilities in the Consolidated Balance Sheet.
Derivative instruments
Derivative instruments are financial contracts whose value is derived from interest rates, foreign exchange rates or other financial or commodity indices. Most derivative instruments can be characterized as interest rate contracts, foreign exchange and gold contracts, equity contracts or credit contracts. Derivative instruments are either exchange-traded contracts or negotiated over-the-counter contracts. Negotiated over-the-counter contracts include swaps, forwards and options.
The Bank enters into these derivative contracts for trading purposes, as well as to manage its exposures. Trading activities are undertaken to meet the needs of the Bank’s customers, as well as for the Bank’s own account to generate trading income. Derivative instruments designated as “asset/liability management” are those used to manage the Bank’s non-trading interest rate, foreign currency and other exposures. These include instruments that meet specified criteria to be designated as hedges for accounting purposes.
All derivatives, including embedded derivatives for which separate accounting is required, are recorded at fair value in the Consolidated Balance Sheet. The determination of the fair value of derivatives includes consideration of credit risk and ongoing direct costs over the life of the instruments. Inception gains or losses on derivatives are only recognized where the valuation is dependent on observable market data, otherwise, they are deferred over the life of the related contract, or until the valuation inputs become observable. The gains and losses resulting from changes in fair values of trading derivatives are included in other income – trading revenues in the Consolidated Statement of Income.
Changes in the fair value of asset/liability management derivatives that do not qualify for hedge accounting are carried at fair value in the Consolidated Balance Sheet, and subsequent changes in their fair values are recorded in the Consolidated Statement of Income as follows: interest-related contracts in net interest income; options used in managing non-trading securities in net gain (loss) on securities, other than trading; and other derivative contracts in other income – other. Where derivative instruments are used to manage the volatility of stock-based compensation, these derivatives are carried at fair value with changes in the fair value included in salaries and employee expense in the Consolidated Statement of Income.
Hedge accounting
The Bank formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking hedge transactions. This process includes linking these derivatives to specific assets and liabilities on the Consolidated Balance Sheet or to specific firm commitments or forecasted transactions.
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CONSOLIDATED FINANCIAL STATEMENTS
The Bank also formally assesses both at a hedge’s inception and on an ongoing basis whether the derivatives used in hedging transactions are highly effective in offsetting changes in the fair value or cash flows of hedged items.
Hedge ineffectiveness is measured and recognized in the Consolidated Statement of Income. When either a fair value hedge or cash flow hedge is discontinued, any cumulative adjustment to either the hedged item or other comprehensive income is recognized in income over the remaining term of the original hedge, or when the hedged item is derecognized. If a designated hedge is no longer effective, the associated derivative instrument is subsequently carried at fair value without any offset from the hedged item.
There are three types of hedges: (i) fair value hedges, (ii) cash flow hedges and (iii) net investment hedges.
Fair value hedges
For fair value hedges, the change in fair value of the hedging derivative is offset in the Consolidated Statement of Income by the change in fair value of the hedged item relating to the hedged risk. The Bank utilizes fair value hedges primarily to convert fixed rate financial assets and liabilities to floating rate exposures. The main financial instruments designated as fair value hedged items include debt securities, loans, deposit liabilities and subordinated debentures.
Cash flow hedges
For cash flow hedges, the change in fair value of the hedging derivative is recorded in other comprehensive income, to the extent it is effective, until the hedged item affects the Consolidated Statement of Income. The Bank utilizes cash flow hedges primarily to convert floating rate deposit liabilities to fixed rate exposures.
Net investment hedges
For net investment hedges, the change in fair value of the hedging instrument, to the extent effective, is recorded in other comprehensive income. The Bank designates foreign currency liabilities and derivatives as hedging instruments. These amounts are recognized in income when the corresponding cumulative translation adjustments from self-sustaining foreign operations are recognized in income.
Employee future benefits
The Bank provides pension and other future benefit plans for qualified employees in Canada, the United States and other international operations. Pension benefits are generally based on an employee’s length of service and the final five years’ average salary. Other future benefits provided include post-retirement health care, dental care and life insurance, along with post-employment benefits and compensated absences.
The cost of these employee future benefits is actuarially determined each year using the projected benefit method prorated on service. The calculation uses management’s best estimate of a number of assumptions – including the long-term rates of investment return on plan assets, future compensation, health care costs, mortality, as well as the retirement age of employees. The discount rate is based on market conditions as at the calculation date. The expected return on plan assets is generally based on a market-related value of plan assets, where gains or losses on equity investments are recognized over three years; fixed income investments are recognized at market value. The Bank’s main pension plan uses a measurement date of August 31, while the other principal employee future benefit plans use a July 31 date.
Past service costs, from plan amendments that impact previously earned employee benefits, are amortized on a straight-line basis over the estimated average remaining period to full benefit eligibility for active employees. For the Bank’s principal pension plans, these periods range from 10 to 20 years. For principal other benefit plans, these periods range from 8 to 27 years. If the unrecognized net actuarial gain or loss is more than 10% of the greater of the plan assets or benefit obligation at the beginning of the year, the excess above this 10% threshold is generally amortized over the estimated average remaining service period of employees. For the Bank’s principal pension plans and principal other benefit plans, these periods range from 10 to 20 years and from 8 to 27 years, respectively. A pension valuation allowance is recognized if the prepaid benefit expense (the cumulative difference between pension income/expense and funding contributions) is more than the Bank’s expected future benefit.
The cumulative difference between pension income/expense and funding contributions is included in other assets and other liabilities, as appropriate, in the Consolidated Balance Sheet. The difference between other future benefits expense and payments to qualified plan members is included in other assets and other liabilities in the Consolidated Balance Sheet.
Certain employees outside of Canada participate in defined contribution pension plans. The costs for such plans are equal to Bank contributions made to employees’ accounts during the year.
Stock-based compensation
The Bank has stock option plans and other stock-based compensation plans for certain eligible employees and non-officer directors that are described more fully in Note 18.
Employee stock options with Tandem Stock Appreciation Rights (Tandem SARs), provide the employee the choice to either exercise the stock option for shares, or to exercise the Tandem SAR and thereby receive the intrinsic value of the stock option in cash. Options with Tandem SARs are awards that may call for settlement in cash and, therefore, are recorded in other liabilities in the Consolidated Balance Sheet. Changes in this liability, which primarily arise from fluctuations in the market price of the Bank’s common shares, are recorded in salaries and employee benefits expense in the Consolidated Statement of Income on a graded vesting basis. If an employee chooses to exercise the option, thereby cancelling the Tandem SAR, both the exercise price and the accrued liability are credited to common shares in the Consolidated Balance Sheet.
Stock options that do not contain the tandem share appreciation features require settlement in shares only. These stock options are expensed on a graded vesting basis using the grant date fair-value (Black-Scholes pricing model) and are recorded in salaries and employee benefits expense in the Consolidated Statement of Income with a corresponding credit to contributed surplus in the Consolidated Balance Sheet. If the employee exercises the option, both the exercise price proceeds together with the amount recorded in contributed surplus are credited to common shares in the Consolidated Balance Sheet.
For stock options granted prior to November 1, 2002, the Bank accounts for these options using the intrinsic method. Under this method, the Bank does not recognize any compensation expense, since the exercise price was set at an amount equal to the closing price on the day prior to the grant of the stock options. When these stock options are exercised, the proceeds received by the Bank are credited to common shares in the Consolidated Balance Sheet.
The Bank’s other stock-based compensation plans are accounted for in a similar manner as stock options with Tandem SAR features, except that other stock-based compensation expense is recognized evenly over an applicable vesting period.
For SARs, including Tandem SARs and other stock-based compensation, the Bank recognizes i) the compensation costs attributable to stock-based compensation awards granted to employees who are eligible to retire on the grant date immediately on the grant date; and ii) compensation costs attributable to stock-based compensation awards granted to employees who will become eligible to retire during the vesting period over the timeframe between the grant date and the date of retirement eligibility.
Stock options granted to non-officer directors do not have Tandem SAR features.
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CONSOLIDATED FINANCIAL STATEMENTS
Earnings per share (EPS)
Basic EPS is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income available to common shareholders by the weighted-average number of diluted common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if additional common shares are assumed to be issued under securities or contracts that entitle their holders to obtain common shares in the future. The number of additional shares for inclusion in diluted EPS is determined using the treasury stock method. The treasury stock method determines the number of incremental common shares by assuming that the outstanding stock options, whose exercise price is less than the average market price of the Bank’s common stock during the period, are exercised and the proceeds used to purchase common shares at the average market price. The incremental number of common shares is included in the calculation of diluted shares.
Guarantees
A liability is recorded for the fair value of the obligation assumed at the inception of certain guarantees. The guarantees affected include standby letters of credit, letters of guarantee, credit enhancements and other similar contracts. The fair value of the obligation at inception is generally based on the discounted cash flow of the premium to be received for the guarantee, resulting in a corresponding asset.

2	Future accounting changes
The following summarizes future accounting changes that will be relevant to the Bank’s consolidated financial statements subsequent to October 31, 2010.
Business Combinations, Consolidated Financial Statements, and Non-controlling Interests
In January 2009, the CICA issued new accounting standards on Business Combinations, Consolidated Financial Statements and Non-controlling Interests. The Business Combinations standard provides clarification as to what an acquirer must measure when it obtains control of a business, the basis of valuation and the date at which the valuation should be determined. Most acquisition-related costs must be accounted for as expenses in the periods they are incurred. This new standard will be applicable for acquisitions that are completed on or after November 1, 2011 although adoption in 2010 is permitted to facilitate the transition to International Financial Reporting Standards in 2011. The Consolidated Financial Statements standard establishes guidance for preparing consolidated financial statements after the acquisition date. The Non-controlling Interests standard provides guidance on the accounting and presentation of non-controlling interest. These new standards must all be adopted concurrently.
International Financial Reporting Standards (IFRS)
International Financial Reporting Standards will replace current Canadian GAAP for publicly accountable enterprises beginning in 2011. For the Bank, IFRS will be effective for interim and annual periods commencing November 1, 2011, including the preparation and reporting of one year of comparative figures. The impact of IFRS on the Bank’s consolidated financial results at the time of transition is dependent upon prevailing business circumstances, market factors and economic conditions at that time, as well as the accounting elections that have not yet been made. As a result, the transition impact is not reasonably determinable at this time.
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CONSOLIDATED FINANCIAL STATEMENTS

3	Securities
(a) An analysis of the carrying value of securities is as follows:

	Remaining term to maturity						2010		2009
					No
	Within	Three to	One to	Over	specific		Carrying		Carrying
As at October 31 ($ millions)	3 months	12 months	5 years	5 years	maturity		value		value

Trading securities:
Canadian federal government debt	$870	$3,418	$6,988	$6,851	$—		$18,127		$18,402
Canadian provincial and municipal debt	980	720	905	1,882	—		4,487		4,740
U.S. treasury and other U.S. agencies’ debt	1	682	2,096	2,286	—		5,065		2,699
Other foreign governments’ debt	576	996	2,186	997	—		4,755		1,564
Common shares	—	—	—	—	22,264		22,264		19,698
Other	1,398	1,382	5,687	1,519	—		9,986		10,964

Total	3,825	7,198	17,862	13,535	22,264		64,684	(1)	58,067	(1)

Available-for-sale securities:
Canadian federal government debt	8	2,730	6,331	23	—		9,092		11,602
Mortgage-backed securities(2)	112	830	17,430	209	—		18,581		21,384
Canadian provincial and municipal debt	—	—	1,115	16	—		1,131		1,184
U.S. treasury and other U.S. agencies’ debt	435	26	94	685	—		1,240		701
Other foreign governments’ debt	966	916	2,038	1,785	—		5,705		7,989
Bonds of designated emerging markets	—	—	62	250	—		312		445
Other debt	634	2,233	3,736	1,603	—		8,206		9,599
Preferred shares	—	—	—	—	475		475		421
Common shares(3)	—	—	—	—	2,486		2,486		2,374

Total	2,155	6,735	30,806	4,571	2,961		47,228		55,699

Equity accounted investments:	—	—	—	—	4,651	(4)	4,651		3,528

Total securities	$5,980	$13,933	$48,668	$18,106	$29,876		$116,563		$117,294

Total by currency (in Canadian equivalent):
Canadian dollar	$2,691	$8,896	$37,519	$11,262	$23,667		$84,035		$86,246
U.S. dollar	1,176	2,095	5,916	4,082	3,685		16,954		16,209
Mexican peso	1,051	338	1,008	325	140		2,862		2,176
Other currencies	1,062	2,604	4,225	2,437	2,384		12,712		12,663

Total securities	$5,980	$13,933	$48,668	$18,106	$29,876		$116,563		$117,294

(1)	Includes $444 (2009 – $278) in mortgage-backed securities.

(2)	Includes NHA mortgage-backed securities created and retained by the Bank. The outstanding balance of these mortgage-backed securities is $17,809 (2009 – $20,864). Canada Mortgage and Housing Corporation provides a guarantee of timely payment to NHA mortgage-backed security investors.

(3)	The carrying value of available-for-sale equity securities that are not quoted in an active market is $918 (2009 – $958).

(4)	Equity accounted investments have no stated term, and as a result, have been classified in the “No specific maturity” column.
In accordance with CICA amendments to the accounting standard on Financial Instruments – Recognition and Measurement discussed in Note 1, the Bank reclassified certain trading securities to available-for-sale securities effective August 1, 2008. These assets were comprised of $303 million of bond assets and $91 million of preferred shares that were no longer traded in an active market and which management intends to hold for the foreseeable future. As of the reclassification date, the weighted average effective interest rate on the reclassified bond asset portfolio was 4.0%, with expected recoverable cash flows of $366 million.
As at October 31, 2010, the fair values of the remaining bond assets and preferred shares were $128 million (2009 – $257 million) and $52 million (2009 – $67 million) respectively. Due to the reclassification of the bond assets and preferred shares, for the year ended October 31, 2010, the Bank recorded after-tax gains in other comprehensive income of $9 million (2009 – gains of $26 million; 2008 – losses of $21 million) and $3 million (2009 – gains of $6 million; 2008 – losses of $7 million), respectively, relating to fair value movements. If the reclassifications of these bond assets and preferred shares had not been made, pre-tax gains of $12 million (2009 – gains of $33 million; 2008 – losses of $26 million) and $4 million (2009 – gains of $9 million; 2008 – losses of $10 million), respectively, would have been recorded in the Consolidated Statement of Income.
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CONSOLIDATED FINANCIAL STATEMENTS
(b) An analysis of unrealized gains and losses on available-for-sale securities is as follows:

	2010				2009
		Gross	Gross			Gross	Gross
		unrealized	unrealized	Fair		unrealized	unrealized	Fair
As at October 31 ($ millions)	Cost(1)	gains	losses	value	Cost(1)	gains	losses	value

Canadian federal government debt	$8,927	$166	$1	$9,092	$11,507	$163	$68	$11,602
Mortgage-backed securities(2)	18,100	494	13	18,581	20,972	488	76	21,384
Canadian provincial and municipal debt	1,102	29	—	1,131	1,164	20	—	1,184
U.S. treasury and other U.S. agencies’ debt	1,226	18	4	1,240	706	9	14	701
Other foreign governments’ debt	5,458	287	40	5,705	7,703	321	35	7,989
Bonds of designated emerging markets	180	132	—	312	270	175	—	445
Other debt	8,132	217	143	8,206	9,609	224	234	9,599
Preferred shares	488	24	37	475	544	17	140	421
Common shares	2,198	320	32	2,486	2,211	224	61	2,374

Total available-for-sale securities	$45,811	$1,687	$270	$47,228	$54,686	$1,641	$628	$55,699

(1)	Cost for debt securities is amortized cost.

(2)	Includes NHA mortgage-backed securities created and retained by the Bank.
The net unrealized gain on available-for-sale securities of $1,417 million (2009 – $1,013 million) decreases to a net unrealized gain of $1,189 million (2009 – decreases to $828 million) after the net fair value of derivative instruments and other hedge amounts associated with these securities are taken into account. The net unrealized gain on available-for-sale securities is recorded in accumulated other comprehensive income.
(c) An analysis of available-for-sale securities with continuous unrealized losses:

	2010
	Less than 12 months			12 months or greater			Total
		Fair	Unrealized		Fair	Unrealized		Fair	Unrealized
As at October 31 ($ millions)	Cost	value	losses	Cost	value	losses	Cost	value	losses

Canadian federal government debt	$893	$892	$1	$—	$—	$—	$893	$892	$1
Mortgage-backed securities	97	96	1	461	449	12	558	545	13
Canadian provincial and municipal debt	10	10	—	—	—	—	10	10	—
U.S. treasury and other U.S. agencies’ debt	102	99	3	10	9	1	112	108	4
Other foreign governments’ debt	1,800	1,775	25	73	58	15	1,873	1,833	40
Other debt	1,269	1,255	14	2,286	2,157	129	3,555	3,412	143
Preferred shares	2	2	—	346	309	37	348	311	37
Common shares	242	227	15	99	82	17	341	309	32

Total	$4,415	$4,356	$59	$3,275	$3,064	$211	$7,690	$7,420	$270

	2009
	Less than 12 months			12 months or greater			Total
		Fair	Unrealized		Fair	Unrealized		Fair	Unrealized
As at October 31 ($ millions)	Cost	value	losses	Cost	value	losses	Cost	value	losses

Canadian federal government debt	$3,331	$3,263	$68	$—	$—	$—	$3,331	$3,263	$68
Mortgage-backed securities	3,975	3,905	70	13	7	6	3,988	3,912	76
U.S. treasury and other U.S. agencies’ debt	67	65	2	54	42	12	121	107	14
Other foreign governments’ debt	1,252	1,245	7	210	182	28	1,462	1,427	35
Other debt	2,163	2,088	75	2,729	2,570	159	4,892	4,658	234
Preferred shares	10	7	3	435	298	137	445	305	140
Common shares	276	249	27	242	208	34	518	457	61

Total	$11,074	$10,822	$252	$3,683	$3,307	$376	$14,757	$14,129	$628

As at October 31, 2010, the cost of 549 (2009 – 667) available-for-sale securities exceeded their fair value by $270 million (2009 – $628 million). This unrealized loss is recorded in accumulated other comprehensive income as part of unrealized gains (losses) on available-for-sale securities. Of the 549 (2009 – 667) securities, 225 (2009 – 340) have been in an unrealized loss position continuously for more than a year, amounting to an unrealized loss of $211 million (2009 – $376 million). The unrealized losses on the debt instruments decreased from last year due to changes in interest rates and improvements in credit spreads. The Bank holds a diversified portfolio of available-for-sale equities. For these investments, continued improvements in equity markets have reduced the unrealized losses during the year. Since the Bank has the ability and intent to hold these securities until there is a recovery of fair value, which may be at maturity for debt securities, these unrealized losses are considered temporary in nature.
The Bank conducts a quarterly review to identify and evaluate investments that show indications of impairment. An investment is considered impaired if its fair value falls below its cost, and a writedown is recorded when the decline is considered other-than-temporary. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been below cost; financial condition and near-term prospects of the issuer, and the ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.
122     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
(d) An analysis of net gain (loss) on securities, other than trading(1) is as follows:

For the year ended October 31 ($ millions)	2010	2009	2008

Realized gains	$790	$593	$666
Realized losses	304	316	401
Impairment writedowns(2)	131	689	639

Net gain (loss) on securities, other than trading	$355	$(412)	$(374)

(1)	The net gain (loss) on securities, other than trading mainly relates to available-for-sale securities and equity accounted investments.

(2)	Impairment writedowns are comprised of $107 from equity securities (2009 – $546; 2008 – $150) and $24 from debt securities (2009 – $143; 2008 – $489).
Net gains realized on available-for-sale equity securities which did not have a quoted market price were $60 million for the year ended October 31, 2010 (2009 – $28 million; 2008 – $69 million).
4	Loans
(a) Loans outstanding by geography
The Bank’s loans, net of unearned income and the allowance for credit losses in respect of loans, are as follows(1):

As at October 31 ($ millions)	2010	2009

Canada:
Residential mortgages	$104,546	$88,766
Personal and credit cards	49,657	49,266
Business and government	35,520	33,540

	189,723	171,572

United States:
Personal	3,864	2,879
Business and government	17,149	17,669

	21,013	20,548

Mexico:
Residential mortgages	3,686	3,357
Personal and credit cards	1,987	2,214
Business and government	4,725	4,742

	10,398	10,313

Other International:
Residential mortgages	12,250	9,481
Personal and credit cards	7,040	6,689
Business and government	46,587	50,569

	65,877	66,739

	287,011	269,172
Less: allowance for credit losses	2,787	2,870

Total(2)(3)(4)	$284,224	$266,302

(1)	Geographic segmentation of assets is based upon the location of the ultimate risk of the underlying assets.

(2)	Loans denominated in U.S. dollars amount to $57,508 (2009 – $56,283), loans denominated in Mexican pesos amount to $8,554 (2009 – $8,247) and loans denominated in other foreign currencies amount to $33,822 (2009 – $33,238).

(3)	In addition to loans designated as trading (see Note 27), the fair value of the Bank’s loans transacted after October 31, 2009 and classified as trading was $1,300. These trading loans were included in Business and Government.

(4)	The Bank reclassified debt instruments with a fair value of $8,529 and an amortized cost of $9,447 from available-for-sale securities to loans effective November 1, 2008. These debt instruments included consumer auto-based securities, other auto-based securities, cash-based collateralized loan and debt obligations, and a specific portfolio of government and corporate bonds held by one of the Bank’s international units. The carrying value of the reclassified securities as at October 31, 2010 was $4,110 (2009 – $7,799), of which $2,817 was included in Personal (2009 – $6,257).
(b) Loans and acceptances by type of borrower

	2010		2009

As at October 31 ($ millions)	Balance	% of total	Balance	% of total

Personal
Residential mortgages	$120,260	41.0%	$101,363	36.5%
Credit cards	10,781	3.7	11,104	4.0
Personal loans	51,101	17.4	49,256	17.8

	$182,142	62.1%	$161,723	58.3%

Businesses and government
Financial services	19,269	6.6	18,760	6.8
Wholesale and retail	10,360	3.5	10,853	3.9
Real estate	10,679	3.6	11,677	4.2
Oil and gas	9,334	3.2	9,777	3.5
Transportation	7,008	2.4	7,763	2.8
Automotive	5,163	1.8	5,074	1.8
Agriculture	4,519	1.5	4,344	1.6
Government	4,170	1.4	3,326	1.2
Hotels and leisure	4,085	1.4	4,766	1.7
Mining and primary metals	5,252	1.8	5,745	2.1
Utilities	5,041	1.7	6,138	2.2
Health care	3,970	1.3	3,986	1.4
Telecommunications and cable	3,728	1.3	4,567	1.6
Media	1,899	0.7	2,729	1.0
Chemical	1,239	0.4	1,338	0.5
Food and beverage	2,834	1.0	3,788	1.4
Forest products	1,109	0.4	1,528	0.6
Other	11,449	3.9	9,497	3.4

	$111,108	37.9%	$115,656	41.7%

	293,250	100.0%	277,379	100.0%
General allowance	(1,410)		(1,450)
Sectoral allowance	—		(44)

Total loans and acceptances	$291,840		$275,885

Scotiabank Annual Report 2010     123

CONSOLIDATED FINANCIAL STATEMENTS
(c) Sales of loans through securitizations
The Bank securitizes residential mortgages through the creation of mortgage-backed securities. The gain on sale of the mortgages resulting from these securitizations, before issuance costs, is recognized in other income in the Consolidated Statement of Income. The key weighted-average assumptions used to measure fair value at the dates of securitization were a prepayment rate of 22.9% (2009 – 22.5%; 2008 –20.0%), an excess spread of 1.2% (2009 – 1.8%; 2008 – 1.4%), and a discount rate of 1.7% (2009 – 2.4%; 2008 – 3.9%). No credit losses are expected as the mortgages are insured. The following table summarizes the Bank’s sales.

For the year ended October 31 ($ millions)	2010	2009	2008

Net cash proceeds(1)	$3,762	$11,879	$5,121
Retained interest	103	480	165
Retained servicing liability	(22)	(69)	(30)

	3,843	12,290	5,256
Residential mortgages securitized(2)	3,770	11,953	5,174

Net gain on sale(3)	$73	$337	$82

(1)	Excludes insured mortgages which were securitized and retained by the Bank during the year of $4,309 (2009 – $20,923; 2008 – $3,885). These assets are classified as available-for-sale securities and have an outstanding balance of $17,809 (2009 – $20,864; 2008 – $6,054) [refer to Note 3a].

(2)	Includes sales of mortgage-backed securities in the current period that related to residential mortgages securitized by the Bank in prior periods but retained by the Bank at that time of $960 (2009 – $2,126; 2008 – 1,299).

(3)	Net of issuance costs.
The key assumptions used in measuring the fair value of the retained interests for mortgages securitized and the sensitivity of the current fair value of retained interests to a 10% and 20% adverse change to these assumptions are as follows:

As at October 31 ($ millions)	2010	2009

Fair value of the retained interest ($)	404	519
Weighted average life (in years)	3	3

Prepayment rate (%)	22.3	22.8
Impact on fair value of a 10% adverse change ($)	(11)	(17)
Impact on fair value of a 20% adverse change ($)	(22)	(33)

Residual cash flow annual discount rate (%)	1.19-2.42	0.35-2.8
Impact on fair value of a 10% adverse change ($)	(1)	(1)
Impact on fair value of a 20% adverse change ($)	(2)	(3)

Excess spread (%)	1.8	1.8
Impact on fair value of a 10% adverse change ($)	(41)	(55)
Impact on fair value of a 20% adverse change ($)	(82)	(109)

The sensitivity measures above are hypothetical and should be used with caution. Other sensitivity estimates should not be extrapolated from those presented above since the relationship between the change in the assumption to the change in fair value is not linear. In addition, changes in a particular assumption and the effect on the fair value of the retained interest is calculated without changing any other assumption; however, the factors are not independent and the actual effects could be magnified or counteracted from the sensitivities presented. Information on total securitized loan assets(1) is summarized as follows:

	2010			2009			2008
	Outstanding	Impaired and	Net credit	Outstanding	Impaired and	Net credit	Outstanding	Impaired and	Net credit
	securitized	other past due	losses for	securitized	other past due	losses for	securitized	other past due	losses for
	loans as at	loans as at	the year ended	loans as at	loans as at	the year ended	loans as at	loans as at	the year ended
($ millions)	October 31	October 31	October 31	October 31	October 31	October 31	October 31	October 31	October 31

Residential mortgages(1)(2)	$16,033	$19	$—	$17,494	$35	$—	$12,787	$14	$—
Personal loans(3)	10	1	4	199	3	3	235	6	4

Total	$16,043	$20	$4	$17,693	$38	$3	$13,022	$20	$4

(1)	Excludes insured mortgages which were securitized and retained by the Bank (refer to Note 3a).

(2)	Excludes past due payments relating to residential mortgages insured by Canada Mortgage and Housing Corporation of $15 (2009 – $19; 2008 – $9).

(3)	2009 and 2008 included a revolving securitization facility that matured in 2010 (refer to Note 24a).
(d) Loans past due but not impaired(1)
A loan is considered past due when a counterparty has not made a payment by the contractual due date. The following table presents the carrying value of loans that are past due but not classified as impaired because they are either less than 90 days past due, or fully secured and collection efforts are reasonably expected to result in repayment, or restoring it to a current status in accordance with the Bank’s policy.

	2010				2009
			91 days				91 days
As at October 31 ($ millions)	31 - 60 days	61 - 90 days	and greater	Total	31 - 60 days	61 - 90 days	and greater	Total

Residential mortgages	$1,403	$466	$202	$2,071	$1,173	$463	$302	$1,938
Personal and credit cards	398	207	58	663	429	220	61	710
Business and government	513	208	189	910	342	201	168	711

Total	$2,314	$881	$449	$3,644	$1,944	$884	$531	$3,359

(1)	Loans past due 30 days or less are not presented in this analysis as they are not administratively considered past due.
124     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
5	Impaired loans and allowance for credit losses
(a) Impaired loans

	2010				2009
			Specific
As at October 31 ($ millions)	Gross(1)		allowance(2)	Net	Net

By loan type:
Residential mortgages	$1,694		$222	$1,472	$878
Personal and credit cards	756		666	90	193
Business and government	1,971		489	1,482	1,492

Total	$4,421	(3)(4)	$1,377	$3,044	$2,563

By geography:
Canada				$642	$719
United States				154	354
Other International				2,248	1,490

Total				$3,044	$2,563

(1)	Gross impaired loans denominated in U.S. dollars amounted to $1,122 (2009 – $1,057) and those denominated in other foreign currencies amounted to $458 (2009 – $1,680).

(2)	The specific allowance for impaired loans evaluated on an individual basis totalled $485 (2009 – $446).

(3)	Individual impaired loans without an allowance for credit losses totalled $1,039 (2009 – $616).

(4)	Average balance of gross impaired loans totalled $4,642 (2009 – $3,402).
Loans purchased as part of the acquisition of R-G Premier Bank of Puerto Rico are subject to loss share agreements with the Federal Deposit Insurance Corporation (FDIC). The credit losses related to these loans are determined net of the amount expected to be reimbursed by the FDIC. As at October 31, 2010, the fair value of loans guaranteed by FDIC were $3.6 billion with a net receivable of $852 million from FDIC.
The loans purchased with related indemnification assets are recorded at fair value at the acquisition date. No allowance for credit losses is recorded at the acquisition date as credit losses are included in the determination of the fair value. Purchased impaired loans are reported as impaired loans. The preliminary purchase price allocation for the R-G Premier Bank acquisition was recorded in the fourth quarter. As a result, impaired loans at October 31, 2010 include $553 million representing the estimate of the fair value of impaired loans purchased as part of the R-G Premier Bank acquisition.
(b) Allowance for credit losses

	2010							2009		2008
	Balance at			Provision	Other, including
	beginning			for credit	foreign currency	Balance at		Balance at		Balance at
As at October 31 ($ millions)	of year	Write-offs(1)	Recoveries	losses	adjustment(2)	end of year		end of year		end of year

Specific
Residential mortgages	$241	$(82)	$18	$104	$(59)	$222		$241		$232
Personal and credit cards	688	(1,156)	178	972	(16)	666		688		608
Business and government	452	(347)	68	247	78	498		452		471

	1,381	(1,585)	264	1,323	3	1,386	(3)	1,381	(3)	1,311	(3)

Sectoral(4)	44	—	—	(44)	—	—		44		—
General(5)	1,450	—	—	(40)	—	1,410		1,450		1,323

	$2,875	$(1,585)	$264	$1,239	$3	$2,796		$2,875		$2,634

(1)	Loans restructured during the year amounted to $216 (2009 – $91). Write-offs of loans restructured during the year were $33 (2009 – nil; 2008 – nil).

(2)	Includes $14 in specific allowances related to acquisitions in 2010, $9 in specific allowances from acquisitions in 2009, and $232 in specific allowances and $25 in general allowances from acquisitions in 2008.

(3)	As at October 31, 2010 $9 (2009 – $5; 2008 – $8) has been recorded in other liabilities.

(4)	The sectoral allowance was established to reflect the deterioration in the automotive industry sector, within the business and government category.

(5)	The general allowance amount is primarily attributable to business and government loans ($1,262), with the remainder allocated to personal and credit cards ($95) and residential mortgages ($53). The specific allowance for credit losses for personal loans, credit cards and mortgages is formula-based and also reflects incurred but not yet identified losses. The $40 reduction of the general allowance in 2010 was attributable to an improvement in the credit quality of the portfolio, and to a lesser extent, a stronger Canadian dollar.
6	Variable interest entities
(a) Consolidated VIEs:
The following table provides information about variable interest entities (VIEs) that the Bank consolidated.

	2010	2009
As at October 31 ($ millions)	Total assets	Total assets

Funding vehicles	$8,874	$2,585
Other	306	51

The Bank uses funding vehicles to facilitate cost-efficient financing of its own operations. Activities of these special purpose entities are generally limited to holding a pool of assets or receivables generated by the Bank and used to finance distributions to their investors.
During the year, the Bank issued covered bonds for US$5.0 billion. Scotia Covered Bond Trust (SCB Trust) guarantees payments under the Bank’s covered bond program. Canada Mortgage and Housing Corporation insured residential mortgages are the primary assets held by SCB Trust which is a VIE. The Bank consolidates SCB Trust as it is exposed to a majority of variability of its assets. Total assets in SCB Trust were $7.7 billion as at October 31, 2010 (refer to Note 24(d)).
The assets supporting the obligations of the consolidated VIEs as at October 31, 2010 are as follows: cash and non-interest bearing deposits with banks of $304 million (2009 – $10 million); Canadian residential mortgage loans of $8,446 million (2009 – $2,523 million); trading securities of $241 million (2009 – $53 million); and other assets of $189 million (2009 – $50 million). In general, the investors in the obligations of consolidated VIEs have recourse only to the assets of those VIEs and do not have recourse to the Bank except where the Bank has provided a guarantee to the investors or is the counterparty to a derivative transaction involving the VIE.
Scotiabank Annual Report 2010     125

CONSOLIDATED FINANCIAL STATEMENTS
(b) Other VIEs
The following table provides information about other VIEs in which the Bank has a significant variable interest but is not the primary beneficiary. A significant variable interest is generally considered to exist where the Bank absorbs or receives between 10% and 50% of the VIE’s expected losses, expected residual returns, or both.

	2010		2009
		Maximum		Maximum
	Total	exposure	Total	exposure
As at October 31 ($ millions)	assets	to loss	assets	to loss

Multi-seller conduits that the Bank administers	$4,106	$4,106	$5,913	$5,913
Structured finance entities	3,117	2,048	7,088	4,975
Collateralized debt obligation entities	63	23	556	307
Other	669	166	691	188

The Bank’s maximum exposure to loss as at October 31 represents the notional amounts of guarantees, liquidity facilities, and other credit support relationships with the VIE, the credit risk amount for certain derivative contracts with the entities, and the amount invested where the Bank holds an ownership interest in the VIE. Of the aggregate amount of maximum exposure to loss, the Bank has recorded $2.2 billion (2009 – $5.5 billion), primarily its interest in the VIEs, on its Consolidated Balance Sheet as at October 31, 2010.
Multi-seller conduits that the Bank administers
The Bank currently sponsors three multi-seller conduits, two of which are Canadian-based and one in the United States. The conduits purchase assets from outside parties (the sellers) funded by the issuance of asset-backed commercial paper. The sellers continue to service the assets and provide credit enhancements for their portion of the programs through overcollateralization protection and cash reserves. The Bank has no rights to these assets as they are available to support the obligations of the respective programs, but manages for a fee the commercial paper selling programs. To ensure timely repayment of the commercial paper, each asset pool financed by the multi-seller conduits has a deal-specific liquidity asset purchase agreement (LAPA) with the Bank. Pursuant to the terms of the LAPA, the Bank as the liquidity provider is obligated to purchase assets, including defaulted assets, where applicable, transferred by the conduit at the conduit’s original cost as reflected in the table above. As well, in some instances the Bank is counterparty to derivative contracts with these conduit programs and provides them with a large portion of their backstop liquidity and partial credit enhancement facilities [see Note 24]. The Bank provides additional liquidity facilities to these multi-seller conduits to a maximum amount of $3.9 billion (2009 – $3.8 billion) based on future asset purchases by these conduits.
During fiscal 2010 and 2009, there were no changes to the obligations of the subordinated note holder and no reconsideration events have occurred.
Structured finance entities
This includes special purpose entities used to assist corporate clients in accessing cost-efficient financing through their securitization structures. The decrease from the prior year is a result of regular amortizations and paydowns on or before maturity.
Collateralized debt obligation entities
The Bank holds an interest in VIEs structured to match specific investor requirements. Loans or credit derivatives are held by the VIEs to create security offerings for investors that match their investment needs and preferences. The Bank’s maximum exposure to loss includes the credit risk amounts relating to derivative contracts with these VIEs. The decrease from the prior year is primarily due to early maturity and termination of certain entities.
Other
Other includes investments in privately managed funds and other VIEs. The Bank’s maximum exposure to loss includes its net investment in these funds.
7	Land, buildings and equipment

			2010	2009

		Accumulated	Net	Net
		depreciation &	book	book
As at October 31 ($ millions)	Cost	amortization	value	value

Land	$328	$—	$328	$350
Buildings	1,915	716	1,199	1,077
Equipment	2,965	2,440	525	546
Leasehold improvements	1,066	668	398	399

Total	$6,274	$3,824	$2,450	$2,372

Depreciation and amortization in respect of the above buildings, equipment, and leasehold improvements for the year amounted to $236 million (2009 –$234 million; 2008 – $209 million).
126     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
8	Goodwill and other intangible assets
Goodwill
The changes in the carrying amount of goodwill by main operating segment are as follows:

	Canadian	International	Scotia
As at October 31 ($ millions)	Banking	Banking	Capital	2010	2009	2008

Balance at beginning of year	$806	$1,974	$128	$2,908	$2,273	$1,134
Acquisitions	18	263	—	281	603	925
Effects of foreign exchange and other	5	(136)	(8)	(139)	32	214

Balance at end of year	$829	$2,101	$120	$3,050	$2,908	$2,273

Goodwill was assessed for impairment as at October 31, 2010, based on the six reporting units, and no impairment charge was recorded.
Intangible assets

	Gross
	carrying	Accumulated	2010	2009	2008
As at October 31 ($ millions)	amount	amortization	Net	Net	Net

Computer software	$448	$91	$357	$301	$239	(1)
Other intangible assets	643	411	232	260	282

Total	$1,091	$502	$589	$561	$521

(1)	On November 1, 2008, with the adoption of the CICA’s new accounting standard for Goodwill and Intangible Assets discussed in Note 1, $239 was reclassified from Land, building and equipment to Other intangible assets, effective October 31, 2008.
Other intangible assets are comprised primarily of core deposit intangibles. The aggregate amortization expense of total intangible assets for the year ended October 31, 2010, was $98 million (2009 – $96 million; 2008 – $83 million).
9	Other assets

As at October 31 ($ millions)	2010	2009

Accrued interest	$1,447	$1,817
Accounts receivable	1,565	1,422
Future income tax assets (Note 19)	2,219	2,577
Receivable from brokers, dealers and clients	292	265
Pension assets(1) (Note 20)	1,612	1,463
Other(2)	4,231	2,909

Total	$11,366	$10,453

(1)	Includes only principal plans.

(2)	Includes a receivable of $852 (2009 – nil) from the Federal Deposit Insurance Corporation related to the Bank’s acquisition of R-G Premier Bank of Puerto Rico.
10	Deposits

	Payable		Payable	Payable on
	on demand		after notice	a fixed date	2010	2009
As at October 31 ($ millions)	Interest-bearing	Non-interest-bearing

Personal	$4,396	$3,403	$48,661	$72,390	$128,850	$123,762
Business and government(1)	34,128	13,137	18,362	145,060	210,687	203,594
Banks	168	409	651	20,885	22,113	23,063

Total	$38,692	$16,949	$67,674	$238,335	$361,650	$350,419

Recorded in:
Canada					242,483	223,961
United States					49,238	58,082
Mexico					9,206	8,776
Other International					60,723	59,600

Total(2)					$361,650	$350,419

(1)	Includes deposit notes issued by the Bank to Scotiabank Capital Trust of $2,250 (2009 – $2,250), Scotiabank Subordinated Notes Trust of $1,000 (2009 – $1,000) and Scotiabank Tier 1 Trust of $650 (2009 – $650) [refer to Note 13].

(2)	Deposits denominated in U.S. dollars amount to $122,752 (2009 – $116,453), deposits denominated in Mexican pesos amount to $8,389 (2009 – $7,897) and deposits denominated in other foreign currencies amount to $31,386 (2009 – $37,178).
11	Other liabilities

As at October 31 ($ millions)	2010	2009

Accrued interest	$2,031	$2,190
Accounts payable and accrued expenses	5,274	5,334
Deferred income	680	627
Future income tax liabilities (Note 19)	444	337
Gold and silver certificates and bullion	5,153	3,856
Margin and collateral accounts	3,360	4,126
Payable to brokers, dealers and clients	58	179
Other liabilities of subsidiaries and VIEs(1)(2)	8,535	4,634
Pension liabilities(3) (Note 20)	235	226
Other	3,177	3,173

Total	$28,947	$24,682

(1)	Excludes deposits and capital instrument liabilities.

(2)	Includes a note liability of $2,850 from the Federal Deposit Insurance Corporation related to the Bank’s acquisition of R-G Premier Bank of Puerto Rico.

(3)	Includes only principal plans.
Scotiabank Annual Report 2010     127

CONSOLIDATED FINANCIAL STATEMENTS
12
   Subordinated debentures
These debentures are direct, unsecured obligations of the Bank and are subordinate to the claims of the Bank’s depositors and other creditors. The Bank, where appropriate, enters into interest rate and cross-currency swaps to hedge the related risks.

As at October 31 ($ millions)			2010			2009

			Par	Carrying		Carrying
Maturity date	Interest rate (%)	Terms (1)	value	value	(2)	value	(2)

September 2013	8.30	Redeemable at any time	$250	$251		$251
January 2018	5.30	Redeemable at any time. After January 31, 2013, interest will be payable at an annual rate equal to the 90-day bankers’ acceptance rate plus 1.90%	300	300		300
March 2018	4.99	Redeemable at any time. After March 27, 2013, interest will be payable at an annual rate equal to the 90-day bankers’ acceptance rate plus 2%	1,700	1,722		1,719
October 2018	6.00	Redeemable at any time. After October 3, 2013, interest will be payable at an annual rate equal to the 90-day bankers’ acceptance rate plus 3.25%	950	950		950
April 2019	4.94	Redeemable at any time. After April 15, 2014, interest is payable at an annual rate equal to the 90-day bankers’ acceptance rate plus 4.24%	1,000	1,000		1,000
January 2021	6.65	Redeemable at any time. After January 22, 2016, interest is payable at an annual rate equal to the 90-day bankers’ acceptance rate plus 5.85%	1,000	1,000		1,000
June 2025	8.90	Redeemable at any time	250	270		271
November 2037	3.015	JPY ¥10 billion. Redeemable on November 20, 2017	127	134		128
April 2038	3.37	JPY ¥10 billion. Redeemable on April 9, 2018	127	137		128
August 2085	Floating	US $172 million bearing interest at a floating rate of the offered rate for six-month Eurodollar deposits plus 0.125%. Redeemable on any interest payment date. Total repurchases in fiscal 2010 amounted to approximately US $10 million (fiscal 2009 - US $32 million)	175	175	(3)	197	(3)

			$5,879	$5,939		$5,944

The contractual maturities of the debentures are summarized in Note 25(b).

(1)	In accordance with the provisions of the Capital Adequacy Guideline of the Superintendent, all redemptions are subject to regulatory approval.

(2)	The carrying value of subordinated debentures may differ from par value due to adjustments related to hedge accounting.

(3)	For the year ended October 31, 2010, the Bank recorded a net realized gain of $4 (2009 – $14) related to repurchases of subordinated debentures.
13	Capital instrument liabilities, trust securities and trust subordinated notes
Capital instrument liabilities are financial instruments, which can be settled at the Bank’s option by issuing a variable number of the Bank’s own equity instruments. These instruments remain eligible as Tier 1 Capital for regulatory purposes.
Scotiabank Capital Trust, Scotiabank Subordinated Notes Trust, and Scotiabank Tier 1 Trust are VIEs and are not consolidated on the Bank’s balance sheet as the Bank is not the primary beneficiary. Therefore, the Scotiabank Trust Securities, Scotiabank Trust Subordinated Notes and the Scotiabank Tier 1 Trust Securities Notes issued by the Trusts are not reported on the Consolidated Balance Sheet. The deposit notes issued by the Bank to Scotiabank Capital Trust, Scotiabank Subordinated Notes Trust and Scotiabank Tier 1 Trust are reported in Deposits [refer to Note 10]. These trust securities and trust subordinated notes remain eligible for inclusion in the Bank’s regulatory capital as Tier 1 and Tier 2 capital, respectively.

As at October 31 ($ millions)	2010	2009

Capital instrument liabilities
Scotiabank Trust Securities — Series 2000-1 issued by BNS Capital Trust(a)(f)(g)	$500	$500

Scotiabank Trust Securities not consolidated by the Bank
Scotiabank Trust Securities — Series 2002-1 issued by Scotiabank Capital Trust(b)(f)(g)	$750	$750
Scotiabank Trust Securities — Series 2003-1 issued by Scotiabank Capital Trust(c)(f)(g)	750	750
Scotiabank Trust Securities — Series 2006-1 issued by Scotiabank Capital Trust(d)(f)(g)	750	750
Scotiabank Tier 1 Securities — Series 2009-1 issued by Scotiabank Tier 1 Trust(e)(f)(g)	650	650

Scotiabank Trust Subordinated Notes not consolidated by the Bank
Scotiabank Trust Subordinated Notes — Series A issued by Scotiabank Subordinated Notes Trust(h)	$1,000	$1,000

(a)	On April 4, 2000, BNS Capital Trust, a wholly-owned closed-end trust, issued 500,000 Scotiabank Trust Securities — 2000-1 (“Scotia BaTS”). Each Scotia BaTS is entitled to receive non-cumulative fixed cash distributions payable semi-annually in an amount per Scotia BaTS of $36.55. With regulatory approval, these securities may be redeemed in whole by the payment of cash at the option of BNS Capital Trust. On or after June 30, 2011, the Scotia BaTS may be exchanged, at the option of the holder and subject to certain prior rights of the Bank, into Non-cumulative Preferred Shares Series Y of the Bank. The Non-cumulative Preferred Shares Series Y would pay a dividend rate equivalent to the cash distribution rate of the Scotia BaTS [refer to Notes 14 and 15 — Restrictions on dividend payments]. Under the circumstances outlined in (f) below the Scotia BaTS would be automatically exchanged without the consent of the holder into Non-cumulative Preferred Shares Series Y of the Bank. In certain circumstances on or after June 30, 2011, the Non-cumulative Preferred Shares Series Y are
128     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS

exchangeable at the option of the holder into a variable number of common shares of the Bank based upon an average of the Bank’s common share price, subject to regulatory approval, and certain prior rights of the Bank (refer to Note 30 Subsequent events).

(b)	On April 30, 2002, Scotiabank Capital Trust, a wholly-owned open-end trust, issued 750,000 Scotiabank Trust Securities — Series 2002-1 (“Scotia BaTS”). The Scotia BaTS are entitled to receive non-cumulative fixed cash distributions payable semi-annually in an amount of $33.13 per security. With regulatory approval, these securities may be redeemed in whole or in part by the payment of cash, at the option of Scotiabank Capital Trust. The holder has the right at any time to exchange their security into Non-cumulative Preferred Shares Series W of the Bank. The Series W shares will be entitled to cash dividends payable semi-annually in an amount of $0.53125 per $25.00 share. Under the circumstances outlined in (f) below the Scotia BaTS would be automatically exchanged without the consent of the holder into Non-cumulative Preferred Shares Series X of the Bank. The Series X shares will be entitled to non-cumulative cash dividends payable semi-annually in an amount of $0.70 per $25.00 share [refer to Notes 14 and 15 — Restrictions on dividend payments]. In certain circumstances, on or after December 31, 2012, the Non-cumulative Preferred Shares Series W and the Non-cumulative Preferred Shares Series X are exchangeable at the option of the holder into a variable number of common shares of the Bank based upon an average of the Bank’s common share price, subject to regulatory approval, and certain prior rights of the Bank. The proceeds of the issue were used to purchase a deposit note issued by the Bank. If there is an automatic exchange of the Scotia BaTS into Preferred Shares Series X of the Bank, then the Bank would become the sole beneficiary of the Trust.

(c)	On February 13, 2003, Scotiabank Capital Trust issued 750,000 Scotiabank Trust Securities - Series 2003-1 (“Scotia BaTS”). The Scotia BaTS are entitled to receive non-cumulative fixed cash distributions payable semi-annually in an amount of $31.41 per security. With regulatory approval, these securities may be redeemed in whole or in part by the payment of cash, at the option of Scotiabank Capital Trust. The holder has the right at any time to exchange their security into Non-cumulative Preferred Shares Series U of the Bank. The Series U shares will be entitled to cash dividends payable semi-annually in an amount of $0.50 per $25.00 share. Under the circumstances outlined in (f) below, the Scotia BaTS would be automatically exchanged, without the consent of the holder, into Non-cumulative Preferred Shares Series V of the Bank. The Series V shares will be entitled to non-cumulative cash dividends payable semi-annually in an amount of $0.61250 per $25.00 share [refer to Notes 14 and 15 — Restrictions on dividend payments]. In certain circumstances on or after December 31, 2013, the Non-cumulative Preferred Shares Series U and the Non-cumulative Preferred Shares Series V are exchangeable at the option of the holder into a variable number of common shares of the Bank based upon an average of the Bank’s common share price, subject to regulatory approval, and certain prior rights of the Bank. The proceeds of the issue were used to purchase a deposit note issued by the Bank. If there is an automatic exchange of the Scotia BaTS into Preferred Shares Series V of the Bank, then the Bank would become the sole beneficiary of the Trust.

(d)	On September 28, 2006, Scotiabank Capital Trust issued 750,000 Scotiabank Trust Securities - Series 2006-1 (“Scotia BaTS”). The Scotia BaTS are entitled to receive non-cumulative fixed cash distributions payable semi-annually in an amount of $28.25 per security. With regulatory approval, these securities may be redeemed in whole or in part by the payment of cash prior to December 30, 2011, upon the occurrence of certain tax or regulatory capital changes, or on or after December 30, 2011, at the option of Scotiabank Capital Trust. The holder has the right at any time to exchange their security into Non-cumulative Preferred Shares Series S of the Bank. The Series S shares will be entitled to cash dividends payable semi-annually in an amount of $0.4875 per $25.00 share [refer to Notes 14 and 15 -Restrictions on dividend payments]. Under the circumstances outlined in (f) below, the Scotia BaTS would be automatically exchanged without the consent of the holder, into Non-cumulative Preferred Shares Series T of the Bank. The Series T shares will be entitled to non-cumulative cash dividends payable semi-annually in an amount of $0.625 per $25.00 share. The proceeds of the issue were used to purchase a deposit note issued by the Bank. If there is an automatic exchange of the Scotia BaTS into Preferred Shares Series T of the Bank, then the Bank would become the sole beneficiary of the Trust.

(e)	On May 7, 2009, Scotiabank Tier 1 Trust issued 650,000 Scotiabank Tier 1 Securities Series 2009-1 (Scotia BaTS III). These securities qualify as Tier 1 capital. Interest is payable semi-annually in the amount of $39.01 per Scotia BaTS III Series 2009-1 on the last day of June and December until June 30, 2019. After June 30, 2019 and on every fifth anniversary thereafter until June 30, 2104, the interest rate on the Scotia BaTS III Series 2009-1 will be reset at an interest rate per annum equal to the then prevailing 5-year Government of Canada Yield plus 7.05%. On or after June 30, 2014, the Trust may, at its option redeem the Scotia BaTS III Series 2009-1, in whole or in part, subject to regulatory approval. Under the circumstances outlined in (f) below, the Scotia BaTS III Series 2009-1, including accrued and unpaid interest thereon, would be exchanged automatically without the consent of the holder, into newly issued non-cumulative Preferred Shares Series R of the Bank. In addition, in certain circumstances, holders of Scotia BaTS III Series 2009-1 may be required to invest interest paid on the Scotia BaTS III Series 2009-1 in a series of newly-issued preferred shares of the Bank with non-cumulative dividends (each such series is referred to as Bank Deferral Preferred Shares). The proceeds of the issue were used to acquire the Series 2009-1 Bank Deposit Note. If there is an automatic exchange of the Scotia BaTS Preferred Shares, then the Bank would become the sole beneficiary of the Trust. Scotiabank Tier 1 Trust which is a special purpose entity is not consolidated by the Bank as the Bank is not the primary beneficiary. These securities are reported on the consolidated balance sheet as deposit notes issued by the Bank to Scotiabank Tier 1 Trust.

(f)	The Scotia BaTS and Scotia BaTS III may be automatically exchanged, without the consent of the holder, into Non-cumulative Preferred Shares of the Bank in the following circumstances: (i) proceedings are commenced for the winding-up of the Bank; (ii) the Superintendent takes control of the Bank or its assets; (iii) the Bank has a Tier 1 Capital ratio of less than 5% or a Total Capital ratio of less than 8%; or (iv) the Superintendent has directed the Bank to increase its capital or provide additional liquidity and the Bank elects such automatic exchange or the Bank fails to comply with such direction.

(g)	No cash distributions will be payable on the Scotia BaTS and Scotia BaTS III in the event that the regular dividend is not declared on the Bank’s preferred shares and, if no preferred shares are outstanding, the Bank’s common shares. In such a circumstance the net distributable funds of the Trust will be payable to the Bank as the holder of the residual interest in the Trust. Should the Trust fail to pay the semi-annual distributions on the Scotia BaTS in full, the Bank will not declare dividends of any kind on any of its preferred or common shares for a specified period of time [refer to Notes 14 and 15 -Restrictions on dividend payments].

(h)	On October 31, 2007, the Bank issued 1,000,000 Scotiabank Trust Subordinated Notes (“Scotia TSNs — Series A”), through a special purpose entity, Scotiabank Subordinated Notes Trust, a closed-end trust established under the laws of the Province of Ontario. The proceeds were used to purchase a deposit note from the Bank which is reported as a Business and government deposit in the Consolidated Balance Sheet.
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CONSOLIDATED FINANCIAL STATEMENTS

Holders of the Scotia TSNs — Series A are entitled to receive interest at the rate of 5.25% per annum payable semi-annually until October 31, 2012. Commencing November 1, 2012 until November 1, 2017, interest will be payable on the Scotia TSNs — Series A at the 90-day Banker’s Acceptance Rate plus 1% per annum payable quarterly with the first such payment on February 1, 2013. These securities may be redeemed in whole by the payment of cash with regulatory approval.

The Bank has guaranteed the payments of principal, interest, redemption price, if any, and any other amounts on the Scotia TSNs — Series A when they become due and payable. This guarantee will be a direct, unsecured obligation, and will be subordinate to the Bank’s deposit liabilities and all other liabilities, except for other guarantees, obligations or liabilities that are either designated as ranking equally with or subordinated to the subordinated indebtedness. In addition, the Scotia TSNs — Series A will be automatically exchanged, without the consent of the holders, into an equal principal amount of 5.25% Bank Subordinated Notes upon occurrence of any one of the following events: (i) proceedings are commenced for the winding-up of the Bank; (ii) the Superintendent takes control of the Bank or its assets; (iii) the Bank has a Tier 1 Capital ratio of less than 5% or a Total Capital ratio of less than 8%; (iv) the Superintendent has directed the Bank to increase its capital or provide additional liquidity and the Bank elects such automatic exchange or the Bank fails to comply with such direction; or (v) the Bank determines that as a result of the enactment or anticipated enactment of federal Canadian income tax legislation, the interest payable on the Scotia TSNs — Series A will not be deductible by Scotiabank Subordinated Notes Trust for tax purposes.
14	Preferred shares
Authorized:
     An unlimited number of preferred shares without nominal or par value.
Issued and fully paid:

	2010		2009		2008
As at October 31 ($ millions)	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount

Preferred shares(a):
Series 12(b)	12,000,000	$300	12,000,000	$300	12,000,000	$300
Series 13(c)	12,000,000	300	12,000,000	300	12,000,000	300
Series 14(d)	13,800,000	345	13,800,000	345	13,800,000	345
Series 15(e)	13,800,000	345	13,800,000	345	13,800,000	345
Series 16(f)	13,800,000	345	13,800,000	345	13,800,000	345
Series 17(g)	9,200,000	230	9,200,000	230	9,200,000	230
Series 18(h)	13,800,000	345	13,800,000	345	13,800,000	345
Series 20(i)	14,000,000	350	14,000,000	350	14,000,000	350
Series 22(j)	12,000,000	300	12,000,000	300	12,000,000	300
Series 24(k)	10,000,000	250	10,000,000	250	—	—
Series 26(l)	13,000,000	325	13,000,000	325	—	—
Series 28(m)	11,000,000	275	11,000,000	275	—	—
Series 30(n)	10,600,000	265	—	—	—	—

Total preferred shares	159,000,000	$3,975	148,400,000	$3,710	114,400,000	$2,860

130     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
Terms of preferred shares

	Dividends			Issue	Initial	Initial dividend	Dividend	Redemption	Redemption
	per share	(a)	Issue date	price	dividend	payment date	reset rate (a)	date	price

Preferred shares
Series 12(b)	$0.328125		July 14, 1998	$25.00	$0.381164	October 28, 1998	—	October 29, 2013	$25.00
Series 13(c)	0.300000		March 15, 2005	25.00	0.4405	July 27, 2005	—	April 28, 2010 to April 26, 2011	26.00
Series 14(d)	0.281250		January 24, 2007	25.00	0.28356	April 26, 2007	—	April 26, 2012	26.00
Series 15(e)	0.281250		April 5, 2007 April 17, 2007	25.00	0.34829	July 27, 2007	—	July 27, 2012	26.00
Series 16(f)	0.328125		October 12, 2007	25.00	0.39195	January 29, 2008	—	January 29, 2013	26.00
Series 17(g)	0.350000		January 31, 2008	25.00	0.33753	April 28, 2008	—	April 26, 2013	26.00
Series 18(h)	0.312500		March 25, 2008 March 27, 2008	25.00	0.43150	July 29, 2008	2.05%	April 26, 2013	25.00
Series 20(i)	0.312500		June 10, 2008	25.00	0.16780	July 29, 2008	1.70%	October 26, 2013	25.00
Series 22(j)	0.312500		September 9, 2008	25.00	0.48290	January 28, 2009	1.88%	January 26, 2014	25.00
Series 24(k)	0.390600		December 12, 2008	25.00	0.58650	April 28, 2009	3.84%	January 26, 2014	25.00
Series 26(l)	0.390625		January 21, 2009	25.00	0.41524	April 28, 2009	4.14%	April 26, 2014	25.00
Series 28(m)	0.390625		January 30, 2009	25.00	0.37671	April 28, 2009	4.46%	April 26, 2014	25.00
Series 30(n)	0.240625		April 12, 2010	25.00	0.28220	July 28, 2010	1.00%	April 26, 2015	25.00

(a)	Non-cumulative preferential cash dividends on Series 12, 13, 14, 15, 16, 17, 18, 20, 22, 24, 26, 28 and 30 are payable quarterly, as and when declared by the Board. Dividends on the Non-cumulative 5-Year Rate Reset Preferred Shares (Series 18, 20, 22, 24, 26, 28 and 30) are payable at the applicable rate for the initial five-year fixed rate period ending one day prior to the redemption date. Subsequent to the initial five-year fixed rate period, and resetting every five years thereafter, the dividend on all Rate Reset Preferred Shares will be determined by the sum of the 5-year Government of Canada Yield plus the indicated dividend reset rate, multiplied by $25.00. If outstanding, non-cumulative preferential cash dividends on the Series 19, 21, 23, 25, 27, 29 and 31 are payable quarterly, as and when declared by the Board. Dividends on the Non-cumulative 5-year Rate Reset Preferred Shares (Series 19, 21, 23, 25, 27, 29 and 31) are payable, in an amount per share equal to the sum of the T-Bill Rate plus the dividend reset rate of the converted preferred shares, multiplied by $25.00. Holders of Fixed Rate Reset Preferred Shares will have the option to convert shares into an equal number of the relevant series of Floating Rate Preferred Shares on the applicable Rate Reset Series conversion date and every five years thereafter. If the Bank determines that, after giving effect to any Election Notices received, there would be less than 1,000,000 Series 18, 20, 22, 24, 26, 28 or 30 preferred shares issued and outstanding on the applicable conversion date, all of the issued and outstanding Series 18, 20, 22, 24, 26, 28 or 30 preferred shares will be automatically converted on the applicable conversion date into an equal number of Series 19, 21, 23, 25, 27, 29 or 31 preferred shares.

(b)	With regulatory approval, the Series 12 Non-cumulative Preferred Shares may be redeemed by the Bank at par on or after October 29, 2013, in whole or in part, by the payment in cash of $25.00 per share, together with declared and unpaid dividends to the date then fixed for redemption.

(c)	With regulatory approval, the Series 13 Non-cumulative Preferred Shares may be redeemed by the Bank during the period commencing April 28, 2010 and ending April 26, 2011 at $26.00 per share, together with declared and unpaid dividends to the date then fixed for redemption, and thereafter at annually declining premiums until April 28, 2014, following which no redemption premium is payable.

(d)	With regulatory approval, the Series 14 Non-cumulative Preferred Shares may be redeemed by the Bank on or after April 26, 2012, at $26.00 per share, together with declared and unpaid dividends to the date then fixed for redemption, and thereafter at annually declining premiums until April 27, 2016, following which no redemption premium is payable.

(e)	With regulatory approval, the Series 15 Non-cumulative Preferred Shares may be redeemed by the Bank on or after July 27, 2012, at $26.00 per share, together with declared and unpaid dividends to the date then fixed for redemption and thereafter at annually declining premiums until July 27, 2016, following which no redemption premium is payable.

(f)	With regulatory approval, the Series 16 Non-cumulative Preferred Shares may be redeemed by the Bank on or after January 29, 2013, at $26.00 per share, together with declared and unpaid dividends to the date then fixed for redemption, and thereafter at annually declining premiums until January 27, 2017, following which no redemption premium is payable.

(g)	With regulatory approval, the Series 17 Non-cumulative Preferred Shares may be redeemed by the Bank on or after April 26, 2013, at $26.00 per share, together with declared and unpaid dividends to the date then fixed for redemption, and thereafter at annually declining premiums until April 26, 2017, following which no redemption premium is payable.

(h)	Holders of Series 18 Non-cumulative 5-Year Rate Reset Preferred Shares will have the option to convert shares into an equal number of Series 19 non-cumulative floating rate preferred shares on April 26, 2013, and on April 26 every five years thereafter. With regulatory approval, Series 18 preferred shares may be redeemed by the Bank on April 26, 2013, and for Series 19 preferred shares, if applicable, on April 26, 2018 and every five years thereafter, respectively, at $25.00 per share, together with declared and unpaid dividends.

(i)	Holders of Series 20 Non-cumulative 5-Year Rate Reset Preferred Shares will have the option to convert shares into an equal number of Series 21 non-cumulative floating rate preferred shares on October 26, 2013, and on October 26 every five years thereafter. With regulatory approval, Series 20 preferred shares may be redeemed by the Bank on October 26, 2013, and for Series 21 preferred shares, if applicable, on October 26, 2018 and every five years thereafter, respectively, at $25.00 per share, together with declared and unpaid dividends.

(j)	Holders of Series 22 Non-cumulative 5-Year Rate Reset Preferred Shares will have the option to convert shares into an equal number of Series 23 non-cumulative floating rate preferred shares on January 26, 2014, and on January 26 every five years thereafter. With regulatory approval, Series 22 preferred shares may be redeemed by the Bank on January 26, 2014, and for Series 23 preferred shares, if applicable, on January 26, 2019 and every five years thereafter, respectively, at $25.00 per share, together with declared and unpaid dividends.

(k)	Holders of Series 24 Non-cumulative 5-Year Rate Reset Preferred Shares will have the option to convert shares into an equal number of Series
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CONSOLIDATED FINANCIAL STATEMENTS

25 non-cumulative floating rate preferred shares on January 26, 2014, and on January 26 every five years thereafter. With regulatory approval, Series 24 preferred shares may be redeemed by the Bank on January 26, 2014, and, if applicable, Series 25 preferred shares on January 26, 2019 and every five years thereafter, respectively, for $25.00 per share, together with declared and unpaid dividends.

(l)	Holders of Series 26 Non-cumulative 5-Year Rate Reset Preferred Shares will have the option to convert shares into an equal number of Series 27 non-cumulative floating rate preferred shares on April 26, 2014, and on April 26 every five years thereafter. With regulatory approval, Series 26 preferred shares may be redeemed by the Bank on April 26, 2014, and for Series 27 preferred shares, if applicable, on April 26, 2019, and every five years thereafter, respectively, at $25.00 per share, together with declared but unpaid dividends.

(m)	Holders of Series 28 Non-cumulative 5-Year Rate Reset Preferred Shares will have the option to convert shares into an equal number of Series 29 non-cumulative floating rate preferred shares on April 26, 2014, and on April 26 every five years thereafter. With regulatory approval, Series 28 preferred shares may be redeemed by the Bank on April 26, 2014 and for Series 29 preferred shares, if applicable, on April 26, 2019 and every five years thereafter, respectively, at $25.00 per share, together with declared and unpaid dividends.

(n)	Holders of Series 30 Non-cumulative 5-Year Rate Reset Preferred Shares will have the option to convert shares into an equal number of Series 31 non-cumulative floating rate preferred shares on April 26, 2015, and on April 26 every five years thereafter. With regulatory approval, Series 30 preferred shares may be redeemed by the Bank on April 26, 2015, and for Series 31 preferred shares, if applicable, on April 26, 2020 and every five years thereafter, respectively, at $25.00 per share, together with declared and unpaid dividends.
Restrictions on dividend payments
Under the Bank Act, the Bank is prohibited from declaring any dividends on its common or preferred shares when the Bank is, or would be placed by such a declaration, in contravention of the capital adequacy, liquidity or any other regulatory directives issued under the Bank Act. In addition, common share dividends cannot be paid unless all dividends to which preferred shareholders are then entitled have been paid or sufficient funds have been set aside to do so.
In the event that applicable cash distributions on any of the Scotiabank Trust Securities [refer to Note 13 Capital instrument liabilities] are not paid on a regular distribution date, the Bank has undertaken not to declare dividends of any kind on its preferred or common shares. Similarly, should the Bank fail to declare regular dividends on any of its directly issued outstanding preferred or common shares, cash distributions will also not be made on any of the Scotiabank Trust Securities. Currently, these limitations do not restrict the payment of dividends on preferred or common shares.
For each of the years presented, the Bank paid all of the non-cumulative preferred share dividends.
15	Common shares
Authorized:
     An unlimited number of common shares without nominal or par value.
Issued and fully paid:

	2010			2009			2008

As at October 31 ($ millions)	Number of shares		Amount	Number of shares		Amount	Number of shares		Amount

Common shares:
Outstanding at beginning of year	1,024,939,384		$4,946	991,923,631		$3,829	983,767,155		$3,566
Issued under Shareholder Dividend and Share Purchase Plan(a)	12,577,506		623	14,304,029		516	2,576,133		108
Issued under Stock Option Plans (Note 18)	5,396,024		181	3,650,978		78	6,404,516		155
Issued for acquisition of a subsidiary or associated corporation	—		—	15,060,746		523	50,827		3
Purchased for cancellation	—		—	—		—	(875,000)		(3)

Outstanding at end of year	1,042,912,914	(b)	$5,750	1,024,939,384	(b)	$4,946	991,923,631	(b)	$3,829

(a)	On October 26, 2010, the Board approved an additional 15,000,000 common shares to be reserved for future issue under the terms of the Shareholder Dividend and Share Purchase Plan. As at October 31, 2010, there were 19,419,324 common shares held in reserve under the Shareholder Dividend and Share Purchase Plan.

(b)	In the normal course of business, the Bank’s regulated Dealer subsidiary purchases and sells the Bank’s common shares to facilitate trading/institutional client activity. During fiscal 2010, the number of such shares bought and sold was 13,319,524 (2009; 13,134,586; 2008; 16,306,986).
Restrictions on dividend payments
Under the Bank Act, the Bank is prohibited from declaring any dividends on its common or preferred shares when the Bank is, or would be placed by such a declaration, in contravention of the capital adequacy, liquidity or any other regulatory directives issued under the Bank Act. In addition, common share dividends cannot be paid unless all dividends to which preferred shareholders are then entitled have been paid or sufficient funds have been set aside to do so.
In the event that applicable cash distributions on any of the Scotiabank Trust Securities [refer to Note 13 Capital instrument liabilities] are not paid on a regular distribution date, the Bank has undertaken not to declare dividends of any kind on its preferred or common shares. Similarly, should the Bank fail to declare regular dividends on any of its directly issued outstanding preferred or common shares, cash distributions will also not be made on any of the Scotiabank Trust Securities. Currently, these limitations do not restrict the payment of dividends on preferred or common shares.
For each of the years presented, the Bank paid all of the non-cumulative preferred share dividends.
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CONSOLIDATED FINANCIAL STATEMENTS
16	Capital management
The Bank has a capital management process in place to measure, deploy and monitor its available capital and assess its adequacy. This capital management process aims to achieve four major objectives: exceed regulatory thresholds and meet longer-term internal capital targets, maintain strong credit ratings, manage capital levels commensurate with the risk profile of the Bank and provide the Bank’s shareholders with acceptable returns.
Capital is managed in accordance with the Board-approved Capital Management Policy. Senior executive management develop the capital strategy and oversee the capital management processes of the Bank. The Bank’s Finance, Group Treasury and Global Risk Management (GRM) groups are key in implementing the Bank’s capital strategy and managing capital. Capital is managed using both regulatory capital measures and internal metrics.
Although the Bank is subject to several capital regulations in the different business lines and countries in which the Bank operates, capital adequacy is managed on a consolidated Bank basis. The Bank also takes measures to ensure its subsidiaries meet or exceed local regulatory capital requirements. The primary regulator of its consolidated capital adequacy is the Office of the Superintendent of Financial Institutions Canada (the Superintendent). The capital adequacy regulations in Canada are largely consistent with international standards set by the Bank for International Settlements.
Effective November 1, 2007, regulatory capital ratios are determined in accordance with the revised capital framework, based on the International Convergence of Capital Measurement and Capital Standards: A Revised Framework, commonly known as Basel II.
Under this framework there are two main methods for computing credit risk: the standardized approach, which uses prescribed risk weights; and internal ratings-based approaches, which allow the use of a bank’s internal models to calculate some, or all, of the key inputs into the regulatory capital calculation. Users of the Advanced Internal Ratings Based Approach (AIRB) are required to have sophisticated risk management systems for the calculations of credit risk regulatory capital. Once banks demonstrate full compliance with the AIRB requirements, and the Superintendent has approved its use, they may proceed to apply the AIRB approach in computing capital requirements.
The Bank computes credit risk capital using the AIRB approach for material Canadian, U.S. and European portfolios and the standardized approach for the remaining portfolios. The Bank uses both internal models and standardized approaches to calculate market risk capital, and the standardized approach to calculate the operational risk capital requirements.
The Bank’s total regulatory capital is comprised of Tier 1 and Tier 2 capital as follows:

As at October 31 ($ millions)	2010	2009

Shareholders’ equity per Consolidated Balance Sheet	$27,631	$24,772
Components of accumulated other comprehensive income excluded from Tier 1 capital	(457)	(117)
Capital Instrument liabilities – trust securities	3,400	3,400
Non-controlling Interest in subsidiaries	579	554
Goodwill deduction	(3,050)	(2,908)
Other capital deductions(1)	(2,769)	(2,051)

Tier 1 capital	$25,334	$23,650

Qualifying subordinated debentures, net of amortization	5,790	5,833
Trust subordinated notes	1,000	1,000
Other net capital items(2)	(2,525)	(1,895)

Tier 2 capital	4,265	4,938

Total regulatory capital	$29,599	$28,588

Total risk weighted assets	$215,034	$221,656

Capital ratios
Tier 1 capital ratio	11.8%	10.7%

Total capital ratio	13.8%	12.9%

Assets-to-capital multiple	17.0	x	16.6	x

(1)	Comprised of 50% of all investments in certain specified corporations and other items.

(2)	Comprised of 50% of all investments in certain specified corporations and other items, 100% of investments in insurance entities, offset by eligible allowance for credit losses and net after-tax unrealized gain on available-for-sale equity securities.
The two primary regulatory capital ratios used to assess capital adequacy are Tier 1 and Total capital ratios, which are determined by dividing those capital components by risk-weighted assets. Risk-weighted assets represent the Bank’s exposure to credit, market and operational risk and are computed by applying a combination of the Bank’s internal credit risk parameters and OSFI prescribed risk weights to on- and off-balance sheet exposures.
The regulatory minimum ratios prescribed by OSFI are 7% for Tier 1 capital and 10% for Total capital. The Bank substantially exceeded these minimum ratio thresholds as at October 31, 2010. OSFI has also prescribed an asset-to-capital leverage multiple; the Bank was in compliance with this threshold as at October 31, 2010.
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CONSOLIDATED FINANCIAL STATEMENTS
17	Accumulated other comprehensive income (loss)
The components of accumulated other comprehensive income (loss) as at October 31, 2010 and 2009, and other comprehensive income (loss) for the years then ended are as follows:
Accumulated other comprehensive income (loss)

	2010				2009
	Opening	Net	Ending		Opening	Transition	Net	Ending
As at and for the year ended October 31 ($ millions)	balance	change	balance		balance	amount(1)	change	balance

Unrealized foreign currency translation gains (losses), net of hedging activities	$(3,917)	$(591)	$(4,508	)(2)	$(2,181)	$—	$(1,736)	$(3,917	)(2)
Unrealized gains (losses) on available-for-sale securities, net of hedging activities	540	278	818	(3)	(949)	595	894	540	(3)
Gains (losses) on derivative instruments designated as cash flow hedges	(423)	62	(361	)(4)	(466)	—	43	(423	)(4)

Accumulated other comprehensive income (loss)	$(3,800)	$(251)	$(4,051)		$(3,596)	$595	$(799)	$(3,800)

(1)	Refer to Note 1 for impact of new accounting policies adopted in 2009 related to classification and impairment of financial instruments.

(2)	Net of cumulative income tax expense of $761 (2009 – expense of $646). As at October 31, 2010, non-derivative instruments designated as net investment hedges amounted to $5,869 (2009 – $7,384).

(3)	Net of cumulative income tax expense of $371 (2009 – expense of $288).

(4)	Net of cumulative income tax benefit of $128 (2009 – benefit of $174). The reclassification from accumulated other comprehensive income to earnings over the next 12 months as a result of outstanding cash flow hedges is expected to be a net after tax loss of approximately $172 (2009 – net after tax loss of $211). As at October 31, 2010, the maximum length of cash flow hedges outstanding was less than 9 years (2009 – 10 years).
Other comprehensive income (loss)
The following table summarizes the changes in the components of other comprehensive income (loss).

For the year ended October 31 ($ millions)	2010	2009	2008

Net change in unrealized foreign currency translation losses
Net unrealized foreign currency translation gains (losses)(1)	$(869)	$(2,410)	$4,206
Net gains (losses) on hedges of net investments in self-sustaining foreign operations(2)	278	674	(1,838)

	(591)	(1,736)	2,368

Net change in unrealized gains (losses) on available-for-sale securities
Net unrealized gains (losses) on available-for-sale securities(3)	603	872	(1,447)
Reclassification of net (gains) losses to net income(4)	(325)	22	(141)

	278	894	(1,588)

Net change in gains (losses) on derivative instruments designated as cash flow hedges
Net gains (losses) on derivative instruments designated as cash flow hedges(5)	(258)	(112)	179
Reclassification of net (gains) losses to net income(6)	320	155	(698)

	62	43	(519)

Other comprehensive income (loss)	$(251)	$(799)	$261

(1)	Net of income tax expense of nil.

(2)	Net of income tax expense of $115 (2009 – expense of $328; 2008 – benefit of $109).

(3)	Net of income tax expense of $211 (2009 – expense of $277; 2008 – benefit of $657).

(4)	Net of income tax expense of $128 (2009 – benefit of $59; 2008 – expense of $52).

(5)	Net of income tax benefit of $95 (2009 – benefit of $23; 2008 – expense of $79).

(6)	Net of income tax benefit of $141 (2009 – benefit of $67; 2008 – expense of $322).
134     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
18	Stock-based compensation
(a) Stock option plans
Under the terms of the Employee Stock Option Plan, options to purchase common shares may be granted to selected employees at an exercise price not less than the closing price of the Bank’s common shares on the Toronto Stock Exchange (TSX) on the day prior to the date of the grant. As well, for grants made beginning December 2005, the exercise price must not be less than the volume weighted average price on the TSX for the five trading days immediately preceding the grant date.
Employee stock options granted between November 1, 2002, and October 31, 2009, have Tandem Stock Appreciation Rights (Tandem SARs), which provide the employee the choice to either exercise the stock option for shares, or to exercise the Tandem SARs and thereby receive the intrinsic value of the stock option in cash. In addition, in fiscal 2003, Tandem SARs were retroactively attached to the fiscal 2002 employee stock options. All other terms and conditions relating to these 2002 stock options remained unchanged. These 2002 stock options were out of the money at the date of attachment. As a result, there was no impact on the Bank’s stock-based compensation expense on the date of retroactive attachment of the Tandem SARs.
Stock options granted after November 1, 2009 do not include Tandem SAR features as described above and are expensed using the fair value method of accounting.
Options vest evenly over a four-year period and are exercisable no later than 10 years after the date of the grant. In the event that the expiry date falls within an insider trading blackout period, the expiry date will be extended for 10 business days after the end of the blackout period.
Outstanding options expire on dates ranging from January 19, 2011 to December 11, 2019. As approved by the shareholders, a total of 114 million common shares have been reserved for issuance under this plan of which 81.6 million common shares have been issued as a result of the exercise of options and 21.0 million common shares are committed under outstanding options, leaving 11.4 million common shares available for issuance as options.
In 2001, a Directors’ Stock Option Plan was approved by the shareholders. A total of 800,000 common shares have been reserved for issuance to non-officer directors under this plan.
As of November 1, 2002, director stock options are expensed using a fair-value-based method. Currently, 91,000 (2009 – 140,000; 2008 – 144,000) options are outstanding at a weighted average exercise price of $23.79 (2009 – $23.00; 2008 – $23.04). In fiscal 2010, 49,000 of these options (2009 – 4,000; 2008 – 20,000) were exercised at a weighted average exercise price of $21.54 (2009 – $24.40; 2008 – $23.48). These options expire between March 9, 2011 and December 6, 2012. Commencing in fiscal 2004, the Bank ceased granting stock options to these directors.
During fiscal 2010, 3,953,456 options were granted and as at October 31, 2010, 3,904,972 options were outstanding of which 2,907,883 options were vested. These grants resulted in a compensation expense of $24.6 million for the year ended October 31, 2010 in salaries and employee benefits expense in the Consolidated Statement of Income with a corresponding credit to contributed surplus in the Consolidated Balance Sheet. The compensation expenses related to unrecognized compensation cost for non-vested options was $8.0 million at October 31, 2010, to be recognized over the weighted average period of 1.84 years.
For options granted after November 1, 2009 that do not have the Tandem SAR features, the weighted average fair value of options granted in December 2009 was estimated at $8.47 using the Black-Scholes option pricing model on the date of grant using the following assumptions:

As at	December 2009

Risk-free interest rate		2.95%
Expected dividend yield		4.33%
Expected price volatility		27.12%
Expected life of option	6.03	years
Details of the Bank’s Employee Stock Option Plan are as follows:

	2010		2009		2008
	Number	Weighted	Number	Weighted	Number	Weighted
	of stock	average	of stock	average	of stock	average
	options	exercise	options	exercise	options	exercise
As at October 31	(000’s)	price	(000’s)	price	(000’s)	price

Outstanding at beginning of year	22,889	$33.90	22,979	$31.32	27,721	$26.81
Granted	3,954	47.75	4,427	33.89	2,217	52.56
Exercised as Options	(5,347)	23.94	(3,647)	18.56	(6,384)	19.12
Forfeited/cancelled	(229)	33.17	(524)	32.16	(231)	37.24
Exercised as Tandem SARs	(279)	27.28	(346)	26.80	(344)	27.45

Outstanding at end of year(1)	20,988	$39.14	22,889	$33.90	22,979	$31.32

Exercisable at end of year	12,290	$36.10	15,404	$30.40	17,855	$25.98

Available for grant	11,363		14,808		18,366

As at October 31, 2010	Options Outstanding			Options Exercisable
	Number	Weighted	Weighted	Number	Weighted
	of stock	average remaining	average	of stock	average
Range of exercise prices	options (000’s)	contractual life (years)	exercise price	options (000’s)	exercise price

$21.03 to $26.50	4,442	1.33	$24.00	4,442	$24.00
$27.44 to $39.00	6,785	6.34	$34.40	3,548	$34.87
$45.93 to $47.75	5,719	7.83	$47.21	1,814	$46.04
$52.00 to $54.00	4,042	6.65	$52.31	2,486	$52.25

	20,988	5.75	$39.14	12,290	$36.10

(1)	Included are 16,382,636 (2009 – 19,086,780; 2008 – 16,293,077) options with Tandem SAR features and 4,605,215 of options (without the Tandem SAR feature).
Scotiabank Annual Report 2010     135

CONSOLIDATED FINANCIAL STATEMENTS
(b) Employee share ownership plans
Qualifying employees can generally contribute up to the lesser of a specified percentage of salary and a maximum dollar amount towards the purchase of common shares of the Bank or deposits with the Bank. In general, the Bank matches 50% of qualifying contributions which is expensed in salaries and employee benefits. During 2010, the Bank’s contributions totalled $29 million (2009 – $30 million; 2008 – $28 million). Contributions, which are used by the plan trustee to purchase common shares in the open market, do not result in a subsequent expense to the Bank from share price appreciation.
(c) Other stock-based compensation plans
All other stock-based compensation plans use notional units that are valued based on the Bank’s common share price on the TSX. These units, with the exception of Stock Appreciation Rights (SARs), accumulate dividend equivalents in the form of additional units based on the dividends paid on the Bank’s common shares. Fluctuations in the Bank’s share price change the value of the units, which affects the Bank’s stock-based compensation expense. As described below, the value of a portion of the Performance Share Unit notional units also varies based on Bank performance. Upon exercise or redemption, payments are made to the employees with a corresponding reduction in the accrued liability. In 2010, an aggregate expense of $205 million (2009 – $79 million expense; 2008 – $89 million expense) was recorded in salaries and employee benefits in the Consolidated Statement of Income for changes in the amount of the Bank’s liability for these units. This expense was net of gains arising from derivatives used to manage the volatility of stock-based compensation of $274 million (2009 – gains of $154 million; 2008 – losses of $328 million). Details of these plans are as follows:
Stock Appreciation Rights (SARs), including Tandem SARs
The SARs include Tandem SARs, as described above, as well as stand-alone SARs which are granted instead of stock options to selected employees in countries where local laws may restrict the Bank from issuing shares. SARs have vesting and exercise terms and conditions similar to the employee stock options. The cost of SARs is recognized on a graded vesting basis except where the employee is eligible to retire prior to the vesting date, in which case the cost is recognized between the grant date and the date the employee is eligible to retire. When a SAR is exercised, the Bank pays the appreciation amount in cash equal to the rise in the market price of the Bank’s common shares since the grant date. During fiscal 2010, 425,180 SARs were granted (2009 – 4,938,692; 2008 – 2,445,768) and as at October 31, 2010, 19,636,734 SARs were outstanding (2009 –23,467,755; 2008 – 21,122,574), of which 18,811,216 SARs were vested (2009 – 21,537,430; 2008 – 19,804,585).
Deferred Stock Unit Plan (DSU)
Under the DSU Plan, eligible senior executives may elect to receive all or a portion of their cash bonus under the Annual Incentive Plan (which is expensed for the year awarded in salaries and employee benefits in the Consolidated Statement of Income) in the form of deferred stock units which vest immediately. Units are redeemable, in cash, only when an executive ceases to be a Bank employee and must be redeemed by December 31 of the year following that event. As at October 31, 2010, there were 1,655,197 units outstanding (2009 – 1,591,426; 2008 –1,595,619).
Directors’ Deferred Stock Unit Plan (DDSU)
Under the DDSU Plan, non-officer directors of the Bank may elect to receive all or a portion of their fee for that fiscal year (which is expensed by the Bank in other expenses in the Consolidated Statement of Income) in the form of deferred stock units which vest immediately. Units are redeemable, in cash, only following resignation or retirement and must be redeemed by December 31 of the year following that event. As at October 31, 2010, there were 350,029 units outstanding (2009 – 324,066; 2008 – 258,115).
Restricted Share Unit Plan (RSU)
Under the RSU Plan, selected employees receive an award of restricted share units which vest at the end of three years, at which time the units are paid, in cash, to the employee. The stock-based compensation expense is recognized evenly over the vesting period except where the employee is eligible to retire prior to the vesting date, in which case the expense is recognized between the grant date and the date the employee is eligible to retire. As at October 31, 2010, there were 2,073,623 units (2009 –1,983,701; 2008 – 1,794,695) awarded and outstanding of which 1,577,558 were vested.
Performance Share Unit Plan (PSU)
Eligible executives receive an award of performance share units that vest at the end of three years. PSU awards granted after November 1, 2009 are subject to performance criteria measured over a three-year period. For prior PSU awards, only a portion of the award was subject to performance criteria. The three-year performance measures include return on equity compared to target and total shareholder return relative to a comparator group selected prior to the granting of the award. The stock-based compensation expense is recognized evenly over the vesting period except where the employee is eligible to retire prior to the vesting date, in which case the expense is recognized between the grant date and the date the employee is eligible to retire. This expense varies based on performance compared to the performance measures. Upon vesting, the units are paid, in cash, to the employee. As at October 31, 2010, there were 6,001,672 units (2009 – 4,062,895; 2008 – 3,348,796) awarded and outstanding [including 4,988,748 (2009 – 2,345,134; 2008 – 1,305,913) subject to performance criteria] of which 4,452,316 were vested. The above units include PSUs awarded to Scotia Capital employees described below.
Scotia Capital Deferred Payment Plan
Under the Scotia Capital Incentive Plan, a portion of the bonus awarded to certain employees (which is accrued and expensed in the year to which it relates) is allocated in the form of DPP units, with the remainder paid out in cash. These units are subsequently paid, in cash, to qualifying employees over each of the following three years. Other eligible employees may be allocated PSUs or stock options/SARs (which are expensed as described above) instead of DPP units.
DPP units awarded in fiscal 2010 are subject to performance criteria measured over the units’ vesting period. The performance measures include the same measures as described above for the PSU awards as well as an assessment of the annual performance of the Bank and Scotia Capital.
Changes in the value of the units, which arise from fluctuations in the market price of the Bank’s common shares as well as based on performance compared to the performance measures, are expensed in the same manner as the Bank’s other stock-based compensation plans in salaries and employee benefits expense in the Consolidated Statement of Income.
136     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
19	Corporate income taxes
Corporate income taxes recorded in the Bank’s consolidated financial statements for the years ended October 31 are as follows:
(a) Components of income tax provision

For the year ended October 31 ($ millions)	2010	2009	2008

Provision for income taxes in the Consolidated Statement of Income:

Current income taxes:
Domestic:
Federal	$118	$(155)	$160
Provincial	223	91	210
Foreign	847	1,035	688

	1,188	971	1,058

Future income taxes:
Domestic:
Federal	313	85	(311)
Provincial	87	37	(203)
Foreign	157	40	147

	557	162	(367)

Total provision for income taxes in the Consolidated Statement of Income	$1,745	$1,133	$691

Provision for income taxes in the Consolidated Statement of Changes in Shareholders’ Equity:
Reported in Other Comprehensive Income	244	708	(1,062)
Cumulative effect of adopting new accounting policy	—	323	—
Share issuance costs	(2)	(6)	(10)

Total provision for income taxes in the Consolidated Statement of Changes in Shareholders’ Equity	242	1,025	(1,072)

Total provision for (recovery) of income taxes	$1,987	$2,158	$(381)

(b) Reconciliation to statutory rate
Income taxes in the Consolidated Statement of Income vary from the amounts that would be computed by applying the composite federal and provincial statutory income tax rate for the following reasons:

	2010		2009		2008
		Percent of		Percent of		Percent of
		pre-tax		pre-tax		pre-tax
For the year ended October 31 ($ millions)	Amount	income	Amount	income	Amount	income

Income taxes at statutory rate	$1,842	30.3%	$1,516	31.6%	$1,289	32.6%
Increase (decrease) in income taxes resulting from:
Lower average tax rate applicable to subsidiaries and foreign branches	(72)	(1.2)	(325)	(6.8)	(370)	(9.4)
Tax-exempt income from securities	(152)	(2.5)	(168)	(3.5)	(278)	(7.0)
Future income tax effect of substantively enacted tax rate changes	105	1.7	120	2.5	61	1.5
Other, net	22	0.4	(10)	(0.2)	(11)	(0.2)

Total income taxes and effective tax rate	$1,745	28.7%	$1,133	23.6%	$691	17.5%

(c) Future income taxes
The tax-effected temporary differences which result in future income tax assets and (liabilities) are as follows:

As at October 31 ($ millions)	2010	2009

Loss carryforwards(1)	$1,242	$1,323
Allowance for credit losses(2)	686	973
Deferred compensation	305	266
Deferred income	187	218
Loss on disposal of subsidiary operations	70	77
Premises and equipment	(141)	(115)
Pension fund	(304)	(313)
Securities	(339)	(493)
Other	69	304

Net future income taxes(3)	$1,775	$2,240

(1)	Includes a gross future tax asset of $347 as at October 31, 2010 (2009 – $376) relating to subsidiaries’ unused income tax losses. This future tax asset has been reduced by a valuation allowance of $1 (2009 – $3), resulting in a net future tax asset of $346 (2009 – $373).

(2)	As at October 31, 2010, the future income tax asset related to the allowance for credit losses has been reduced by a valuation allowance of $316 (2009 – $313) relating to a subsidiary’s unused tax deductions arising from previous years’ allowance for credit losses.

(3)	Net future income taxes of $1,775 (2009 – $2,240) are represented by future income tax assets of $2,219 (2009 – $2,577), net of future income tax liabilities of $444 (2009 – $337).
Earnings of certain international subsidiaries are subject to tax only upon their repatriation to Canada. As repatriation is not currently planned in the foreseeable future, the Bank has not recognized a future income tax liability. If all international subsidiaries’ unremitted earnings were repatriated, taxes that would be payable as at October 31, 2010, are estimated to be $907 million (October 31, 2009 – $820 million).
Scotiabank Annual Report 2010     137

CONSOLIDATED FINANCIAL STATEMENTS
20	Employee future benefits
The Bank sponsors a number of employee future benefit plans, including pensions and other post-retirement benefits, post-employment benefits and compensated absences for most of its employees globally. The following tables present financial information related to the Bank’s principal plans. The principal plans include pension and other benefit plans in Canada, the U.S., Mexico, Jamaica and the U.K.(1)

	Pension plans			Other benefit plans
For the year ended October 31 ($ millions)	2010	2009	2008	2010	2009	2008

Change in benefit obligation
Benefit obligation at beginning of year	$4,367	$4,414	$4,618	$1,038	$1,040	$1,047
Cost of benefits earned in the year	118	124	133	41	39	40
Interest cost on benefit obligation	306	298	274	72	71	66
Employee contributions	13	13	11	—	—	—
Benefits paid	(274)	(278)	(271)	(55)	(53)	(50)
Actuarial loss (gain)	731	(47)	(441)	152	(21)	(92)
Non-routine events(2)	19	(61)	24	(19)	—	(4)
Foreign exchange	(25)	(96)	66	(4)	(38)	33

Benefit obligation at end of year(4)	$5,255	$4,367	$4,414	$1,225	$1,038	$1,040

Change in fair value of assets
Fair value of assets at beginning of year	$4,830	$5,537	$5,733	$245	$256	$237
Actual return on assets	363	(348)	(105)	28	4	3
Employer contributions	172	141	62	58	60	56
Employee contributions	13	13	11	—	—	—
Benefits paid	(274)	(278)	(271)	(55)	(53)	(50)
Non-routine events(2)	—	(90)	—	—	—	—
Foreign exchange	(26)	(145)	107	1	(22)	10

Fair value of assets at end of year(3)(4)	$5,078	$4,830	$5,537	$277	$245	$256

Funded status
Excess (deficit) of fair value of assets over benefit obligation at end of year(4)	$(177)	$463	$1,123	$(948)	$(793)	$(784)
Unrecognized net actuarial loss	1,758	1,003	318	296	168	186
Unrecognized past service costs	104	96	112	(3)	(4)	(6)
Unrecognized transitional obligation (asset)	(178)	(216)	(276)	122	141	161
Valuation allowance	(139)	(129)	(179)	—	—	—
Employer contributions after measurement date	9	20	7	11	11	11

Net prepaid (accrued) benefit expense at end of year	$1,377	$1,237	$1,105	$(522)	$(477)	$(432)

Recorded in:
Other assets in the Bank’s Consolidated Balance Sheet	$1,612	$1,463	$1,320	$31	$23	$17
Other liabilities in the Bank’s Consolidated Balance Sheet	(235)	(226)	(215)	(553)	(500)	(449)

Net prepaid (accrued) benefit expense at end of year	$1,377	$1,237	$1,105	$(522)	$(477)	$(432)

Annual benefit expense
Cost of benefits earned in the year	$118	$124	$133	$41	$39	$40
Interest cost on benefit obligation	306	298	274	72	71	66
Actual return on assets	(363)	348	105	(28)	(4)	(3)
Actuarial loss (gain) on benefit obligation	731	(47)	(441)	152	(21)	(92)
Amount of curtailment (gain) loss recognized	—	—	(1)	(8)	—	—
Amount of settlement (gain) loss recognized	—	12	—	—	—	—
Special termination benefits(2)	—	31	—	—	—	—
Non-routine events(2)	19	—	24	(19)	—	(4)

Elements of employee future benefit costs (income) before adjustments to recognize the long-term nature of employee future benefit costs	811	766	94	210	85	7

Adjustments to recognize the long-term nature of employee future benefit costs:
Difference between expected return and actual return on plan assets	(36)	(753)	(501)	7	(17)	(15)
Difference between net actuarial loss (gain) recognized and actual actuarial loss (gain) on benefit obligation	(726)	49	444	(146)	28	104
Difference between amortization of non-routine events and actual non-routine events	(8)	10	(13)	19	—	4
Amortization to recognize transitional obligation (asset)	(37)	(39)	(39)	18	18	18

	(807)	(733)	(109)	(102)	29	111
Change in valuation allowance provided against prepaid benefit expense	10	(50)	10	—	—	—

Benefit expense (income) recognized, excluding defined contribution benefit expense	14	(17)	(5)	108	114	118

Defined contribution benefit expense recognized	6	5	6	—	—	—

Total benefit expense recognized	$20	$(12)	$1	$108	$114	$118

(1)	Other plans operated by certain subsidiaries of the Bank are not considered material and are not included in these disclosures.

(2)	Non-routine events include plan amendments, acquisitions, divestitures, transfers, etc. The special termination benefits are also considered a non-routine event associated with additional benefits paid upon the termination of a pension plan.

(3)	The fair value of pension plan assets invested in securities of the Bank totalled $429 (2009 – $426; 2008 – $511).

(4)	The Bank uses a measurement date of July 31 or August 31, depending on the employee future benefits plan.
138     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
Included in the benefit obligation and fair value of assets are the following amounts in respect of plans that are not fully funded:

	Pension plans			Other benefit plans
For the year ended October 31 ($ millions)	2010	2009	2008	2010	2009	2008

Benefit obligation(1)	$4,841	$774	$659	$1,225	$890	$1,040
Fair value of assets	4,349	446	354	277	96	256

Deficit of fair value of assets over benefit obligation	$(492)	$(328)	$(305)	$(948)	$(794)	$(784)

(1)	Includes the benefit obligation of $280 at the end of 2010 (2009 – $258; 2008 – $264) related to supplemental unfunded pension arrangements.
Key weighted-average assumptions (%)(1)
The key weighted-average assumptions used by the Bank for the measurement of the benefit obligation and benefit expense are summarized as follows:

	Pension plans			Other benefit plans
For the year ended October 31	2010	2009	2008	2010	2009	2008

To determine benefit obligation at end of year
Discount rate	5.90%	7.05%	6.70%	6.00%	6.90%	6.90%
Rate of increase in future compensation(2)	3.60%	3.90%	3.90%	1.30%	1.30%	1.50%
To determine benefit expense (income) for the year
Discount rate	7.05%	6.70%	5.85%	6.90%	6.90%	6.10%
Assumed long-term rate of return on assets	7.50%	7.25%	7.25%	8.50%	8.70%	7.40%
Rate of increase in future compensation(2)	3.90%	3.90%	3.75%	1.30%	1.50%	1.40%
Health care cost trend rates at end of year
Initial rate	n/a	n/a	n/a	6.70%	7.00%	7.20%
Ultimate rate	n/a	n/a	n/a	4.50%	4.70%	5.00%
Year ultimate rate reached	n/a	n/a	n/a	2029	2029	2018

(1)	Includes international plans which generally have higher rates than Canadian plans. The discount rate used to determine the 2010 benefit expense for all Canadian pension and other benefit plans was 6.8% (2009 – 6.4%; 2008 – 5.6%). The discount rate used for the 2010 end of year benefit obligation was 5.7% for all Canadian pension plans and 5.8% for all Canadian other benefit plans, respectively (2009 – 6.8%; 2008 – 6.4%) and the assumed long-term rate of return on assets for all Canadian pension plans was 7.0% (2009 –7.0%; 2008 – 7.25%).

(2)	The weighted-average rates of increase in future compensation shown for other benefit plans do not include Canadian flexible post-retirement benefits plans established in fiscal 2005, as they are not impacted by future compensation increases.
Sensitivity analysis

	Pension plans		Other benefit plans
For the year ended October 31, 2010 ($ millions)	Benefit obligation	Benefit expense	Benefit obligation	Benefit expense

Impact of 1% decrease in discount rate	$845	$62	$176	$13
Impact of 1% decrease in assumed long-term rate of return on assets	n/a	50	n/a	2
Impact of 0.25% increase in rate of increase in future compensation	65	7	1	—
Impact of 1% increase in health care cost trend rate	n/a	n/a	162	20
Impact of 1% decrease in health care cost trend rate	n/a	n/a	(130)	(16)

Assets
The Bank’s principal pension plans’ assets are generally invested with the long-term objective of maximizing overall expected returns, at an acceptable level of risk relative to the benefit obligation. A key factor in managing long-term investment risk is asset mix. Investing the pension assets in different asset classes and geographic regions helps to mitigate risk and to minimize the impact of declines in any single asset class, particular region or type of investment. Within each asset class, investment management firms – including related-party managers – are hired and assigned specific mandates.
Pension plan asset mix guidelines are set for the long term, and are documented in each plan’s investment policy. Asset mix policy typically also reflects the nature of the plan’s benefit obligation. Legislation places certain restrictions on asset mix – for example, there are usually limits on concentration in any one investment. Other concentration and quality limits are also set forth in the investment policies. The use of derivatives is generally prohibited without specific authorization; currently, the main use of derivatives is to hedge currency fluctuations associated with US equity holdings in the Canadian pension funds. Asset mix guidelines are reviewed at least once each year, and adjusted, where appropriate, based on market conditions and opportunities. However, large asset class shifts are rare, and typically reflect a change in the pension plan’s situation (e.g. a plan termination). Actual asset mix is reviewed regularly, and rebalancing – as needed – back to the target asset mix is considered, generally, twice each year.
The Bank’s other benefit plans are generally not funded; the relatively small assets for these other benefit plans are mostly related to programs in Mexico.
The Bank’s principal plans’ weighted-average actual and target asset allocations at the measurement date, by asset category, are as follows:

	Pension plans				Other benefit plans
	Target	Actual	Actual	Actual	Target	Actual	Actual	Actual
Asset category %	2010	2010	2009	2008	2010	2010	2009	2008

Equity investments	64%	64%	63%	64%	40%	40%	36%	35%
Fixed income investments	35%	36%	34%	35%	60%	60%	64%	65%
Other	1%	—	3%	1%	—	—	—	—

Total	100%	100%	100%	100%	100%	100%	100%	100%

Scotiabank Annual Report 2010     139

CONSOLIDATED FINANCIAL STATEMENTS
Actuarial valuations
Actuarial valuations for the Bank’s principal pension plans are generally required every three years. The most recent actuarial valuation of the Bank’s main pension plan was conducted as of November 1, 2008, and the date of the next required valuation is November 1, 2011 (this plan accounts for 72% of principal pension plans’ benefit obligation and 72% of principal pension plans’ fair value of assets). Actuarial valuations for the Bank’s principal other benefit plans are generally carried out every two to three years, with the most recent valuation completed as of July 31, 2008 for the other post-retirement benefits and July 31, 2009 for post-employment benefits. The next actuarial valuations are currently scheduled in fiscal year 2011 for post-retirement benefits and fiscal year 2012 for post-employment benefits.
Cash payments and contributions
In fiscal year 2010, the Bank made cash payments of $161 million (2009 –$154 million; 2008 – $33 million) to fund the principal defined benefit pension plans, including the payment of benefits to beneficiaries under the unfunded pension arrangements. The Bank also made cash payments of $58 million (2009 – $60 million; 2008 – $57 million) during the year to the principal other benefit plans, primarily in respect of benefit payments to beneficiaries under these plans. The Bank also made cash payments of $6 million (2009 – $5 million; 2008 – $6 million) to the principal defined contribution pension plans.
21	Earnings per common share

For the year ended October 31 ($ millions)	2010	2009	2008

Basic earnings per common share
Net income	$4,239	$3,547	$3,140
Preferred dividends paid	201	186	107

Net income available to common shareholders	$4,038	$3,361	$3,033

Average number of common shares outstanding (millions)	1,032	1,013	987

Basic earnings per common share(1)	$3.91	$3.32	$3.07

Diluted earnings per common share
Net income available to common shareholders	$4,038	$3,361	$3,033

Average number of common shares outstanding (millions)	1,032	1,013	987
Stock options potentially exercisable (millions)(2)	2	3	6

Average number of diluted common shares outstanding (millions)(3)	1,034	1,016	993

Diluted earnings per common share(1)	$3.91	$3.31	$3.05

(1)	Earnings per share calculations are based on full dollar and share amounts.

(2)	Reflects the potential dilutive effect of stock options granted under the Bank’s Stock Option Plans as determined under the treasury stock method.

Excludes options with Tandem SAR features as these options are expensed and recorded as liabilities. All other stock options are included in the computation.

(3)	Certain convertible instruments have not been included in the calculation since the Bank has the right to redeem them for cash prior to conversion date.
22	Related party transactions
The Bank provides regular banking services to its associated and other related corporations in the ordinary course of business. These services are on terms similar to those offered to non-related parties. Loans granted to directors and officers in Canada are at market terms and conditions. Prior to March 1, 2001, the Bank granted loans to officers and employees at reduced rates in Canada. The loans granted prior to March 1, 2001, are grandfathered until maturity. In some of the Bank’s foreign subsidiaries and branches, in accordance with local practices and laws, loans may be made available to officers of those units at reduced rates or on preferred terms. Loans to executive officers of the Bank totalled $7.3 million as at October 31, 2010 (2009 – $6.8 million), and loans to directors $0.3 million (2009 –$0.1 million). Directors can use some or all of their fees to buy common shares at market rates through the Directors’ Share Purchase Plan. Non-officer directors may elect to receive all or a portion of their fees in the form of deferred stock units which vest immediately. Commencing in 2004, the Bank no longer grants stock options to non-officer directors. Refer to Note 18, Stock-based compensation for further details of these plans. The Bank may also provide banking services to companies affiliated with the Bank’s directors. These commercial arrangements are conducted at the same market terms and conditions provided to all customers and follow the normal credit review processes within the Bank. The Bank’s committed credit exposure to companies controlled by directors totalled $4.6 million as at October 31, 2010 (2009 – $3.6 million), while actual utilized amounts were $2.8 million (2009 – $1.1 million).
23	Segmented results of operations
Scotiabank is a diversified financial services institution that provides a wide range of financial products and services to retail, commercial and corporate customers around the world. During fiscal 2010 the Bank was organized into three main operating segments: Canadian Banking, International Banking, and Scotia Capital.
Canadian Banking provides a comprehensive array of retail and commercial banking services through branch and electronic delivery channels, to individuals and small to medium-sized businesses in Canada. The retail services include consumer and mortgage lending, credit and debit card services, savings, chequing and retirement products, personal trust services, retail brokerage, mutual funds and transaction services. In addition to credit, commercial clients are provided with deposit and cash management services.
International Banking provides retail and commercial banking services through branches, subsidiaries and foreign affiliates. The products, services and channels offered are generally the same as those in Canadian Banking.
Scotia Capital is an integrated corporate and investment bank which services the credit, capital market and risk management needs of the Bank’s global relationships with large corporations, financial institutions and governments. The services provided include credit and related products, debt and equity underwriting, foreign exchange, derivative products, precious metals products and financial advisory services. Also, it conducts trading activities for its own account and provides short-term Canadian dollar funding for the Bank.
The Other category represents smaller operating segments, including Group Treasury and other corporate items, which are not allocated to an operating segment.
140     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
The results of these business segments are based upon the internal financial reporting systems of the Bank. The accounting policies used in these segments are generally consistent with those followed in the preparation of the consolidated financial statements as disclosed in Note 1. The only notable accounting measurement difference is the grossing up of tax-exempt net interest income to an equivalent before-tax basis for those affected segments. This change in measurement enables comparison of net interest income arising from taxable and tax-exempt sources.
Because of the complexity of the Bank, various estimates and allocation methodologies are used in the preparation of the business segment financial information. The assets and liabilities are transfer-priced at wholesale market rates, and corporate expenses are allocated to each segment based on utilization. As well, capital is apportioned to the business segments on a risk-based methodology. Transactions between segments are recorded within segment results as if conducted with a third party and are eliminated on consolidation.
Historically, assets and liabilities are transfer-priced at short-term wholesale market rates. Commencing November 1, 2008, the Bank refined its transfer pricing to include a liquidity premium charge in the cost of funds allocated to the business segments. The net impact of this change was to reduce the net interest income of the three major segments and reduce the net interest expense of the Other segment.
During the year, broker-sourced deposits of $10 billion were transferred from Group Treasury to Canadian Banking.

For the year ended October 31, 2010 ($ millions)
	Canadian	International	Scotia
Taxable equivalent basis	Banking	Banking	Capital	Other(1)		Total

Net interest income(2)	$5,191	$3,755	$1,093	$(1,418)		$8,621
Provision for credit losses	706	616	(43)	(40)		1,239
Other income	2,626	1,696	2,086	476		6,884

Net interest and other income	7,111	4,835	3,222	(902)		14,266
Depreciation and amortization	165	131	35	3		334
Other non-interest expenses	3,761	2,800	1,160	127		7,848

Income before the undernoted:	3,185	1,904	2,027	(1,032)		6,084
Provision for income taxes	869	543	677	(344)		1,745
Non-controlling interest in net income of subsidiaries	1	99	—	—		100

Net income	$2,315	$1,262	$1,350	$(688	)(3)	$4,239

Preferred dividends paid						201

Net income available to common shareholders						$4,038

Total average assets ($ billions)	$204	$87	$164	$61		$516

For the year ended October 31, 2009 ($ millions)
	Canadian	International	Scotia
Taxable equivalent basis	Banking	Banking	Capital	Other(1)	Total

Net interest income(2)	$4,785	$3,773	$1,427	$(1,657)	$8,328
Provision for credit losses	702	577	338	127	1,744
Other income	2,279	1,480	2,138	232	6,129

Net interest and other income	6,362	4,676	3,227	(1,552)	12,713
Depreciation and amortization	168	127	32	3	330
Other non-interest expenses	3,589	2,833	1,040	127	7,589

Income before the undernoted:	2,605	1,716	2,155	(1,682)	4,794
Provision for income taxes	754	287	704	(612)	1,133
Non-controlling interest in net income of subsidiaries	—	114	—	—	114

Net income	$1,851	$1,315	$1,451	$(1,070)	$3,547

Preferred dividends paid					186

Net income available to common shareholders					$3,361

Total average assets ($ billions)	$192	$90	$183	$48	$513

For the year ended October 31, 2008 ($ millions)
	Canadian	International	Scotia
Taxable equivalent basis	Banking	Banking	Capital	Other(1)	Total

Net interest income	$4,324	$3,315	$1,120	$(1,185)	$7,574
Provision for credit losses	399	236	(5)	—	630
Other income	2,174	1,282	707	139	4,302

Net interest and other income	6,099	4,361	1,832	(1,046)	11,246
Depreciation and amortization	159	104	25	3	291
Other non-interest expenses	3,473	2,530	912	90	7,005

Income before the undernoted:	2,467	1,727	895	(1,139)	3,950
Provision for income taxes	743	422	108	(582)	691
Non-controlling interest in net income of subsidiaries	—	119	—	—	119

Net income	$1,724	$1,186	$787	$(557)	$3,140

Preferred dividends paid					107

Net income available to common shareholders					$3,033

Total average assets ($ billions)	$175	$79	$164	$37	$455

(1)	Includes revenues from all other smaller operating segments of ($169) in 2010 (2009 – ($638); 2008 – ($224), and net income/(loss) of ($152) in 2010 (2009 – ($467); 2008 – ($200). As well, includes corporate adjustments such as the elimination of the tax-exempt income gross-up reported in net interest income and provision for income taxes of $286 in 2010 (2009 – $288; 2008 – $416), changes in the general allowance, differences in the actual amount of costs incurred and charged to the operating segments, and the impact of securitizations.

(2)	Commencing November 1, 2008, the impact of including a liquidity premium charge in the cost of funds allocated to the business segments was a reduction in the net interest income of the three major segments of $239 in 2010 and $331 in 2009, which were offset by a reduction in the net interest expense of the Other segment.

(3)	As a result of a transfer of $10 billion of broker-sourced deposits to Canadian Banking from Group Treasury in the first quarter, the net loss for the year decreased by $125 million.
Scotiabank Annual Report 2010     141

CONSOLIDATED FINANCIAL STATEMENTS
Geographical segmentation(1)
The following table summarizes the Bank’s financial results by geographic region. Revenues and expenses which have not been allocated back to specific operating business lines are reflected in corporate adjustments.

		United		Other
For the year ended October 31, 2010 ($ millions)	Canada	States	Mexico	International	Total

Net interest income	$5,031	$458	$801	$3,145	$9,435
Provision for credit losses	709	(54)	168	456	1,279
Other income	3,770	609	438	1,745	6,562
Non-interest expenses	4,653	327	778	2,379	8,137
Provision for income taxes	738	330	76	558	1,702
Non-controlling interest in net income of subsidiaries	1	—	6	93	100

	$2,700	$464	$211	$1,404	$4,779

Preferred dividends paid					192
Corporate adjustments					(549)

Net income available to common shareholders					$4,038

Total average assets ($ billions)	$337	$47	$18	$105	$507

Corporate adjustments					9

Total average assets, including corporate adjustments					$516

		United		Other
For the year ended October 31, 2009 ($ millions)	Canada	States	Mexico	International	Total

Net interest income	$4,552	$641	$821	$3,331	$9,345
Provision for credit losses	744	296	185	392	1,617
Other income	3,211	452	424	1,525	5,612
Non-interest expenses	4,529	255	791	2,317	7,892
Provision for income taxes	513	222	69	380	1,184
Non-controlling interest in net income of subsidiaries	—	—	6	108	114

	$1,977	$320	$194	$1,659	$4,150

Preferred dividends paid					174
Corporate adjustments					(615)

Net income available to common shareholders					$3,361

Total average assets ($ billions)	$335	$44	$19	$109	$507

Corporate adjustments					6

Total average assets, including corporate adjustments					$513

		United		Other
For the year ended October 31, 2008 ($ millions)	Canada	States	Mexico	International	Total

Net interest income	$4,471	$236	$903	$2,627	$8,237
Provision for credit losses	388	16	141	85	630
Other income	2,614	(202)	478	1,137	4,027
Non-interest expenses	4,315	200	793	1,982	7,290
Provision for income taxes	344	(98)	122	369	737
Non-controlling interest in net income of subsidiaries	—	—	9	110	119

	$2,038	$(84)	$316	$1,218	$3,488

Preferred dividends paid					97
Corporate adjustments					(358)

Net income available to common shareholders					$3,033

Total average assets ($ billions)	$293	$30	$20	$102	$445

Corporate adjustments					10

Total average assets, including corporate adjustments					$455

(1)	Revenues are attributed to countries based on where services are performed or assets are recorded.
142     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS

24	Guarantees, commitments and contingent liabilities
(a) Guarantees
A guarantee is a contract that contingently requires the guarantor to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, index or other variable, including the occurrence or non-occurrence of an event, that is related to an asset, liability or equity security held by the guaranteed party, (ii) an indemnification provided to the third party with the characteristics listed above, (iii) another entity’s failure to perform under an obligating agreement, or (iv) another entity’s failure to perform in relation to its indebtedness. The various guarantees and indemnifications that the Bank provides to its customers and other third parties are presented below.

	2010	2009
	Maximum potential	Maximum potential
	amount of future	amount of future
As at October 31 ($ millions)	payments(1)	payments(1)

Standby letters of credit and letters of guarantee	$20,450	$21,904
Liquidity facilities	8,377	9,797
Derivative instruments	3,071	1,465
Securitizations	—	170
Indemnifications	538	552

(1)	The maximum potential amount of future payments represents those guarantees that can be quantified and excludes other guarantees that cannot be quantified. As many of these guarantees will not be drawn upon and the maximum potential amount of future payments listed above does not consider the possibility of recovery under recourse or collateral provisions, the above amounts are not indicative of future cash requirements, credit risk, or the Bank’s expected losses from these arrangements.
Standby letters of credit and letters of guarantee
Standby letters of credit and letters of guarantee are issued at the request of a Bank customer in order to secure the customer’s payment or performance obligations to a third party. These guarantees represent an irrevocable obligation of the Bank to pay the third-party beneficiary upon presentation of the guarantee and satisfaction of the documentary requirements stipulated therein, without investigation as to the validity of the beneficiary’s claim against the customer. Generally, the term of these guarantees does not exceed four years. The types and amounts of collateral security held by the Bank for these guarantees is generally the same as for loans. As at October 31, 2010, $9 million (2009 – $5 million) was included in other liabilities in the Consolidated Balance Sheet with respect to these guarantees.
Liquidity facilities
The Bank provides backstop liquidity facilities to asset-backed commercial paper conduits, administered by the Bank and by third parties. These facilities provide an alternative source of financing, in the event market disruption prevents the conduit from issuing commercial paper or, in some cases, when certain specified conditions or performance measures are not met. Generally, these facilities have a term of up to one year. Of the $8,377 million (2009 – $9,797 million) in backstop liquidity facilities provided to asset-backed commercial paper conduits, 95% (2009 – 95%) is committed liquidity for the Bank’s sponsored conduits.
The Bank provides partial credit enhancements in the form of financial standby letters of credit to commercial paper conduits, administered by the Bank. As at October 31, 2010, these credit enhancements amounted to $669 million (2009 – $760 million) and are considered as liquidity facilities in the above table. The credit enhancements are provided to ensure a high investment grade credit rating is achieved for notes issued by the conduits. Generally, these facilities have a term of up to one year. No amounts have been recorded in the Consolidated Balance Sheet with respect to these facilities.
Derivative instruments
The Bank enters into written credit derivative contracts under which a counterparty is compensated for losses on a specified referenced asset, typically a loan or bond, if a default or other defined triggering event occurs. The Bank also enters into written option contracts under which a counterparty is granted the right, but not the obligation, to sell a specified quantity of a financial instrument at a pre-determined price on or before a set date. These written option contracts are normally referenced to interest rates, foreign exchange rates or equity prices. Typically, a corporate or government entity is the counterparty to the written credit derivative and option contracts that meet the characteristics of guarantees described above. The maximum potential amount of future payments disclosed in the table above relates to written credit derivatives, puts and floors. However, these amounts exclude certain derivatives contracts, such as written caps, as the nature of these contracts prevents quantification of the maximum potential amount of future payments. As at October 31, 2010, $196 million (2009 – $103 million) was included in derivative instrument liabilities in the Consolidated Balance Sheet with respect to these derivative instruments.
Securitizations
The Bank’s revolving securitization agreements required payments to be made to the trusts under certain limited circumstances. These guarantees are no longer outstanding as the securitization notes have matured in 2010. Last year, these payments were contingent on failure to maintain a minimum pool size due to the occurrence of certain limited predefined events.
Indemnifications
In the ordinary course of business, the Bank enters into many contracts which contain indemnification provisions, such as purchase contracts, service agreements, trademark licensing agreements, escrow arrangements, sales of assets or businesses, outsourcing agreements, leasing arrangements, clearing system arrangements, securities lending agency agreements and structured transactions. In such contracts, the Bank may indemnify counterparties to the contracts for certain aspects of the Bank’s past conduct if other parties fail to perform, or if certain events occur, such as changes in laws and regulations (including tax legislation), changes in financial condition of third parties, infringements and breaches of representations and warranties, undisclosed liabilities, and loss caused by the actions of third parties, or as a result of litigation claims by third parties. These indemnification provisions will vary based upon the contract. In certain types of arrangements, the Bank may in turn obtain indemnifications from other parties to the arrangement or may have access to collateral under recourse provisions. In many cases, there are no predetermined amounts or limits included in these indemnification provisions and the occurrence of contingent events that will trigger payment under them is difficult to predict. Therefore, the Bank cannot estimate in all cases the maximum potential future amount that may be payable, nor the amount of collateral or assets available under recourse provisions that would mitigate any such payments. Historically, the Bank has not made any significant payments under these indemnities. As at October 31, 2010, $4 million (2009 – $6 million) was included in other liabilities in the Consolidated Balance Sheet with respect to indemnifications.
Scotiabank Annual Report 2010     143

CONSOLIDATED FINANCIAL STATEMENTS
(b) Other indirect commitments
In the normal course of business, various other indirect commitments are outstanding which are not reflected on the Consolidated Balance Sheet. These may include:
–	Commercial letters of credit which require the Bank to honour drafts presented by a third party when specific activities are completed;

–	Commitments to extend credit which represent undertakings to make credit available in the form of loans or other financings for specific amounts and maturities, subject to specific conditions;

–	Securities lending transactions under which the Bank, acting as principal or agent, agrees to lend securities to a borrower. These transferred securities are not derecognized. The borrower must fully collateralize the security loan at all times. The market value of the collateral is monitored relative to the amounts due under the agreements, and where necessary, additional collateral is obtained; and

–	Security purchase commitments which require the Bank to fund future investments.
These financial instruments are subject to normal credit standards, financial controls and monitoring procedures.
The table below provides a detailed breakdown of the Bank’s other indirect commitments expressed in terms of the contractual amounts of the related commitment or contract which are not reflected on the Consolidated Balance Sheet.

As at October 31 ($ millions)	2010(1)	2009(1)

Commercial letters of credit	$1,090	$1,182
Commitments to extend credit(2)(3)
Original term to maturity of one year or less	43,089	48,196
Original term to maturity of more than one year	60,493	56,262
Securities lending	12,463	10,036
Security purchase and other commitments	436	1,499

Total	$117,571	$117,175

(1)	Amounts relating to variable interest entities are disclosed in Note 6.

(2)	Includes liquidity facilities, net of credit enhancements.

(3)	Excludes commitments which are unconditionally cancellable at the Bank’s discretion at any time.
(c) Lease commitments and other executory contracts
Minimum future rental commitments at October 31, 2010, for buildings and equipment under long-term, non-cancellable leases are shown below.

For the year ($ millions)

2011	$206
2012	176
2013	143
2014	107
2015	82
2016 and thereafter	183

Total	$897

Building rent expense, net of rental income from subleases, included in the Consolidated Statement of Income was $243 million (2009 – $243 million; 2008 – $217 million). In addition, the Bank and its subsidiaries have entered into certain long-term executory contracts relating to outsourced services. The significant outsourcing arrangements have variable pricing based on utilization and are cancellable with notice.
(d) Assets pledged and repurchase agreements
In the ordinary course of business, securities and other assets are pledged against liabilities. As well, securities are sold under repurchase agreements. Details of these activities are shown below.

As at October 31 ($ millions)	2010	2009

Assets pledged to:
Bank of Canada(1)	$25	$100
Foreign governments and central banks(1)	7,044	10,295
Clearing systems, payment systems and depositories(1)	2,026	1,813
Assets pledged in relation to exchange-traded derivative transactions	561	443
Assets pledged as collateral related to securities borrowed, and securities lent	33,015	28,153
Assets pledged in relation to over-the-counter derivative transactions	5,267	4,686
Assets pledged in relation to covered bonds (refer to Note 6a)	7,584	—
Other	103	1,744

Total assets pledged	$55,625	$47,234
Obligations related to securities sold under repurchase agreements(2)	40,286	36,568

Total	$95,911	$83,802

(1)	Includes assets pledged in order to participate in clearing and payment systems and depositories, or pledged or lodged to have access to the facilities of central banks in foreign jurisdictions.

(2)	The securities sold under repurchase agreements are not derecognized.
144     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
(e) Litigation
In the ordinary course of business, the Bank and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants.

25	Financial instruments – risk management
The Bank’s principal business activities result in a balance sheet that consists primarily of financial instruments. In addition, the Bank uses derivative financial instruments for both trading and asset/liability management purposes. The principal financial risks that arise from transacting financial instruments include credit risk, liquidity risk and market risk. The Bank uses comprehensive risk management techniques to monitor, evaluate and manage these risks, as follows:
–	extensive risk management policies define the Bank’s risk appetite, set the limits and controls within which the Bank and its subsidiaries can operate, and reflect the requirements of regulatory authorities. These policies are approved by the Bank’s Board of Directors, either directly or through the Executive and Risk Committee, (the Board);

–	guidelines are developed to clarify risk limits and conditions under which the Bank’s risk policies are implemented;

–	processes are implemented to identify, evaluate, document, report and control risk. Standards define the breadth and quality of information required to make a decision; and

–	compliance with risk policies, limits and guidelines is measured, monitored and reported to ensure consistency against defined goals.
(a) Credit risk
Credit risk is the risk of loss resulting from the failure of a borrower or counterparty to honour its financial or contractual obligations to the Bank. The Bank’s credit risk strategy and credit risk policy are developed by its Global Risk Management (GRM) department and are reviewed and approved by the Board on an annual basis. The credit risk strategy defines target markets and risk tolerances that are developed at an all-Bank level, and then further refined at the business line level. The objectives of the credit risk strategy are to ensure that, for the Bank, including the individual business lines:
–	target markets and product offerings are well defined;

–	the risk parameters for new underwritings and for the portfolios as a whole are clearly specified; and

–	transactions, including origination, syndication, loan sales and hedging, are managed in a manner that is consistent with the Bank’s risk appetite.
The credit risk policy sets out, among other things, the credit risk rating systems and associated parameter estimates, the delegation of authority for granting credit, the calculation of the allowance for credit losses and the authorization of writeoffs. It forms an integral part of enterprise-wide policies and procedures that encompass governance, risk management and control structure.
In view of the inherent difficulty of predicting the outcome of such matters, the Bank cannot state what the eventual outcome of such matters will be; however, based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation will have a material adverse effect on the consolidated financial position, or results of operations of the Bank.
Further details on the fair value of financial instruments and how these amounts were determined are provided in Note 26. Note 28 provides details on the terms and conditions of the Bank’s derivative financial instruments including notional amounts, remaining term to maturity, credit risk, and fair values of derivatives used in trading activities and asset/liability management including hedging.
The Bank’s credit risk rating systems are designed to support the determination of key credit risk parameter estimates which measure credit and transaction risk. For non-retail exposures, parameters are associated with each credit facility through the assignment of borrower and transaction ratings. Borrower risk is evaluated using methodologies that are specific to particular industry sectors and/or business lines. The risk associated with facilities of a given borrower is assessed by considering the facilities’ structural and collateral-related elements. For retail portfolios, each exposure has been assigned to a particular pool (real estate secured, other retail – term lending, unsecured revolving) and within each pool to a risk grade. This process provides for a meaningful differentiation of risk, and allows for appropriate and consistent estimation of loss characteristics at the pool and risk grade level. Further details on credit risk relating to derivatives are provided in Note 28(c).
Scotiabank Annual Report 2010     145

CONSOLIDATED FINANCIAL STATEMENTS
(i) Credit risk exposures
Credit risk exposures disclosed below are presented based on Basel II approaches utilized by the Bank. All material portfolios in Canada, US and Europe are treated under the advanced internal ratings based approach (AIRB) and the remaining portfolios including other international portfolios are treated under the Standardized approach. Under the AIRB approach, the Bank uses internal risk parameter estimates, based on historical experience, for probability of default (PD), loss given default (LGD) and exposure at default (EAD), as defined below:
–	EAD: Generally represents the expected gross exposure – outstanding amount for on-balance sheet exposure and loan equivalent amount for off-balance sheet exposure.

–	PD: Measures the likelihood that a borrower will default within a 1-year time horizon, expressed as a percentage.

–	LGD: Measures the severity of loss on a facility in the event of a borrower’s default, expressed as a percentage of exposure at default.
Under the standardized approach, credit risk is estimated using the risk weights as prescribed by the Basel II framework either based on credit assessments by external rating agencies or based on the counterparty type for non-retail exposures and product type for retail exposures. Standardized risk weights also takes into account other factors such as specific provisions for defaulted exposures, eligible collateral, and loan-to-value for real estate secured retail exposures.

	2010				2009
	Exposure at default(1)
		Undrawn	Other
As at October 31 ($ millions)	Drawn(2)	commitments	exposures(3)	Total	Total

By counterparty type
Non-retail
AIRB portfolio
Corporate	$45,247	$35,980	$30,295	$111,522	$121,954
Bank	12,426	11,108	19,974	43,508	47,999
Sovereign(4)	71,551	8,128	3,049	82,728	86,670

	129,224	55,216	53,318	237,758	256,623

Standardized portfolio
Corporate	45,394	3,277	2,531	51,202	50,754
Bank	13,441	636	487	14,564	9,874
Sovereign	12,955	68	6	13,029	12,311

	71,790	3,981	3,024	78,795	72,939

Total non-retail	$201,014	$59,197	$56,342	$316,553	$329,562

Retail
AIRB portfolio
Real estate secured	$98,131	$613	$—	$98,744	$90,152
Qualifying revolving	13,835	5,948	—	19,783	18,736
Other retail	12,213	211	—	12,424	11,551

	124,179	6,772	—	130,951	120,439

Standardized portfolio
Real estate secured	16,666	—	—	16,666	13,183
Other retail	12,567	—	—	12,567	11,916

	29,233	—	—	29,233	25,099

Total retail	$153,412	$6,772	$—	$160,184	$145,538

Total	$354,426	$65,969	$56,342	$476,737	$475,100

By geography(5)
Canada	$220,365	$38,201	$22,418	$280,984	$279,868
United States	32,987	18,220	22,109	73,316	80,340
Mexico	11,641	225	792	12,658	12,379
Other International
Europe	16,259	5,311	5,583	27,153	27,691
Caribbean	27,162	1,276	2,052	30,490	27,743
Latin America (excluding Mexico)	23,154	754	1,359	25,267	24,109
All Other	22,858	1,982	2,029	26,869	22,970

Total	$354,426	$65,969	$56,342	$476,737	$475,100

(1)	After credit risk mitigation, Basel II exposures excludes available-for-sale equity securities and other assets.

(2)	Includes loans, acceptances, deposits with banks and available-for-sale debt securities.

(3)	Not applicable for retail exposures. Includes off-balance sheet lending instruments such as letters of credit, letters of guarantee, securitizations, derivatives and repo-style transactions (reverse repurchase agreements, repurchase agreements, securities lending and securities borrowing), net of related collateral.

(4)	AIRB drawn and undrawn exposures include government guaranteed mortgages.

(5)	Geographic segmentation is based upon the location of the ultimate risk of the credit exposure.
146     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
Balance sheet asset categories cross-referenced to credit risk exposures
The table below provides a mapping of on-balance sheet asset categories that are included in the various Basel II exposure categories as presented in the credit exposure summary table on page 146 of these financial statements. The amounts for Basel II purposes do not include certain assets such as cash, precious metals, available-for-sale equity securities and other assets. Also excluded from Basel II credit exposures are all trading book assets and assets of the Bank’s insurance subsidiaries.

	Balance sheet asset exposures
	Drawn(1)			Other exposures
					Repo-style
As at October 31, 2010 ($ millions)	Non-retail		Retail	Securitization	transactions	Derivatives

Deposits with banks	$32,749		$—	$—	$5,294	$—
Available-for-sale debt securities	26,507	(2)	17,809	514	—	—
Residential mortgages	41,725	(3)	78,393	—	—	—
Personal and credit cards loans	—		57,085	5,189	—	—
Securities purchased under resale agreements	—		—	—	27,920	—
Business and government loans	90,983		—	1,223	8,024	—
Customers’ liability under acceptances	7,616		—	—	—	—
Derivative instruments	—		—	—	—	26,852
Other assets	1,434		125	—	—	—

Total	$201,014		$153,412	$6,926	$41,238	$26,852

As at October 31, 2009	$209,324		$138,874	$8,294	$27,582	$25,992

(1)	Gross of allowances for credit losses for AIRB exposures and net of specific allowances for standardized exposures.

(2)	Includes securities held as trading under fair value option.

(3)	Includes government guaranteed residential mortgages.
(ii) Credit quality of non-retail exposures
Credit decisions are made based upon an assessment of the credit risk of the individual borrower or counterparty. Key factors considered in the assessment include: the borrower’s management; the borrower’s current and projected financial results and credit statistics; the industry in which the borrower operates; economic trends; and geopolitical risk. Banking units and Global Risk Management also review the credit quality of the credit portfolio across the organization on a regular basis to assess whether economic trends or specific events may affect the performance of the portfolio.
The Bank’s non-retail portfolio is well diversified by industry. As at October 31, 2010 and October 31, 2009, a significant portion of the authorized corporate and commercial lending portfolio was internally assessed at a grade that would generally equate to an investment grade rating by external rating agencies.
Internal grades are used to differentiate the risk of default of borrower. The following table cross references the Bank’s internal borrower grades with equivalent ratings categories utilized by external rating agencies:

Cross referencing of internal ratings to external ratings
Equivalent External Ratings
Internal Grades	Moodys	S&P

Investment grade
99 – 98	Aaa to Aa1	AAA to AA+
95 – 90	Aa2 to A3	AA to A-
87 – 83	Baa1 to Baa3	BBB+ to BBB-

Non-investment grade
80 – 75	Ba1 to Ba3	BB+ to BB-
73 – 70	B1 to B3	B+ to B-

Watch List
65 – 30
Default
27 – 21
Scotiabank Annual Report 2010     147

CONSOLIDATED FINANCIAL STATEMENTS
Non-retail AIRB portfolio
The credit quality of the non-retail AIRB portfolio, expressed in terms of risk categories of borrower internal grades is shown in the table below:

		2010			2009
	Exposure at default(1)
As at October 31 ($ millions)		Undrawn	Other
Category of internal grades	Drawn	commitments	exposures(2)	Total	Total

Investment grade	$61,921	$36,404	$46,928	$145,253	$162,799
Non-investment grade	22,949	10,793	5,225	38,967	43,151
Watch list	2,420	410	355	3,185	5,204
Default	734	76	27	837	1,683

Total, excluding residential mortgages	$88,024	$47,683	$52,535	$188,242	$212,837
Government guaranteed residential mortgages(3)	41,200	7,533	—	48,733	43,497

Total	$129,224	$55,216	$52,535	$236,975	$256,334

(1)	After credit risk mitigation.

(2)	Includes off-balance sheet lending instruments such as letters of credit, letters of guarantee, derivatives, securitizations, excluding first loss protection of $783 (October 31, 2009 — $289) and repo-style transactions (reverse repurchase agreements, repurchase agreements and securities lending and borrowing), net of related collateral.

(3)	Under Basel II, these exposures are classified as sovereign exposure and included in the non-retail category.
Non-retail standardized portfolio
Non-retail standardized portfolio as at October 31, 2010 comprised of drawn, undrawn and other exposures to corporate, bank and sovereign counterparties amounted to $79 billion (October 31, 2009 — $73 billion). Exposures to most Corporate/Commercial counterparties mainly in the Caribbean and Latin American region, are to non-investment grade counterparties based on the Bank’s internal grading systems.
(iii) Credit quality of retail exposures
The Bank’s credit underwriting methodology and risk modeling in Canada is more customer focused than product focused. Generally, decisions on consumer loans are based on risk ratings, which are generated using predictive scoring models. Individual credit requests are processed by proprietary adjudication software designed to calculate the maximum debt for which a customer qualifies.
The Bank’s retail portfolios consist of a number of relatively small loans to a large number of borrowers. The portfolios are distributed across Canada and a wide range of countries. As such, the portfolios inherently have a high degree of diversification.
Retail AIRB portfolio
The data in the table below provides a distribution of the retail AIRB exposure within each PD grade by exposure class:

				2010			2009
As at October 31 ($ millions)			Exposure at default(1)
		Real estate secured		Qualifying	Other
Category of (PD) grades	PD range	Mortgages	Line of credit	revolving	retail	Total	Total

Very low	0.0000 - 0.2099%	$58,380	$15,428	$5,415	$4,959	$84,182	$75,362
Low	0.2100 - 0.4599%	11,673	1,005	4,340	2,492	19,510	18,601
Medium	0.4600 - 3.1999%	9,596	1,375	7,931	4,347	23,249	22,748
High	3.200 - 17.2899%	740	307	1,079	335	2,461	2,297
Very high	17.2900 - 99.9999%	—	—	844	154	998	867
Default	100%	210	30	174	137	551	564

Total		$80,599	$18,145	$19,783	$12,424	$130,951	$120,439

(1)	After credit risk mitigation.
Retail standardized portfolio
As at October 31, 2010, the retail standardized portfolio of $29 billion (October 31, 2009 — $25 billion) was comprised of residential mortgages, personal loans, credit cards and lines of credit to individuals, mainly in the Caribbean and Latin American region. Of the total retail standardized portfolio, $17 billion (October 31, 2009 — $13 billion) was represented by mortgages and loans secured by residential real estate, mostly with a loan-to-value ratio of below 80%.
148     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
(iv) Collateral
Collateral held
In the normal course of business, to reduce its exposure to counterparty credit risk, the Bank receives collateral on derivative, securities borrowing and lending, and other transactions related to the capital markets. The following are examples of the terms and conditions customary to collateral for these types of transactions:
–	The risks and rewards of the pledged assets reside with the pledgor.

–	Additional collateral is required when the market value of the transaction exceeds thresholds agreed upon with the pledgor.

–	The Bank is normally permitted to sell or repledge the collateral it receives, although this right is specific to each agreement under which the collateral is pledged.

–	Upon satisfaction of the obligation, the Bank must return the pledged assets; unless the Bank has the right to sell or repledge the collateral it receives, in which case the Bank must return comparable collateral to the pledgor.
As at October 31, 2010, the approximate market value of collateral accepted that may be sold or repledged by the Bank was $44.3 billion (2009 — $33.3 billion). This collateral is held primarily in connection with reverse repurchase agreements, securities borrowing and lending, and derivative transactions.
Collateral pledged
In the normal course of business, securities and other assets are pledged to secure an obligation, participate in clearing or settlement systems, or operate in a foreign jurisdiction. Note 24(d) details the nature and extent of the Bank’s asset pledging activities. Asset pledging transactions are conducted under terms that are common and customary to standard derivative, securities borrowing and lending, and other lending activities. Standard risk management controls are applied with respect to asset pledging.
(b) Liquidity risk
Liquidity risk is the risk that the Bank is unable to meet its financial obligations in a timely manner at reasonable prices. The Bank’s liquidity risk is subject to extensive risk management controls and is managed within the framework of policies and limits approved by the Board. The Board receives reports on risk exposures and performance against approved limits. The Liability Committee (LCO) provides senior management oversight of liquidity risk through its weekly meetings.
The key elements of the Bank’s liquidity risk management framework include:
–	liquidity risk measurement and management limits, including limits on maximum net cash outflow by currency over specified short-term horizons;

–	prudent diversification of its wholesale funding activities by using a number of different funding programs to access the global financial markets and manage its maturity profile, as appropriate;

–	large holdings of liquid assets to support its operations, which can generally be sold or pledged to meet the Bank’s obligations;

–	liquidity stress testing, including Bank-specific, Canada-systemic, and global-systemic scenarios; and

–	liquidity contingency planning.
The Bank’s foreign operations have liquidity management frameworks that are similar to the Bank’s framework. Local deposits are managed from a liquidity risk perspective based on the local management frameworks and regulatory requirements.
(i) Contractual maturities
The table below shows the contractual maturities of certain of the Bank’s financial liabilities:

	Payable on	Payable after	Payable in less	Payable in one	Payable in greater
As at October 31, 2010 ($ millions)	demand	notice	than one year	to five years	than five years	Total

Deposits	$55,641	$67,674	$167,711	$66,272	$4,352	$361,650
Subordinated debentures	—	—	—	251	5,688	5,939
Capital instrument liabilities	—	—	—	—	500	500

Total	$55,641	$67,674	$167,711	$66,523	$10,540	$368,089

As at October 31, 2009	$47,036	$66,798	$172,815	$59,102	$11,112	$356,863

(ii) Commitments to extend credit
In the normal course of business, the Bank enters into commitments to extend credit in the form of loans or other financings for specific amounts and maturities, subject to specific conditions. These commitments, which are not reflected on the Consolidated Balance Sheet, are subject to normal credit standards, financial controls and monitoring procedures. As at October 31, 2010 and October 31, 2009, approximately half of the commitments to extend credit had a remaining term to maturity of less than one year.
(iii) Derivative instruments
The Bank is subject to liquidity risk relating to its use of derivatives to meet customer needs, generate revenues from trading activities, manage market and credit risks arising from its lending, funding and investment activities, and lower its cost of capital. The maturity profile of the notional amounts of the Bank’s derivative instruments is summarized in Note 28(b).
Scotiabank Annual Report 2010     149

CONSOLIDATED FINANCIAL STATEMENTS
(c) Market risk
Market risk arises from changes in market prices and rates (including interest rates, credit spreads, equity prices, foreign exchange rates and commodity prices), the correlations among them, and their levels of volatility. Market risk is subject to extensive risk management controls, and is managed within the framework of market risk policies and limits approved by the Board. The LCO and Market Risk Management and Policy Committee oversee the application of the framework set by the Board, and monitor the Bank’s market risk exposures and the activities that give rise to these exposures.
The Bank uses a variety of metrics and models to measure and control market risk exposures. The measurements used are selected based on an assessment of the nature of risks in a particular activity. The principal measurement techniques are Value at Risk (VaR), stress testing, sensitivity analysis and simulation modeling, and gap analysis. The Board reviews results from these metrics quarterly. Models are independently validated internally prior to implementation and are subject to formal periodic review.
VaR is a statistical measure that estimates the potential loss in value of the Bank’s positions due to adverse market movements over a defined time horizon with a specified confidence level. The quality of the Bank’s VaR is validated by regular back testing analysis, in which the VaR is compared to theoretical and actual profit and loss results. To complement VaR, the Bank also uses stress testing to examine the impact that abnormally large swings in market factors and periods of prolonged inactivity might have on trading portfolios. The stress testing program is designed to identify key risks and ensure that the Bank’s capital can absorb potential losses from abnormal events. The Bank subjects its trading portfolios to more than 75 stress tests on a daily basis, and more than 250 stress tests on a monthly basis.
Sensitivity analysis assesses the effect of changes in interest rates on current earnings and on the economic value of assets and liabilities. Simulation modeling under various scenarios is particularly important for managing risk in the deposit, lending and investment products the Bank offers to its retail customers. Gap analysis is used to assess the interest rate sensitivity of the Bank’s retail, wholesale banking and international operations. Under gap analysis, interest rate-sensitive assets, liabilities and derivative instruments are assigned to defined time periods, on the earlier of contractual repricing or maturity dates on the basis of expected repricing dates.
(i) Interest rate risk
Interest rate risk, inclusive of credit spread risk, is the risk of loss due to the following: changes in the level, slope and curvature of the yield curve; the volatility of interest rates; mortgage prepayment rates; changes in the market price of credit; and the creditworthiness of a particular issuer. The Bank actively manages its interest rate exposures with the objective of enhancing net interest income within established risk tolerances. Interest rate risk arising from the Bank’s funding and investment activities is managed in accordance with Board-approved policies and global limits, which are designed to control the risk to income and economic value of shareholders’ equity. The income limit measures the effect of a specified shift in interest rates on the Bank’s annual net income, while the economic value limit measures the impact of a specified change in interest rates on the present value of the Bank’s net assets. Interest rate exposures in individual currencies are also controlled by gap limits.
150     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
Interest rate sensitivity gap
The following table summarizes carrying amounts of balance sheet assets, liabilities and equity, and derivative instrument notional amounts in order to arrive at the Bank’s interest rate gap based on the earlier of contractual repricing or maturity dates. To arrive at the Bank’s view of its effective interest rate gap, adjustments are made to factor in expected mortgage and loan repayments based on historical patterns and reclassify the Bank’s trading instruments to the Immediately rate sensitive and Within 3 months categories.

	Immediately	Within	Three to	One to	Over	Non-rate
As at October 31, 2010 ($ millions)	rate sensitive(1)	3 months	12 months	5 years	5 years	sensitive		Total

Cash resources	$1,392	$33,128	$1,614	$—	$—	$9,893		$46,027
Trading securities	—	3,723	7,149	17,867	13,681	22,264		64,684
Securities, other than trading	3,595	4,981	6,789	26,385	2,517	7,612	(2)	51,879
Securities purchased under resale agreements	1,110	26,363	447	—	—	—		27,920
Loans	28,678	146,716	25,181	71,879	10,138	1,632	(3)	284,224
Other assets	—	—	—	—	—	51,923	(4)	51,923

Total assets	$34,775	$214,911	$41,180	$116,131	$26,336	$93,324		$526,657

Deposits	$51,563	$183,341	$45,580	$61,408	$2,827	$16,931		$361,650
Obligations related to securities sold under repurchase agreements	2,603	37,128	555	—	—	—		40,286
Obligations related to securities sold short	—	253	2,356	10,527	6,597	1,786		21,519
Subordinated debentures	—	—	176	4,223	1,540	—		5,939
Capital instrument liabilities	—	500	—	—	—	—		500
Other liabilities	—	—	—	—	—	69,132	(4)	69,132
Shareholders’ equity	—	—	—	—	—	27,631	(4)	27,631

Total liabilities and shareholders’ equity	$54,166	$221,222	$48,667	$76,158	$10,964	$115,480		$526,657

On-balance sheet gap	(19,391)	(6,311)	(7,487)	39,973	15,372	(22,156)		—
Derivative instruments	—	22,914	(4,585)	(18,261)	(68)	—		—

Interest rate sensitivity gap based on contractual repricing	(19,391)	16,603	(12,072)	21,712	15,304	(22,156)		—
Adjustment to expected repricing	11,439	16,046	2,546	(19,857)	(10,746)	572		—
Total interest rate sensitivity gap	$(7,952)	$32,649	$(9,526)	$1,855	$4,558	$(21,584)		$—
Cumulative gap	$(7,952)	$24,697	$15,171	$17,026	$21,584	$—		$—

As at October 31, 2009 ($ millions)

Total interest rate sensitivity gap	$(10,000)	$47,009	$(23,164)	$70	$5,550	$(19,465)		$—
Cumulative gap	$(10,000)	$37,009	$13,845	$13,915	$19,465	$—		$—

(1)	Represents those financial instruments whose interest rates change concurrently with a change in the underlying interest rate basis, for example, prime rate loans.

(2)	This represents common shares, preferred shares, and equity accounted investments.

(3)	This represents net impaired loans, less the general allowance.

(4)	This includes non-financial instruments.
Scotiabank Annual Report 2010     151

CONSOLIDATED FINANCIAL STATEMENTS
Average effective yields by the earlier of the contractual repricing or maturity dates
The following tables summarize average effective yields, by the earlier of the contractual repricing or maturity dates, for the following interest rate-sensitive financial instruments:

	Immediately	Within	Three to	One to	Over
As at October 31, 2010 (%)	rate sensitive	3 months	12 months	5 years	5 years	Total

Cash resources	2.8%	0.6%	0.9%	—%	—%	0.7%
Trading securities	—	1.1	1.6	2.4	3.6	2.5
Securities, other than trading(1)	1.2	4.5	3.7	4.2	4.2	3.9
Securities purchased under resale agreements	0.2	1.2	0.7	—	—	1.2
Loans(2)	5.0	3.5	4.3	4.9	6.2	4.2

Deposits(3)	0.8	0.9	2.4	3.2	5.4	1.5
Obligations related to securities sold
under repurchase agreements(3)	0.2	1.2	1.7	—	—	1.1
Obligations related to securities sold short	—	0.9	1.1	1.3	3.0	1.8
Subordinated debentures(3)	—	—	0.7	5.4	6.3	5.5	(4)
Capital instrument liabilities(3)	—	7.3	—	—	—	7.3

	Immediately	Within	Three to	One to	Over
As at October 31, 2009 (%)	rate sensitive	3 months	12 months	5 years	5 years	Total

Cash resources	0.7%	0.5%	4.3%	—%	—%	0.7%
Trading securities	—	1.0	0.9	2.9	4.1	2.8
Securities, other than trading(1)	1.6	5.8	5.7	4.2	5.1	4.3
Securities purchased under resale agreements	—	1.0	2.9	—	—	1.0
Loans(2)	4.6	3.4	4.7	5.7	6.9	4.3

Deposits(3)	0.3	0.9	2.2	3.9	5.0	1.5
Obligations related to securities sold
under repurchase agreements(3)	—	1.0	1.6	—	—	1.1
Obligations related to securities sold short	—	0.2	0.4	1.6	3.7	2.4
Subordinated debentures(3)	—	—	3.3	5.4	6.3	5.6	(4)
Capital instrument liabilities(3)	—	—	—	7.3	—	7.3

(1)	Yields are based on cost or amortized cost and contractual interest or stated dividend rates adjusted for amortization of premiums and discounts. Yields on tax-exempt securities have not been computed on a taxable equivalent basis.

(2)	Yields are based on book values, net of allowance for credit losses, and contractual interest rates, adjusted for the amortization of any unearned income.

(3)	Yields are based on book values and contractual rates.

(4)	After adjusting for the impact of related derivatives, the yield was 5.2% (2009 — 5.4%).
Interest rate sensitivity
Based on the Bank’s interest rate positions, the following table shows the pro-forma after-tax impact on the Bank’s net income over the next twelve months and economic value of shareholders’ equity of an immediate and sustained 100 and 200 basis point increase and decrease in interest rates across major currencies as defined by the Bank.

As at October 31	2010							2009
	Net income			Economic value of equity				Economic
	Canadian	Other		Canadian	Other		Net	value
($ millions)	dollar	currencies(1)	Total	dollar	currencies(1)	Total	income	of equity

100 bp increase	$34	$16	$50	$(110)	$(305)	$(415)	$150	$(188)
100 bp decrease	$(19)	$(16)	$(35)	$49	$362	$411	$(178)	$173

200 bp increase	$70	$32	$102	$(255)	$(574)	$(829)	$306	$(349)
200 bp decrease	$(49)	$(31)	$(80)	$92	$766	$858	$(400)	$555

(1)	The 2010 net income and economic value of equity includes Mexican, Chilean and Peruvian currency balance sheets.
152     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
(ii) Non-trading foreign currency risk
Foreign currency risk is the risk of loss due to changes in spot and forward rates, and the volatility of currency exchange rates. Non-trading foreign currency risk, also referred to as structural foreign exchange risk, arises primarily from Bank’s net investments in self-sustaining foreign operations and is controlled by a Board-approved limit. This limit considers potential volatility to shareholders’ equity as well as the potential impact on capital ratios from foreign exchange fluctuations. On a quarterly basis, the LCO reviews the Bank’s exposures to these net investments. The Bank may fully or partially hedge this exposure by funding the investments in the same currency, or by using other financial instruments, including derivatives.
The Bank is subject to foreign currency risk on the earnings of its foreign operations. To manage this risk, foreign currency revenues and expenses, which are primarily denominated in U.S. dollars, are projected over a number of future fiscal quarters. The LCO assesses economic data and forecasts to decide on the portion of the estimated future foreign currency revenues and expenses to hedge. Hedging instruments normally include foreign currency spot and forward contracts, as well as foreign currency options and swaps.
As at October 31, 2010, a one percent increase (decrease) in the Canadian dollar against all currencies in which the Bank operates decreases (increases) the Bank’s before-tax annual earnings by approximately $34 million (October 31, 2009 — $32 million) in the absence of hedging activity, primarily from exposure to U.S. dollars. A similar change in the Canadian dollar as at October 31, 2010 would increase (decrease) the unrealized foreign currency translation losses in the accumulated other comprehensive income section of shareholders’ equity by approximately $199 million (October 31, 2009 — $187 million), net of hedging.
(iii) Equity risk
Equity risk is the risk of loss due to adverse movements in equity prices. Equity price risk is often classified into two categories: general equity risk, which refers to the sensitivity of an instrument or portfolio’s value to changes in the overall level of equity prices, and specific equity risk, which refers to that portion of an individual equity instrument’s price volatility that is determined by entity-specific characteristics.
The Bank is exposed to equity risk through its equity investment portfolios, which are controlled by Board-approved portfolio, VaR, and stress-test limits. Equity investments include common and preferred shares, as well as a diversified portfolio of third-party managed funds.
The majority of the Bank’s equity investment portfolios are managed by Group Treasury under the strategic direction of the LCO. Group Treasury delegates the management of a portion of equity and equity-related portfolios to other external fund managers to take advantage of these fund managers’ expertise in particular market niches and products.
The fair value of available-for-sale equity securities is shown in Note 3.
(iv) Trading portfolio risk management
The Bank’s policies, processes and controls for trading activities are designed to achieve a balance between pursuing profitable trading opportunities and managing earnings volatility within a framework of sound and prudent practices. Trading activities are primarily customer focused, but also include a proprietary component.
Market risk arising from the Bank’s trading activities is managed in accordance with Board-approved policies and limits, including aggregate VaR and stress testing limits.
Trading portfolios are marked-to-market in accordance with the Bank’s valuation policies. Positions are marked-to-market daily and valuations are independently reviewed by back office or GRM units on a regular basis.
These units also provide profit and loss reporting, as well as VaR and limit compliance reporting to business unit management and executive management for evaluation and action as appropriate. VaR is calculated daily using a 99% confidence level, and a one-day holding period. This means that, about once in every 100 days, the trading positions are expected to lose more than the VaR estimate. The Bank calculates general market risk and equity specific risk VaR using historical simulation based on 300 days of market data. For debt specific risk VaR, the Bank uses a combination of Monte Carlo and historical simulation. The table below shows the Bank’s VaR by risk factor:
One-day VaR by risk factor

	As at	For the year ended			As at
	October 31,	October 31, 2010			October 31,
($ millions)	2010	Average	High	Low	2009

Interest rate	$9.0	$11.7	$19.0	$7.3	$15.6
Equities	3.4	5.1	14.1	2.3	3.0
Foreign exchange	0.9	1.7	4.6	0.6	3.4
Commodities	1.5	2.1	5.6	0.6	3.7
Diversification	(6.3)	(8.1)	n/a	n/a	(10.5)

All-Bank VaR	$8.5	$12.5	$19.5	$7.4	$15.2

Scotiabank Annual Report 2010     153

CONSOLIDATED FINANCIAL STATEMENTS

26	Financial instruments – fair value
Fair value is normally defined as the amount of consideration that would be agreed upon in an arms-length transaction between knowledgeable, willing parties who are under no compulsion to act. The best evidence of fair value is quoted bid or ask prices in an active market. Quoted prices are not always available for over-the-counter transactions, as well as transactions in inactive or illiquid markets. In these instances, internal models, normally with observable market-based inputs, are used to estimate fair value. Financial instruments traded in a less active market have been valued using indicative market prices, present value or other valuation techniques. Fair value estimates normally do not consider forced or liquidation sales. Where financial instruments trade in inactive markets or when using models where observable parameters do not exist, greater management judgement is required for valuation purposes. In addition, the calculation of estimated fair value is based on market conditions at a specific point in time and therefore may not be reflective of future fair values.
Changes in interest rates and credit spreads are the main cause of changes in the fair value of the Bank’s financial instruments resulting in a favourable or unfavourable variance compared to book value. For the Bank’s financial instruments carried at cost or amortized cost, the carrying value is not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes. For available-for-sale securities, derivatives and financial instruments held for trading purposes, the carrying value is adjusted regularly to reflect the fair value.

The book value of certain financial assets and financial liabilities that are carried at cost or amortized cost may exceed their fair value due primarily to changes in interest rates and credit spreads. In such instances, the Bank does not reduce the book value of these financial assets and financial liabilities to their fair value as it is the Bank’s intention to hold them until there is a recovery of fair value, which may be to maturity.
Fair value of financial instruments
The following table sets out the fair values of financial instruments of the Bank using the valuation methods and assumptions described below. The fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments, such as land, buildings and equipment.

	2010			2009
	Total	Total	Favourable/	Total	Total	Favourable/
	fair	carrying	(Unfavour-	fair	carrying	(Unfavour-
As at October 31 ($ millions)	value	value	able)	value	value	able)

Assets:
Cash resources	$46,027	$46,027	$—	$43,278	$43,278	$—
Securities	116,563	116,563	—	117,294	117,294	—
Securities purchased under resale agreements	27,920	27,920	—	17,773	17,773	—
Loans	285,982	284,224	1,758	266,894	266,302	592
Customers’ liability under acceptances	7,616	7,616	—	9,583	9,583	—
Derivative instruments (Note 28)	26,852	26,852	—	25,992	25,992	—
Other	6,820	6,820	—	5,801	5,801	—
Liabilities:
Deposits	363,323	361,650	(1,673)	352,691	350,419	(2,272)
Acceptances	7,616	7,616	—	9,583	9,583	—
Obligations related to securities sold under repurchase agreements	40,286	40,286	—	36,568	36,568	—
Obligations related to securities sold short	21,519	21,519	—	14,688	14,688	—
Other	29,063	29,063	—	23,754	23,754	—
Subordinated debentures	6,439	5,939	(500)	6,385	5,944	(441)
Capital instrument liabilities	505	500	(5)	531	500	(31)
Derivative instruments (Note 28)	31,990	31,990	—	28,806	28,806	—

Determination of fair value
The following methods and assumptions were used to estimate the fair values of financial instruments (refer to Note 28(d) for fair value of derivative instruments).
The fair values of cash resources, securities purchased under resale agreements, customers’ liability under acceptances, other assets, obligations related to securities sold under repurchase agreements, acceptances and other liabilities are assumed to approximate their carrying values, due to their short-term nature.
Fair values of securities are disclosed in Note 3 for those securities that have quoted market prices; for available-for-sale equity securities that have no quoted market prices, the amounts reflected in the table above include such securities at cost. The fair value of obligations related to securities sold short is assumed to be equal to their book value as they are carried at fair value. These fair values are based on quoted prices, when available. When a quoted price is not readily available, fair values are estimated using quoted market prices of similar securities, or other valuation techniques.
The estimated fair value of loans reflects changes in the general level of interest rates that have occurred since the loans were originated. The particular valuation methods used are as follows:
–	For floating rate loans, potential adjustments for credit spread changes are not considered when estimating fair values. Therefore, fair value is assumed to be equal to book value.

–	For all other loans, fair value is determined by discounting the expected future cash flows of these loans at market rates for loans with similar terms and risks.
The fair values of deposits payable on demand or after notice or floating rate deposits payable on a fixed date are not adjusted for credit spread changes. Therefore, fair value is assumed to equal book value for these types of deposits. The estimated fair values of fixed-rate deposits payable on a fixed date are determined by discounting the contractual cash flows, using market interest rates currently offered for deposits with similar terms and risks.
The fair values of subordinated debentures and capital instrument liabilities are determined by reference to quoted market prices. When quoted market prices are not available, fair values are estimated using current market prices for debt with similar terms and risks.
154     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
Fair value hierarchy
The Bank values instruments carried at fair value using quoted market prices, where available. Quoted market prices represent a Level 1 valuation. When quoted market prices are not available, the Bank maximizes the use of observable inputs within valuation models. When all significant inputs are observable, the valuation is classified as Level 2. Valuations that require the significant use of unobservable inputs are considered Level 3. The following table outlines the fair value hierarchy of instruments carried at fair value.

	2010				2009
As at October 31 ($ millions)	Level 1	Level 2(1)	Level 3	Total	Level 1	Level 2(1)	Level 3	Total

Assets:
Trading securities(2)	$48,869	$14,689	$1,126	$64,684	$40,408	$15,683	$1,976	$58,067
Available-for-sale securities(3)	13,801	31,246	1,263	46,310	16,485	36,861	1,395	54,741
Derivative instruments	499	25,652	701	26,852	81	24,683	1,228	25,992
Liabilities:
Obligations related to securities sold short	$17,685	$3,832	$2	$21,519	$11,707	$2,981	$—	$14,688
Derivative instruments	506	29,051	2,433	31,990	105	26,188	2,513	28,806

(1)	Loans and deposit notes designated as trading are classified as Level 2.

(2)	Includes securities designated as trading. Level 2 trading securities are comprised of $4,710 (2009 – $4,861) of bonds mainly issued by foreign governments and $9,979 (2009 –$10,822) of corporate bonds and other debt and equity instruments which generally trade in public markets.

(3)	Excludes available-for-sale equity securities that are not quoted in an active market of $918 (2009 – $958). Level 2 available-for-sale securities include $4,757 (2009 – $7,204) of bonds mainly issued by foreign governments and $7,810 (2009 – $8,204) of corporate bonds and other debt instruments which generally trade in public markets. The remaining Level 2 available-for-sale securities are primarily comprised of mortgage-backed securities guaranteed by Canada Mortgage and Housing Corporation.
Level 3 instrument fair value changes
The following table summarizes changes in Level 3 instruments during the year.

	2010					2009
	Trading	Available-for-	Derivative		Trading	Available-for-	Derivative
As at October 31 ($ millions)	securities(1)	sale securities	instruments		securities(1)	sale securities	instruments

Balance at beginning of year	$1,976	$1,395	$(1,285	)(2)	$3,303	$1,249	$(1,177	)(2)
Gains (losses) recorded in net income(3)	(16)	9	(268)		(426)	(48)	(63)
Gains (losses) recorded in other comprehensive income	—	6	—		—	10	—
Net purchases, sales, issuances and settlements	(742)	(142)	(196)		(901)	228	(45)
Other, net	(94)	(5)	17		—	(44)	—

Balance at end of year	$1,124	$1,263	$(1,732	)(2)	$1,976	$1,395	$(1,285	)(2)

(1)	Changes in Level 3 trading securities are net of changes in Level 3 obligations related to securities sold short. There were no Level 3 obligations related to securities sold short during 2009.

(2)	Represents a net liability.

(3)	Gains or losses for items in Level 3 may be offset with losses or gains on related hedges in Level 1 or Level 2.
Level 3 sensitivity analysis
The Bank applies judgment in determining unobservable inputs used to calculate the fair value of Level 3 instruments. Included in the Bank’s Level 3 available-for-sale securities are certain securitization retained interests, illiquid debt instruments and structured credit investments. The unobservable inputs used in the valuation of these securities primarily include mortgage prepayment rates, the correlation of default, certain bond yields, as well as the timing and amount of cash flows. A sensitivity analysis has been performed to determine the potential gain or loss by varying the different assumptions by different amounts (for example, varying bond yields by – 0.1% to + 1.0%). For the Bank’s available-for-sale securities, the impact of applying these other reasonably possible assumptions is a potential gain or loss of $40 million (2009 – $62 million) and $85 million (2009 – $83 million), respectively. The component of this potential gain or loss that would be recorded through other comprehensive income is $38 million (2009 – $47 million) and $74 million (2009 – $68 million), respectively.
Substantially all of the Bank’s Level 3 trading securities are hedged with Level 3 derivative instruments. Included in the Bank’s Level 3 derivative instruments, trading securities and obligations related to securities sold short are unfunded synthetic collateralized debt obligations, certain interest rate swaps and equity options, and equity investments that are not quoted in an active market. The unobservable inputs used in the valuation of these instruments primarily include the correlation of default, mortgage prepayment rates and equity option volatilities. A sensitivity analysis has been performed on these valuations by varying the different assumptions by different amounts (for example, varying mortgage prepayment rates by +/- 5%). For the Bank’s trading securities, derivative instruments and obligations related to securities sold short, the impact of applying these other reasonably possible assumptions is a potential net gain or loss of $117 million (2009 – $144 million) and $121 million (2009 – $128 million), respectively.
Scotiabank Annual Report 2010     155

CONSOLIDATED FINANCIAL STATEMENTS

27	Financial instruments designated as trading
The Bank has elected to designate certain portfolios of assets and liabilities as trading, which are carried at fair value with changes in fair values recorded in income. These portfolios include:
–	loans to economically hedge the derivative exposure arising from credit derivatives in the trading book transacted on behalf of customers, in order to significantly reduce or eliminate an accounting mismatch.

–	loans in specifically authorized trading portfolios for which performance is evaluated on a fair value basis.

–	certain debt and equity investments, in order to reduce an accounting mismatch between these assets and fair value changes in related derivatives.

–	certain deposit note liabilities containing extension features, in order to significantly reduce an accounting mismatch between these liabilities and fair value changes in related derivatives.
The following table presents the fair value of assets and liabilities designated as trading and their changes in fair value.

	Fair value		Change in fair value(1)
As at and for the year ended October 31 ($ millions)	2010	2009	2010	2009	2008

Loans hedging derivative exposures(2)	$2,096	$3,542	$243	$740	$(1,765)
Proprietary loans	2	47	(6)	15	(3)
Debt and equity investments	2,764	4,283	146	190	(41)
Deposit note liabilities(3)	99	22	(1)	(2)	(15)

(1)	These amounts were recorded in trading income except for deposit liabilities and certain debt investments which were recorded in net interest income.

(2)	The changes in fair value of these loans were substantially offset by the changes in the fair value of the related credit derivatives.

(3)	The Bank was contractually obligated to pay $97 to the holders of the notes at maturity (2009 – $22).

28	Derivative instruments
(a) Notional amounts
The following table provides the aggregate notional amounts of derivative instruments outstanding by type and segregated between those used by the Bank in its dealer capacity (Trading) and those used in the Bank’s asset/liability risk management process (ALM), which includes derivatives designated in hedging relationships. The notional amounts of these contracts represent the derivatives volume outstanding and do not represent the potential gain or loss associated with the market risk or credit risk of such instruments. The notional amounts represent the amount to which a rate or price is applied to determine the amount of cash flows to be exchanged. Credit derivatives within other derivative contracts are comprised primarily of purchased and sold credit default swap transactions. To a lesser extent, this category also includes total return swaps referenced to loans and debt securities. Other derivative contracts – other includes precious metals other than gold, and other commodities including energy and base metal derivatives.

	2010			2009
As at October 31 ($ millions)	Trading	ALM	Total	Trading	ALM	Total

Interest rate contracts
Exchange-traded:
Futures	$102,338	$6,974	$109,312	$62,713	$11,281	$73,994
Options purchased	47,635	—	47,635	22,536	—	22,536
Options written	44,332	—	44,332	28,485	—	28,485

	194,305	6,974	201,279	113,734	11,281	125,015

Over-the-counter:
Forward rate agreements	112,520	8,888	121,408	49,914	3,051	52,965
Swaps	1,023,880	113,194	1,137,074	774,859	90,181	865,040
Options purchased	37,358	490	37,848	11,875	1,165	13,040
Options written	13,441	40	13,481	14,137	—	14,137

	1,187,199	122,612	1,309,811	850,785	94,397	945,182

Total	$1,381,504	$129,586	$1,511,090	$964,519	$105,678	$1,070,197

Foreign exchange and gold contracts
Exchange-traded:
Futures	$7,614	$—	$7,614	$8,416	$—	$8,416
Options purchased	2,184	—	2,184	952	—	952
Options written	2,407	—	2,407	1,054	—	1,054

	12,205	—	12,205	10,422	—	10,422

Over-the-counter:
Spot and forwards	197,308	35,255	232,563	178,886	24,139	203,025
Swaps	139,376	16,864	156,240	95,203	23,647	118,850
Options purchased	3,239	—	3,239	2,754	—	2,754
Options written	3,480	—	3,480	3,450	—	3,450

	343,403	52,119	395,522	280,293	47,786	328,079

Total	$355,608	$52,119	$407,727	$290,715	$47,786	$338,501

Other derivative contracts
Equity: over-the-counter	$34,906	$1,868	$36,774	$27,649	$2,675	$30,324
Credit: over-the-counter	79,486	822	80,308	88,935	1,602	90,537
Other	18,916	12	18,928	10,081	12	10,093

Total	$133,308	$2,702	$136,010	$126,665	$4,289	$130,954

Total notional amounts outstanding	$1,870,420	$184,407	$2,054,827	$1,381,899	$157,753	$1,539,652

156     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
(b) Remaining term to maturity
The following table summarizes the remaining term to maturity of the notional amounts of the Bank’s derivative instruments by type:

	Within	One to	Over
As at October 31, 2010 ($ millions)	1 year	5 years	5 years	Total

Interest rate contracts
Futures	$71,407	$37,905	$—	$109,312
Forward rate agreements	112,619	8,767	22	121,408
Swaps	486,014	504,647	146,413	1,137,074
Options purchased	81,573	3,655	255	85,483
Options written	53,589	3,878	346	57,813

	805,202	558,852	147,036	1,511,090

Foreign exchange and gold contracts
Futures	4,444	3,090	80	7,614
Spot and forwards	222,755	9,158	650	232,563
Swaps	38,453	74,564	43,223	156,240
Options purchased	4,727	696	—	5,423
Options written	5,196	691	—	5,887

	275,575	88,199	43,953	407,727

Other derivative contracts

Equity	24,203	12,158	413	36,774
Credit	16,376	55,497	8,435	80,308
Other	9,497	9,046	385	18,928

	50,076	76,701	9,233	136,010

Total	$1,130,853	$723,752	$200,222	$2,054,827

	Within	One to	Over
As at October 31, 2009 ($ millions)	1 year	5 years	5 years	Total

Interest rate contracts
Futures	$43,653	$30,341	$—	$73,994
Forward rate agreements	50,835	2,130	—	52,965
Swaps	341,214	402,965	120,861	865,040
Options purchased	28,939	6,371	266	35,576
Options written	33,985	2,975	5,662	42,622

	498,626	444,782	126,789	1,070,197

Foreign exchange and gold contracts
Futures	6,072	2,344	—	8,416
Spot and forwards	193,923	8,874	228	203,025
Swaps	21,404	53,382	44,064	118,850
Options purchased	3,457	249	—	3,706
Options written	4,306	198	—	4,504

	229,162	65,047	44,292	338,501

Other derivative contracts

Equity	19,526	5,002	5,796	30,324
Credit	9,999	67,801	12,737	90,537
Other	6,053	4,040	—	10,093

	35,578	76,843	18,533	130,954

Total	$763,366	$586,672	$189,614	$1,539,652

Scotiabank Annual Report 2010     157

CONSOLIDATED FINANCIAL STATEMENTS
(c) Credit risk
As with other financial assets, derivative instruments are subject to credit risk. Credit risk arises from the possibility that counterparties may default on their obligations to the Bank. However, whereas the credit risk of other financial assets is represented by the principal amount net of any applicable allowance for credit losses, the credit risk associated with derivatives is normally a small fraction of the notional amount of the derivative instrument. Derivative contracts generally expose the Bank to credit loss if changes in market rates affect a counterparty’s position unfavourably and the counterparty defaults on payment. Accordingly, credit risk of derivatives is represented by the positive fair value of the instrument.
Negotiated over-the-counter derivatives often present greater credit exposure than exchange-traded contracts. The net change in the exchange-traded contracts is normally settled daily in cash with the exchange. Holders of these contracts look to the exchange for performance under the contract.
The Bank strives to limit credit risk by dealing with counterparties that it believes are creditworthy, and manages its credit risk for derivatives through the same credit risk process applied to other financial assets.
The Bank pursues opportunities to reduce its exposure to credit losses on derivative instruments. These opportunities include entering into master netting arrangements with counterparties. The credit risk associated with favourable contracts is eliminated by a master netting arrangement to the extent that unfavourable contracts with the same counterparty are not settled before favourable contracts.
To control credit risk associated with derivatives, the Bank uses the same credit risk management activities and procedures that are used in the lending business in assessing and adjudicating potential credit exposure.
The Bank applies limits to each counterparty, measures exposure as the current positive fair value plus potential future exposure, and uses credit mitigation techniques, such as netting and collateralization. Investment grade counterparties account for a significant portion of the credit risk exposure arising from the Bank’s derivative transactions as at October 31, 2010.
Derivative instruments used by the Bank include credit derivatives in its investment and loan portfolios: credit protection is sold as an alternative to acquire exposure to bond or loan assets, while credit protection is bought to manage or mitigate credit exposures.
The following table summarizes the credit exposure of the Bank’s over-the-counter derivatives. The credit risk amount (CRA) represents the estimated replacement cost, or positive fair value, for all contracts without taking into account any master netting or collateral arrangements that have been made. The CRA does not reflect actual or expected losses.
The credit equivalent amount (CEA) is the CRA plus an add-on for potential future exposure. The add-on amount is based on a formula prescribed in the Capital Adequacy Guideline of the Superintendent. The risk-weighted balance is calculated by multiplying the CEA by the capital requirement (K) times 12.5, where K is a function of the probability of default (PD), loss given default (LGD), maturity and prescribed correlation factors. Other derivative contracts –other includes precious metals other than gold, and other commodities including energy and base metal derivatives.

	2010			2009
			Credit		Credit
		Credit risk	equivalent	Credit risk	equivalent
	Notional	amount	amount	amount	amount
As at October 31 ($ millions)	amount	(CRA)	(CEA)	(CRA)	(CEA)

Interest rate contracts
Futures	$109,312	$—	$—	$—	$—
Forward rate agreements	121,408	30	75	5	16
Swaps	1,137,074	13,139	16,914	10,956	14,376
Options purchased	85,483	170	192	227	263
Options written	57,813	—	—	—	—

	1,511,090	13,339	17,181	11,188	14,655

Foreign exchange and gold contracts
Futures	7,614	—	—	—	—
Spot and forwards	232,563	3,928	6,448	3,336	5,504
Swaps	156,240	6,451	13,806	6,049	12,238
Options purchased	5,423	183	265	89	142
Options written	5,887	—	—	—	—

	407,727	10,562	20,519	9,474	17,884

Other derivative contracts
Equity	36,774	779	2,548	1,267	2,807
Credit	80,308	1,480	5,752	3,578	8,491
Other	18,928	692	2,085	485	1,299

	136,010	2,951	10,385	5,330	12,597

Total derivatives	$2,054,827	$26,852	$48,085	$25,992	$45,136

Less: impact of master netting and collateral		19,816	29,711	18,293	26,649

Total		$7,036	$18,374	$7,699	$18,487

Total risk weighted assets			$5,656		$6,092

158     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
(d) Fair value
Fair values of exchange-traded derivatives are based on quoted market prices. Fair values of over-the-counter (OTC) derivatives are determined using pricing models, which take into account current market and contractual prices of the underlying instruments, as well as time value and yield curve or volatility factors underlying the positions.
The determination of the fair value of derivatives includes consideration of credit risk and ongoing direct costs over the life of the instruments.
The following table summarizes the fair value of derivatives segregated by type and segregated between trading and those derivatives used in the Bank’s asset/liability risk management process (ALM).

	2010		2010		2009
	Average fair value(1)		Year-end fair value		Year-end fair value
As at October 31 ($ millions)	Favourable	Unfavourable	Favourable	Unfavourable	Favourable	Unfavourable

Trading
Interest rate contracts
Forward rate agreements	$17	$14	$27	$23	$5	$4
Swaps	10,474	10,415	12,134	11,983	9,808	9,875
Options	169	188	169	162	227	258

	10,660	10,617	12,330	12,168	10,040	10,137

Foreign exchange and gold contracts
Forwards	3,493	3,841	3,692	4,229	3,046	3,228
Swaps	5,757	5,397	5,696	5,609	5,143	4,846
Options	116	124	183	180	89	109

	9,366	9,362	9,571	10,018	8,278	8,183

Other derivative contracts
Equity(2)	1,026	1,735	739	1,968	1,223	1,401
Credit(2)	2,194	3,247	1,446	3,132	3,544	4,153
Other	512	610	692	1,007	485	468

	3,732	5,592	2,877	6,107	5,252	6,022

Trading derivatives’ market valuation	$23,758	$25,571	$24,778	$28,293	$23,570	$24,342

ALM
Interest rate contracts
Forward rate agreements			$3	$4	$—	$—
Swaps			1,005	1,757	1,148	2,169
Options			1	—	—	—

			1,009	1,761	1,148	2,169

Foreign exchange and gold contracts
Forwards			236	778	290	527
Swaps			755	1,029	906	1,233
Options			—	—	—	—

			991	1,807	1,196	1,760

Other derivative contracts
Equity			40	7	44	49
Credit			34	122	34	486
Other			—	—	—	—

			74	129	78	535

ALM derivatives’ market valuation			$2,074	$3,697	$2,422	$4,464

Total derivative instruments before netting			$26,852	$31,990	$25,992	$28,806

Less: impact of master netting and collateral			19,816	19,816	18,293	18,293

Total derivative instruments			$7,036	$12,174	$7,699	$10,513

(1)	The average fair value of trading derivatives’ market valuation for the year ended October 31, 2009 were: favourable $35,680 and unfavourable $35,093. Average fair value amounts are based on month-end balances.

(2)	A substantial portion of these derivative contracts are hedging exposures that are not derivative instruments and are classified elsewhere on the balance sheet, primarily trading securities and trading loans.
Scotiabank Annual Report 2010     159

CONSOLIDATED FINANCIAL STATEMENTS
Included in the above ALM derivatives’ market valuation amounts are derivatives designated in hedging relationships as follows:

	2010		2009
As at October 31 ($ millions)	Favourable	Unfavourable	Favourable	Unfavourable

Derivatives designated in fair value hedging relationships	$730	$552	$565	$694
Derivatives designated in cash flow hedging relationships	126	825	250	1,351
Derivatives designated in net investment hedging relationships	4	24	—	31

Total derivatives designated in hedging relationships	$860	$1,401	$815	$2,076

Due to the ineffective portion of designated hedges, the Bank recorded a gain of $105 million (2009 – a gain of $127 million; 2008 – nil) in net interest income, of which a gain of $28 million (2009 – gain of $51 million; 2008 – gain of $12 million) related to cash flow hedges. No ineffectiveness was recognized on net investment hedges.

29	Acquisitions
Current year
International acquisitions
Thanachart Bank and Siam City Bank
On April 9, 2010 the Bank’s affiliate Thanachart Bank (Scotiabank currently owns 49%), acquired a 48% stake of Thailand’s Siam City Bank. In accordance with securities laws in Thailand, upon closing of the 48% stake, Thanachart Bank launched a tender offer for the remaining shares in Siam City Bank. The completed tender offer resulted in Thanachart Bank owning 99% of Siam City Bank. As part of the financing for this transaction, Scotiabank subscribed to additional shares in Thanachart Bank of approximately $663 million. This investment is accounted for under the equity method of accounting.
R-G Premier Bank of Puerto Rico
On April 30, 2010, the Bank, through its subsidiary Scotiabank de Puerto Rico, acquired R-G Premier Bank of Puerto Rico. Under the terms of the transaction, Scotiabank acquired US$5.6 billion in assets, which includes US$5.2 billion of loans covered under a loss sharing agreement with the Federal Deposit Insurance Corporation (“FDIC”). Under this agreement, the FDIC guarantees 80% of loan losses. The acquisition also includes US$2.2 billion in deposits with the remainder financed by the FDIC.
The preliminary purchase price allocation for the R-G Premier Bank acquisition was recorded in the fourth quarter. Based on current estimates of acquisition date fair values, the total purchase price has been allocated to US$5 billion in tangible assets, primarily residential mortgages, some commercial loans and approximately US$0.8 billion allocated to the FDIC indemnification asset; US$2.2 billion of liabilities, primarily deposits assumed, and an estimated value of goodwill and intangibles of approximately US$0.2 billion. The purchase price allocation may be refined as the Bank completes its valuation of the assets acquired and liabilities assumed.
Royal Bank of Scotland’s Corporate & Commercial Banking Operations in Chile

On September 27, 2010, the Bank announced its agreement to acquire the Royal Bank of Scotland’s (RBS) corporate and commercial banking operations in Chile. The purchase will result in the Bank acquiring approximately US$900 million in total assets of RBS. The transaction is subject to regulatory approval.
Prior year
Canadian acquisitions
E*TRADE Canada
The Bank completed the acquisition of E*TRADE Canada on September 22, 2008, through the acquisition of 100% of the outstanding shares for cash consideration of US $470 million. During the first quarter of 2009, the Bank completed the purchase price allocation for E*TRADE Canada (renamed Scotia iTrade) and recorded goodwill of $430 million and intangibles of $32 million on the Consolidated Balance Sheet.
CI Financial Income Fund
On December 12, 2008, the Bank completed the acquisition of Sun Life Financial Inc.’s 37.6% ownership stake in CI Financial Income Fund. The consideration was in the form of $1.55 billion cash, $500 million common shares and $250 million non-cumulative preferred shares. This investment is accounted for under the equity method of accounting.
International acquisition
Thanachart Bank
On February 3, 2009, the Bank acquired an additional 24% of Thanachart Bank in Thailand for approximately $270 million, which increased the Bank’s ownership from 24.99% to 49%. The investment continues to be accounted for under the equity method of accounting.

30	Subsequent events
Acquisition of DundeeWealth Inc.
On November 22, 2010, the Bank announced an agreement to make an offer for all the common shares of DundeeWealth Inc. (DundeeWealth) that it does not own, which will increase the Bank’s ownership from 18 per cent to 100 per cent. As of the date the transaction was announced, the value of the offer to DundeeWealth shareholders was $21 per common share which results in an approximate cost of the transaction of $2.3 billion. For each DundeeWealth common share, the Bank will offer 0.2497 of its common shares and, at the election of each shareholder, either $5.00 in cash or 0.2 of its $25.00, 3.70% five year rate reset preferred shares. Prior to closing, all DundeeWealth shareholders will also receive a special distribution of $2.00 per share in cash as well as an interest in Dundee Capital Markets, with an approximate value of $0.50 per DundeeWealth share, which DundeeWealth will spin out to its shareholders in connection with the transaction. The transaction is subject to shareholder and regulatory approvals.
Redemption of capital instrument liabilities
On November 26, 2010, the Bank announced BNS Capital Trust’s intention to redeem all issued and outstanding Scotiabank Trust Securities – Series 2000-1 on December 31, 2010, the redemption date.
160     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS

31	Reconciliation of Canadian and United States generally accepted accounting principles (GAAP)
The consolidated financial statements of the Bank have been prepared in accordance with Canadian GAAP. The significant measurement differences between Canadian and U.S. GAAP affecting the consolidated financial statements are as follows:
Reconciliation of net income

	Net income
For the year ended October 31 ($ millions)	2010	2009	2008

Net income based on Canadian GAAP	$4,239	$3,547	$3,140
Employee future benefits (a)	(82)	(91)	(24)
Restructuring costs (b)	—	—	(8)
Transfers of loans through securitizations (c)	(14)	—	—
Derivative instruments and hedging activities (d)	(124)	(427)	201
Unrealized gains (losses) on securities reclassified (f)	57	(17)	(63)
Conversion of loans into debt securities (f)	66	39	(16)
Available-for-sale securities (f)	—	—	(7)
Computer software (g)	(3)	(3)	(7)
Stock-based compensation (h)	31	5	(41)
Business combinations and non-controlling interest in subsidiaries (l)	(6)	—	—
Equity accounted investments (n)	23	—	—
Tax effect of above differences	(19)	119	(20)

Net income based on U.S. GAAP	$4,168	$3,172	$3,155

Preferred dividends paid	(201)	(186)	(107)

Net income available to common shareholders based on U.S. GAAP	$3,967	$2,986	$3,048

Earnings per common share based on U.S. GAAP (in dollars)(1):
Basic	$3.84	$2.95	$3.09
Diluted	$3.84	$2.94	$3.07

(1)	Earnings per share calculations are based on full dollar and share amounts.
(a) Employee future benefits
U.S. GAAP requires: (i) the recognition of a pension and other post-retirement plan’s over-funded or under-funded status as an asset or liability, respectively; and (ii) the recognition of existing unrecognized net actuarial gains and losses, prior service costs and credits, and net transitional assets or obligations in other comprehensive income. Canadian GAAP requires that only the cumulative difference between pension income/expense and funding contributions be reflected in the Bank’s Consolidated Balance Sheet.
Although Canadian and U.S. GAAP are substantially consistent with respect to recognition and measurement of pension expense, there continues to be a difference in the charge to income between Canadian and U.S. GAAP, principally due to differences in the amortization of the transitional amounts resulting from differing adoption dates of the previous standards, and differences in the treatment of the pension valuation allowance.
Canadian GAAP requires recognition of a pension valuation allowance for any excess of the prepaid benefit expense over the expected future benefit. These changes in the pension valuation allowance are recognized in the Consolidated Statement of Income. U.S. GAAP does not permit recognition of a pension valuation allowance.
Commencing in fiscal 2009, U.S. GAAP requires the measurement of defined benefit plan assets and obligations at the fiscal year-end date. The impact of the 2009 adoption of the requirement to measure defined benefit plan assets and obligations at the fiscal year-end date was an increase of $2 million to other assets, an increase of $22 million to other liabilities, a decrease of $32 million to retained earnings (net of income taxes is $24 million), and an increase of $6 million (net of income taxes is $4 million) in accumulated other comprehensive income.
(b) Restructuring costs
Under Canadian GAAP, restructuring costs incurred for activities initiated prior to April 1, 2003, were accrued as liabilities provided that a restructuring plan detailing all major actions to be taken had been approved by an appropriate level of management, and significant changes to the plan were not likely. Under U.S. GAAP, for activities initiated prior to January 1, 2003, additional criteria were required to have been met prior to accrual, including that certain restructuring costs be incurred within one year from the date of approval of the restructuring plan; the accruals recorded under Canadian GAAP for certain planned restructuring costs not incurred within the one-year time limit were reversed under U.S. GAAP and the costs are expensed as incurred. For restructuring costs incurred for activities initiated after March 31, 2003, Canadian and U.S. GAAP are consistent.
(c) Transfers of loans through securitizations
Effective July 1, 2001, the Bank adopted a new Canadian accounting guideline for transfers of loans on a prospective basis. This guideline is consistent with the U.S. standard for transfers of loans adopted on April 1, 2001.
Prior to the adoption of the new Canadian guideline, transfers of loans were treated as sales under Canadian GAAP when the significant risks and rewards of ownership were transferred. Gains on transfers of loans were recognized immediately, unless there was recourse to the Bank in excess of expected losses, in which case the gains were considered unrealized and deferred until they were collected in cash and there was no recourse to that cash. Under U.S. GAAP, gains on transfers of loans that qualify as sales are recognized in income at the time of sale. As a result, differences in Canadian and U.S. GAAP income will continue until the deferred gains related to assets securitized prior to July 1, 2001 have all been recognized in Canadian GAAP income, which occurred in fiscal 2010.
Prior to the harmonization of Canadian and U.S. GAAP on July 1, 2001, some transfers of assets did not qualify for sale accounting under U.S. GAAP. These transfers have been accounted for as secured lending arrangements under U.S. GAAP. This results in the assets remaining on the U.S. GAAP Consolidated Balance Sheet and in the net spread being recognized in U.S. GAAP income over the term of the loans rather than immediate recognition of a gain.
Scotiabank Annual Report 2010     161

CONSOLIDATED FINANCIAL STATEMENTS
(d) Derivative instruments and hedging activities
Canadian GAAP, as described in Note 1, is substantially consistent with U.S. GAAP for the Bank’s activities relating to derivatives and hedging. The current year reconciling items between Canadian and U.S. GAAP mainly relate to the classification of certain guarantees.
Prior to August 1, 2010, U.S. GAAP did not require bifurcation of credit-related embedded derivatives in synthetic collateralized debt obligation (CDO) structures. As a result, changes in fair value of these embedded derivatives from November 1, 2009 to July 31, 2010 were reclassified from net income to other comprehensive income as a reconciling item between Canadian GAAP and U.S. GAAP.
Effective August 1, 2010, U.S. GAAP required the bifurcation of credit-related embedded derivatives in such CDO structures. The change in fair value of the embedded derivatives is to be recognized in income, consistent with Canadian GAAP. The cumulative transition impact of the U.S. GAAP amendment as at August 1, 2010, was an after-tax loss of $23 million (net of income taxes of $9 million) that was reclassified from accumulated other comprehensive income to retained earnings.
(e) Classification and Impairment of financial instruments
Effective November 1, 2008, under Canadian GAAP certain debt instruments that are not quoted in an active market were reclassified to loans and are carried at amortized cost. Impairment on these assets is recognized only to the extent of incurred credit losses. U.S. GAAP precludes securities from being classified as loans. As a result, certain debt securities which are classified as loans under Canadian GAAP are classified as available-for-sale under U.S. GAAP. This resulted in a balance sheet reconciling item between loans, available-for-sale debt securities, and other comprehensive income.
Effective May 1, 2009, under U.S. GAAP, certain impaired available-for-sale debt instruments are written down to the extent of incurred credit losses. Under Canadian GAAP, impaired available-for-sale debt instruments are written down to fair value. As the Bank’s available-for-sale debt securities under Canadian GAAP contains a limited number of impairment write-downs, effectively for credit-related losses, this U.S. GAAP change had no impact on the Bank.
(f) Securities
Except as discussed in (e), Canadian GAAP is substantially harmonized with U.S. GAAP for the Bank’s activities relating to the accounting for securities. The significant differences between Canadian and U.S. GAAP for fiscal 2008 and prior years are described below.
Under Canadian GAAP, securities are accounted for on a settlement date basis. Under U.S. GAAP, securities are required to be accounted for on a trade date basis.
Under Canadian GAAP, debt securities acquired in a loan restructuring prior to May 1, 2003 were recorded at net book value. Under U.S. GAAP, the debt securities are recorded at their fair value with the difference between the carrying value of the loans and the fair value of the debt securities acquired recorded in income. For debt securities acquired in a loan restructuring after April 30, 2003, Canadian and U.S. GAAP are consistent.
Prior to fiscal 2007, certain securities with embedded derivatives were reclassified from available-for-sale to trading securities. Under Canadian GAAP, these securities were classified as available-for-sale securities.
Canadian GAAP was amended in October 2008 allowing a reclassification of non-derivative financial assets out of the trading category under rare circumstances. The Bank reclassified certain trading securities to available-for-sale securities effective August 1, 2008, as permitted under Canadian GAAP. Under U.S. GAAP, this reclassification was effective October 31, 2008.
(g) Computer software
U.S. GAAP requires qualifying software costs to be capitalized and depreciated over the useful life of the software. Prior to November 1, 2003, these costs were expensed as incurred under Canadian GAAP. For software costs incurred after November 1, 2003, Canadian and U.S. GAAP are consistent.
(h) Stock-based compensation
Effective November 1, 2005, the Bank adopted, on a modified prospective basis, a new U.S. GAAP standard amending the accounting for stock-based compensation to new awards and to any awards modified, repurchased or cancelled after the effective date. The prospective adoption of the standard requires the use of a fair-value-based method, rather than an intrinsic-value-based method, to measure and account for the cost of employee services received in exchange for an award linked to the Bank’s common shares. The greatest impact was on the Bank’s employee stock option plan.
The U.S. GAAP stock-based compensation expense was quantified using the Black-Scholes option pricing model and the following weighted average assumptions:

As at	October 31, 2010		October 31, 2009

Risk-free interest rate	1.63%		1.71%
Expected dividend yield	3.52%		4.27%
Expected price volatility	27.3%		33.4%
Expected life of option	6.4	years	6.5	years
Under Canadian GAAP, the Bank uses an intrinsic-value-based method to record stock-based compensation expense for all liability classified awards. Effective November 1, 2005, the Bank adopted a new pronouncement amending the accounting for stock-based compensation for employees eligible to retire before the vesting date and permitted application on a retrospective basis. There was also a corresponding change in U.S. GAAP; however, this change was required to be applied prospectively under U.S. GAAP for awards granted in fiscal 2006 and onwards.
(i) Liabilities and equity
Under Canadian GAAP, the Scotiabank Trust Securities issued by BNS Capital Trust are recorded as capital instrument liabilities. Under U.S. GAAP, these securities with conversion or conditional redemption features are recorded as non-controlling interest in subsidiaries.
(j) Non-cash collateral
Under Canadian GAAP, non-cash collateral received as part of securities lending transactions is not recognized in the Consolidated Balance Sheet. Under U.S. GAAP, collateral received for transactions where the Bank lends securities as principal is accounted for as a secured borrowing in the Consolidated Balance Sheet.
The adjustment for non-cash collateral received in securities lending transactions resulted in an addition to other assets of $6,211 million (2009 – $5,750 million) and an addition to other liabilities of $6,211 million (2009 – $5,750 million).
(k) Comprehensive income
Both Canadian and U.S. GAAP require a separate Statement of Comprehensive Income. The reconciling items between Canadian and U.S. GAAP mainly result from changes in assets and liabilities relating to employee future benefits, bifurcation of embedded derivatives in synthetic CDOs, and certain debt securities classified as loans. These reconciling items are further discussed in (a), (d) and (e).
162     2010 Scotiabank Annual Report

CONSOLIDATED FINANCIAL STATEMENTS
(l) Business combinations and Non-controlling interest in subsidiaries
Effective November 1, 2009, the Bank adopted for U.S. GAAP purposes, FASB ASC Topic 805 Business Combinations and Topic 810 Consolidations. These standards require most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination be recorded at fair value as at the acquisition date; all acquisition related and restructuring costs are expensed and non-controlling interest in subsidiaries is classified as a separate component of equity. Under Canadian GAAP, acquisition related and restructuring costs are capitalized as part of the purchase consideration.
Under Canadian GAAP, increases in ownership interest of an acquiree where control has already been obtained are accounted for under the purchase method. Goodwill is proportionately adjusted based on the percentage purchased. Under U.S. GAAP, purchases of equity interests that do not result in a change in control are accounted for as equity transactions. Goodwill is not affected.
(m) Income taxes
On November 1, 2007, the Bank adopted, for U.S. GAAP purposes, Accounting for Uncertainty in Income Taxes in FASB ASC Topic 740 Income Taxes. The Standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position taken or expected to be taken on a tax return.
The Standard uses a two-step approach for evaluating tax positions: 1) a tax position must be more-likely-than-not to be sustained based solely on its technical merits in order to be recognized; and 2) the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized for a position in accordance with the U.S. GAAP model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit.
The adoption of Accounting for Uncertainty in Income Taxes in FASB ASC Topic 740 had no material impact on 2008 opening retained earnings under U.S. GAAP. The amount of unrecognized tax benefits as at November 1, 2009 was $540 million. There was a net $75 million increase during 2010 related to tax positions taken during the current and prior periods. The 2010 balance of $615 million of unrecognized tax benefits, if recognized, would affect the effective tax rate. The Bank operates in Canada, the U.S. and other foreign jurisdictions, subject to examination by tax authorities.
(n) Equity accounted investments
Under Canadian GAAP, for equity accounted investments, the Bank applies equity accounting prospectively from the date it has obtained significant influence. Under U.S. GAAP, the investment, results of operations, and retained earnings of the investor is adjusted retrospectively on a step-by-step basis as if the equity method had been in effect during all previous periods in which the investment was held. The impact of the adjustment as at October 31, 2010 was an increase of $23 million in pre-tax income and equity accounted investments.
Consolidated statement of comprehensive income (loss)

	2010			2009	2008
	Canadian		U.S.
For the year ended October 31 ($ millions)	GAAP	Adjustments	GAAP

Net income	$4,239	$(71)	$4,168	$3,172	$3,155
Other comprehensive income (loss), net of income taxes:
Change in unrealized foreign currency translation gains (losses), net of hedging activities(1)	(591)	(2)	(593)	(1,739)	2,442
Change in unrealized gains (losses) on available-for-sale securities, net of hedging activities(2)	278	13	291	1,303	(1,683)
Change in gains (losses) on derivative instruments designated as cash flow hedges (3)	62	—	62	43	(525)
Change in pension asset and liability(4)	—	(322)	(322)	(548)	35

Total other comprehensive income (loss)	$(251)	$(311)	$(562)	$(941)	$269

Total comprehensive income (loss)	$3,988	$(382)	$3,606	$2,231	$3,424

Accumulated other comprehensive income (loss)(5)

	2010			2009	2008
	Canadian		U.S.
For the year ended October 31 ($ millions)	GAAP	Adjustments	GAAP

Unrealized foreign currency translation gains (losses), net of hedging activities	$(4,508)	$(47)	$(4,555)	$(3,962)	$(2,223)
Unrealized gains (losses) on available-for-sale securities, net of hedging activities	818	(183)	635	321	(982)
Derivative instruments designated as cash flow hedges	(361)	1	(360)	(422)	(465)
Employee future benefits	—	(1,117)	(1,117)	(795)	(251)

Total accumulated other comprehensive income (loss)	$(4,051)	$(1,346)	$(5,397)	$(4,858)	$(3,921)

(1)	U.S. GAAP amounts are net of income tax expense of $117 (2009 – expense of $328; 2008 – benefit of $159).

(2)	U.S. GAAP amounts are net of income tax expense of $98 (2009 – expense of $570; 2008 – benefit of $717).

(3)	U.S. GAAP amounts are net of income tax expense of $46 (2009 – expense of $44; 2008 – benefit of $246).

(4)	U.S. GAAP amounts are net of income tax benefit of $181 (2009 – benefit of $290; 2008 – expense of $12).

(5)	All amounts presented are net of income tax.
Scotiabank Annual Report 2010     163

CONSOLIDATED FINANCIAL STATEMENTS
Condensed consolidated balance sheet

	2010				2009
	Canadian			U.S.	Canadian			U.S.
As at October 31 ($ millions)	GAAP	Adjustments		GAAP	GAAP	Adjustments		GAAP

Assets
Cash resources	$46,027	$—		$46,027	$43,278	$—		$43,278
Securities
Trading	64,684	895	[f]	65,579	58,067	(314)[f]		57,753
Available-for-sale	47,228	6,097	[e,f]	53,325	55,699	7,244	[e,f]	62,943
Equity accounted investments	4,651	23	[n]	4,674	3,528	—		3,528
Securities purchased under resale agreements	27,920	—		27,920	17,773	—		17,773
Loans	284,224	(6,483)[e]		277,741	266,302	(6,197)[c,d,e]		260,105
Derivative instruments	26,852	111	[d]	26,963	25,992	163	[d]	26,155
Other	25,071	10,831	(1)	35,902	25,877	11,242	(5)	37,119

	$526,657	$11,474		$538,131	$496,516	$12,138		$508,654

Liabilities and shareholders’ equity
Liabilities
Deposits	$361,650	$4	[d]	$361,654	$350,419	$1,596	[c,d]	$352,015
Derivative instruments	31,990	—		31,990	28,806	(5)[d]		28,801
Other	98,368	13,272	(2)	111,640	85,521	11,944	(6)	97,465
Non-controlling interest in subsidiaries	579	(579)[l]		—	554	(554)[l]		—
Subordinated debentures	5,939	—		5,939	5,944	—		5,944
Capital instrument liabilities	500	(500)[i]		—	500	(500)[i]		—

	$499,026	$12,197		$511,223	$471,744	$12,481		$484,225

Shareholders’ equity
Capital stock
Preferred shares	$3,975	$—		$3,975	$3,710	$—		$3,710
Common shares and contributed surplus	5,775	—		5,775	4,946	—		4,946
Retained earnings	21,932	(433	)(3)	21,499	19,916	(339	)(7)	19,577
Accumulated other comprehensive income (loss)	(4,051)	(1,346	)(4)	(5,397)	(3,800)	(1,058	)(8)	(4,858)
Changes in ownership interest in a subsidiary after control is obtained	—	(23)[l]		(23)	—	—		—
Non-controlling interest in subsidiaries	—	1,079	[i,l]	1,079	—	1,054	[i,l]	1,054

	$27,631	$(723)		$26,908	$24,772	$(343)		$24,429

	$526,657	$11,474		$538,131	$496,516	$12,138		$508,654

Note references refer to GAAP differences described above.

(1)	Refer to a, b, c, d, e, f, g, j, l.

(2)	Refer to a, c, d, f, h, j, l, n.

(3)	Refer to a, b, d, f, g, h, l, n.

(4)	Refer to a, d, e, f, k.

(5)	Refer to a, b, c,d, e, f, g, j.

(6)	Refer to a, c, f, h, j.

(7)	Refer to a, b, c, d, f, g, h.

(8)	Refer to a, d, e, f, k.
Future accounting changes
Accounting for transfers of financial assets
Amendments have been made to the accounting for transfers of financial assets in FASB ASC Topic 860-10 Transfers and Servicing. The new standard eliminates the concept of Qualifying Special Purpose Entities (QSPEs) and provides additional guidance with regard to accounting for transfers of financial assets. This standard will be effective commencing November 1, 2010 for U.S. GAAP purposes. The Bank is currently assessing the impact of this standard.
Consolidation of variable interest entities
Amendments have been made to FASB ASC 810-10 Consolidation of Variable Interest Entities. The new standard changes the approach for determining the primary beneficiary of a variable interest entity from a quantitative risk and reward model to a qualitative model, based on control and economics. The new standard also requires that the primary beneficiary analysis be reevaluated whenever circumstances change or at each reporting period, whichever is earlier. This standard will be effective commencing November 1, 2010 for U.S. GAAP purposes. The Bank is currently assessing the impact of this standard.
164     2010 Scotiabank Annual Report